Exhibit 99.1

Caesars Resort Collection, LLC
Annual Report For the Fiscal Year Ended December 31, 2019

CAESARS RESORT COLLECTION, LLC

PART I

In this report, the name “CRC LLC” refers to the parent holding company, Caesars Resort Collection, LLC, exclusive of its consolidated subsidiaries and variable interest entities, unless otherwise stated or the context otherwise requires. The words “CRC,” “Company,” “we,” “our,” and “us” refer to Caesars Resort Collection, LLC, inclusive of its consolidated subsidiaries and variable interest entities, unless otherwise stated or the context otherwise requires.
We also refer to (i) our Consolidated Financial Statements as our “Financial Statements,” (ii) our Consolidated Statements of Operations and Comprehensive Income/(Loss) as our “Statements of Operations,” (iii) our Consolidated Balance Sheets as our “Balance Sheets,” and (iv) our Consolidated Statements of Cash Flows as our “Statements of Cash Flows.” References to numbered “Notes” refer to Notes to our Consolidated Financial Statements included in Item 8.

ITEM 1.	Business
Overview
CRC LLC is a Delaware limited liability company and wholly owned by Caesars Entertainment Corporation (“CEC,” “Caesars,” and “Caesars Entertainment”).
CRC’s casino properties operate under well-known brands and include Bally’s Las Vegas, The Cromwell, Flamingo Las Vegas, Harrah’s Atlantic City, Harrah’s Las Vegas, Harrah’s Laughlin, Harrah’s New Orleans, Hoosier Park, Indiana Grand, The LINQ Hotel & Casino, Paris Las Vegas, Planet Hollywood Resort & Casino (“Planet Hollywood”), and Rio All-Suite Hotel & Casino (“Rio”). CRC leases certain real property assets from third parties, including Harrah’s Las Vegas, which is leased from VICI Properties Inc. and/or its subsidiaries (collectively, “VICI”). CRC also owns The LINQ Promenade.
Significant Transactions in 2019
Proposed Merger of Caesars Entertainment Corporation with Eldorado Resorts, Inc.
On June 24, 2019, Caesars, Eldorado Resorts, Inc., a Nevada corporation (“Eldorado”), and Colt Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Eldorado (“Merger Sub”), entered into an Agreement and Plan of Merger (as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of August 15, 2019, and as it may be further amended from time to time, the “Merger Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into Caesars (the “Merger”), with Caesars continuing as the surviving corporation and a direct wholly owned subsidiary of Eldorado. On November 15, 2019, the respective stockholders of Caesars and Eldorado voted to approve the Merger. The transaction is expected to close in the first half of 2020. In connection with the Merger, Eldorado will change its name to Caesars Entertainment, Inc. See Note 1.
Rio All-Suite Hotel & Casino Disposition
On September 20, 2019, Rio Properties, LLC, a subsidiary of CEC, entered into a Purchase and Sale Agreement and Joint Escrow Instructions for certain assets of Rio All-Suite Hotel & Casino. During the quarter ended September 30, 2019, we recorded an impairment charge of $380 million, which included $6 million related to selling costs, as the carrying value was higher than the fair value. On December 5, 2019, the transaction was completed for a sales price of approximately $516 million. The sales price received includes $40 million in seller financing that we provided the buyer at a 9% interest rate, that is due to us in two years unless extended for an additional year. Interest may be paid monthly, or paid-in-kind at the option of the buyer. We received $470 million in cash proceeds, net of selling costs. In connection with the closing of the sale, we entered into a lease and trademark license under which we will continue to operate the property under the Rio trademark for an initial term of two years at an initial annual rent amount of approximately $45 million. See Note 1.
Other Significant Transaction and Significant Event
Caesars Entertainment CEO Transition
In April 2019, Caesars Entertainment’s Board of Directors named Tony Rodio as Caesars Entertainment’s Chief Executive Officer, replacing Mark P. Frissora, the former President and Chief Executive Officer, who served until April 30, 2019. Mr. Rodio’s appointment became effective on May 6, 2019. Immediately prior to joining the Company, he served as Chief Executive Officer of Affinity Gaming, and prior to that, he served as President, Chief Executive Officer and a member of the Board of Directors of Tropicana Entertainment Inc. (“Tropicana”) for over seven years. Mr. Rodio has nearly four decades of experience in the gaming industry.

Business Operations
We view each property as an operating segment and aggregate such properties into one reportable segment. Our business is composed of four distinct, but complementary businesses that reinforce, cross-promote, and build upon each other: casino entertainment, food and beverage, rooms and hotel, and entertainment and other business operations.
Casino Entertainment Operations
Our casino entertainment operations generate revenues from over 15,000 slot machines and over 1,000 table games, as well as other games such as keno, poker, and race and sports books, all of which comprised approximately 43% of our total net revenues in 2019.
Food and Beverage Operations
Our food and beverage operations generate revenues from approximately 90 buffets, restaurants, bars, nightclubs, and lounges located throughout our casinos, as well as banquets and room service, and represented approximately 20% of our total net revenues in 2019. Many of our properties include several dining options, ranging from upscale dining experiences to moderately-priced restaurants and buffets.
Rooms and Hotel Operations
Rooms and hotel operations generate revenues from hotel stays at our properties in our approximately 24,000 guest rooms and suites and represented approximately 25% of our total net revenues in 2019. Our properties operate at various price and service points, allowing us to host a variety of casino guests who are visiting our properties for gaming and other casino entertainment options and non-casino guests who are visiting our properties for other purposes, such as vacation travel or conventions.
We have engaged in large capital reinvestment projects in recent years focusing primarily on our room product across the United States, including renovating over 15,500 rooms in Las Vegas since 2015, at properties such as Planet Hollywood, Flamingo Las Vegas, Bally’s Las Vegas, Harrah’s Las Vegas, and Paris Las Vegas. In addition, we continue to roll out self-check-in kiosks in order to help reduce customer wait times and improve labor efficiencies.
Entertainment and Other Non-Gaming Operations
We provide a variety of retail and entertainment offerings at our properties. Zappos Theater at Planet Hollywood was ranked among the top theater venues in the United States in 2019 based on ticket sales. This award winning theater hosts several prominent headliners, such as Christina Aguilera, Shania Twain, the Backstreet Boys and Gwen Stefani.
The LINQ Promenade and our retail stores offer guests a wide range of options from high-end brands and accessories to souvenirs and decorative items. The LINQ Promenade is an open-air dining, entertainment, and retail development located between The LINQ Hotel & Casino and Flamingo Las Vegas, and it features The High Roller, a 550-foot observation wheel, and Fly LINQ, the first and only zipline on the Las Vegas Strip.
In 2018, we broke ground on CAESARS FORUM, a 550,000 square-foot conference center located at the center of the Las Vegas Strip. Scheduled to officially open in March 2020, CAESARS FORUM will feature 300,000 square feet of flexible meeting space, the two largest pillarless ballrooms in the world, LEED silver-rating, and FORUM Plaza, the first 100,000 square-foot outdoor meeting and event space in Las Vegas.
CRC consolidates Caesars Enterprise Services, LLC (“CES”), a services joint venture, as a variable interest entity (“VIE”) as of December 22, 2017. CRC and CEOC, LLC (“CEOC LLC” and, together with CRC, the “Members”) and certain of their affiliates are granted certain intellectual property licenses in connection with an Omnibus License and Enterprise Services Agreement (the “Omnibus Agreement”), as amended, with Caesars License Company, LLC (“CLC”), Caesars World LLC (formerly Caesars World, Inc.) and CES. CES also provides certain corporate, administrative and management services for the Members’ properties and properties owned by unrelated third parties and manages certain enterprise assets and the other assets it owns, licenses or controls, and employs certain of the corresponding employees. See Note 1 for further information.
Sports-Related Business Operations
Caesars is now live with retail sports wagering across seven U.S. states, including Nevada, New Jersey, Pennsylvania, Mississippi, Iowa, Indiana and New York. Caesars also operates the Caesars Casino & Sports app for mobile sports betting, which allows players in New Jersey and Nevada who download the app to place bets on sporting events. The players can also play over 400 casino games including slots, table games, and video poker. This product is expected to be launched in 2020 in Pennsylvania, where regulatory approval is pending, and is planned to launch in other states subject to receipt of regulatory approval there.

Caesars continues to solidify local and national partnerships that align our casinos, resorts and brands with sports fans. In 2019, Caesars announced high-profile exclusive sports entertainment partnerships with the NFL, making Caesars the first-ever “Official Casino Sponsor” in the history of the league. This historic partnership combines the NFL’s legendary events with Caesars’ properties to bring unique experiences to Caesars’ patrons. This includes exclusive rights to use NFL trademarks in the U.S. and U.K. to promote Caesars’ properties, also enabling Caesars to host exclusive special events and experiences. For example, in April 2019, Caesars and the NFL hosted the NFL Alumni Las Vegas Draft Party with exclusive fan access to an autograph session with NFL Legends, giveaways and an open bar at the LINQ Hotel & Casino. Caesars will continue to host brand activations at prominent, high-profile NFL events, including the NFL Draft, NFL playoffs, and the Super Bowl during this multi-year partnership.
Additionally, in 2019, Caesars entered into an agreement with ESPN pursuant to which, among other things, a new ESPN-branded studio will be built at the LINQ Hotel & Casino in Las Vegas where ESPN will broadcast sports betting-themed content and other programming. The new studio is expected to open in 2020. Under the agreement, Caesars has also been designated as ESPN’s “Official Odds Provider,” ESPN will produce and distribute certain content across ESPN’s media platforms that will feature Caesars branding, and Caesars will purchase advertising across ESPN and its affiliated advertising platforms, among other terms.
Caesars also entered into an agreement in 2019 with Turner Sports, owner of Bleacher Report. Under the agreement, a Bleacher Report-branded studio has been established inside the sports book at Caesars Palace Las Vegas for the creation of a wide assortment of programming and editorial content to be regularly distributed through Bleacher Report and the B/R App. The agreement further provides for Caesars branding to be featured in certain Turner Sports and Bleacher Report programming and content, and for the parties to pursue other sponsorship, marketing and content opportunities together.
CIE operates regulated online real money gaming businesses in certain authorized jurisdictions, including in Nevada and New Jersey, owns the World Series of Poker (“WSOP”) brand, and licenses the WSOP trademarks for a variety of products and services.
Sales and Marketing
Our Las Vegas properties are all strategically located in the heart of the Las Vegas market, with seven properties (Bally’s Las Vegas, The Cromwell, Flamingo Las Vegas, Harrah’s Las Vegas, The LINQ Hotel & Casino, Paris Las Vegas and Planet Hollywood) located at the center of the Las Vegas Strip near or adjacent to The LINQ Promenade. We expect our nearby Las Vegas Strip properties will benefit from the investments in, and the visitation to, these properties. Further, all of our Las Vegas properties benefit from their prime location in the attractive Las Vegas market and from their close proximity to other Caesars-affiliated properties, with which they share certain services and costs. We believe that operating multiple properties in the center of the Las Vegas Strip generates greater revenues and enables us to capture more of our customers’ gaming dollars than in markets where we have single properties competing individually against outside competition.
On January 30, 2019, Caesars announced the rebranding of Total Rewards, the Company’s industry-leading loyalty program, to Caesars Rewards effective February 1, 2019. The new program leverages the premium Caesars brand to better connect Caesars’ elevated standard and prestige with the Company’s global destinations.
Our properties participate in Caesars Entertainment’s Caesars Rewards customer loyalty program. Participating in Caesars Rewards, enables us to capture a larger share of our customers’ entertainment spending and compete more effectively.
Members who have joined Caesars Rewards can earn Reward Credits for qualifying gaming activity and qualifying hotel, dining and retail spending at all Caesars-affiliated properties in the United States, Canada, the United Kingdom, and Dubai. Members can also earn additional Reward Credits when they use their Caesars Rewards VISA credit card or make a purchase through a Caesars Rewards partner. Members can redeem their earned Reward Credits with Caesars for hotel amenities, casino free play and other items such as merchandise, gift cards, and travel.
Caesars Rewards is structured in tiers (designated as Gold, Platinum, Diamond or Seven Stars), each with increasing member benefits and privileges. Members are provided promotional offers based on their Tier Level, their engagement with Caesars-affiliated properties, aspects of their casino gaming play, and their preferred spending choices outside of gaming. Member information is also used in connection with various marketing promotions, including campaigns involving direct mail, email, our websites, mobile devices, social media, and interactive slot machines.
Intellectual Property
PHW Las Vegas, LLC (“PHWLV, LLC”) is party to a licensing agreement with Planet Hollywood Resorts International, LLC and Planet Hollywood Memorabilia, Inc. (together, the “PH Licensors”), which are affiliates of Robert Earl, the original founder of the Planet Hollywood brand. The licensing agreement grants to PHWLV, LLC rights to use certain trademarks, domain names and intellectual property and to display and exhibit certain memorabilia owned by the PH Licensors. The initial term of the agreement runs through 2045 and the parties may by mutual agreement extend the term for two successive terms of ten years each. The license agreement was assigned by PHW Las Vegas, LLC to PHWLV, LLC in 2013, and Planet Hollywood Resorts International, LLC assigned the license agreement to PHRC License, LLC in 2014.
Pursuant to the Omnibus Agreement, CES grants to the properties owned, controlled or managed by its members, and their respective affiliates, non-exclusive licenses to all system-wide intellectual property used or contemplated to be used in connection with such properties. In addition, CES grants to the Harrah’s New Orleans and Bally’s Las Vegas managed facilities, an exclusive (subject to geographic restrictions) license in and to the “Harrah’s” and “Bally’s” names. CES grants to CEOC LLC, CRC and the properties owned or controlled by the members, including us, licenses to any intellectual property that CES develops or acquires in the future that is not a derivative of the intellectual property licensed to it. CES also grants to CRC and its subsidiaries a non-exclusive license to intellectual property specific to the properties controlled by CRC and its subsidiaries. CRC is further granted rights to use the Caesars trademark for corporate identification purposes.
Competition
The casino entertainment business is highly competitive. The industry is comprised of a diverse group of competitors that vary considerably in size and geographic diversity, quality of facilities and amenities available, marketing and growth strategies, and financial condition. In most regions, we compete directly with other casino facilities operating in the immediate and surrounding areas. In Las Vegas, our largest jurisdiction, competition is expected to increase significantly in the coming years. For example, the Genting Group is developing a casino and hotel called Resorts World Las Vegas, which is expected to open in 2021, and Marriott International and New York-based global real estate firm Witkoff are developing a casino and hotel called The Drew Las Vegas, which is expected to open in 2022. Both are located on the northern end of the Las Vegas Strip. In response to changing trends, Las Vegas operators have been focused on expanding their non-gaming offerings, including upgrades to hotel rooms, new food and beverage offerings, and new entertainment offerings. In May 2018, MGM rebranded the Monte Carlo Hotel and Casino as Park MGM, which underwent non-gaming renovations focused on room, food and beverage, and entertainment enhancements. There have also been proposals for other large scale non-gaming development projects in Las Vegas by various other developers. Our Las Vegas Strip hotels and casinos also compete, in part, with each other.
In recent years, many casino operators, including us, have been reinvesting in existing facilities, developing new casinos or complementary facilities, and acquiring established facilities. These reinvestment and expansion efforts combined with aggressive marketing strategies by us and many of our competitors have resulted in increased competition in many regions. As companies have completed new expansion projects, supply has typically grown at a faster pace than demand in some areas. The expansion of properties and entertainment venues into new jurisdictions also presents competitive issues. Atlantic City, in particular, has seen a significant decline primarily due to the addition of gaming and room capacity associated with the expansion of gaming in Maryland, New York, and Pennsylvania. This has resulted in several casino closings in recent years. In addition, Hard Rock Hotel Atlantic City and Ocean Resort Casino were introduced into the Atlantic City market in 2018, causing increased competition in the market.
Our properties also compete with legalized gaming from casinos located on Native American tribal lands. While the competitive impact on operations in Las Vegas from the continued growth of Native American gaming establishments in California remains uncertain, the proliferation of gaming in California and other areas located in the same regions as our properties could have an adverse effect on our results of operations. In addition, certain states have legalized, and others may legalize, casino gaming in specific areas, including metropolitan areas from which we traditionally attract customers.
We also compete with other non-gaming resorts and vacation areas, various other entertainment businesses, and other forms of gaming, such as state lotteries, on- and off-track wagering, video lottery terminals, and card parlors. Our non-gaming offerings also compete with other retail facilities, amusement attractions, food and beverage offerings, and entertainment venues. While we do not believe it to be the case, some have suggested that internet gaming and sports betting could also create additional competition for us and could adversely affect our brick-and-mortar operations. We believe that internet gaming and sports betting complements brick-and-mortar operations.
See Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” for a summary of key developments. See also Exhibit 99.1, “Gaming Overview,” to this report.
Seasonality
We believe that business at our regional properties outside of Las Vegas is subject to seasonality, including seasonality based on the weather in the markets in which they operate and the travel habits of visitors. Business in our properties can also fluctuate due to specific holidays or other significant events, such as Easter (particularly when the holiday falls in a different quarter than the prior year), the World Series of Poker tournament (with respect to our Las Vegas properties), city-wide conventions, a large sporting event or a concert, or visits by our premium players. We also believe that any seasonality, holiday, or other significant event may affect our various properties or regions differently.

Governmental Regulation
The gaming industry is highly regulated, and we must maintain our licenses and pay gaming taxes to continue our operations. Each of our casinos is subject to extensive regulation under the laws, rules, and regulations of the jurisdiction in which it is located. These laws, rules, and regulations generally concern the responsibility, financial stability, and character of the owners, managers, and persons with financial interests in the gaming operations. Violations of laws in one jurisdiction could result in disciplinary action in other jurisdictions. A more detailed description of the regulations to which we are subject is contained in Exhibit 99.1, “Gaming Overview,” to this report.
Our businesses are subject to various federal, state, and local laws and regulations, in addition to gaming regulations. These laws and regulations include, but are not limited to, restrictions and conditions concerning alcoholic beverages, smoking, environmental matters, employees, currency transactions, taxation, zoning and building codes, construction, land use, and marketing and advertising. We also deal with significant amounts of cash in our operations and are subject to various reporting and anti-money laundering regulations. Such laws and regulations could change or could be interpreted differently in the future, or new laws and regulations could be enacted. Material changes, new laws or regulations, or material differences in interpretations by courts or governmental authorities could adversely affect our operating results. See Item 1A, “Risk Factors,” for additional discussion.
Employee Relations
We have approximately 31,000 employees primarily located in Nevada, New Jersey and Louisiana, including those employed by CES. For Harrah’s New Orleans, the employee number does not include certain employees, such as part-time or on-call employees, that are included in the minimum number of people that we must employ at Harrah’s New Orleans pursuant to state and local laws and regulations.
Approximately 16,000 of our employees are covered by collective bargaining agreements. We currently have one collective bargaining agreement, represented by one union, covering various employees in Las Vegas expiring in 2020. All agreements are subject to automatic extension unless one party gives 30 days’ prior notice of intent to terminate. No such notice has been given. The Company intends to negotiate renewal agreements for collective bargaining agreements.

ITEM 1A.    Risk Factors
Risks Related to Our Business
We are or may become involved in legal proceedings that, if adversely adjudicated or settled, could have a material adverse effect on our business, financial condition, results of operations, and prospects.
From time to time, we are a defendant in various lawsuits or other legal proceedings relating to matters incidental to our business. Some of these matters involve commercial or contractual disputes, intellectual property claims, legal compliance, personal injury claims and employment claims. As with all legal proceedings, no assurance can be provided as to the outcome of these matters and, in general, legal proceedings can be expensive and time consuming. We may not be successful in the defense or prosecution of these lawsuits, which could result in settlements or damages that could significantly impact our business, financial condition and results of operations. In addition, the Merger Agreement contains certain restrictions that may limit our ability to settle certain lawsuits, even if doing so would be favorable to us, absent Eldorado’s prior written consent.
Compromises of our information systems or unauthorized access to confidential information or our customers’ personal information could materially harm our reputation and business.
We collect and store confidential, personal information relating to our customers for various business purposes, including marketing and financial purposes, and credit card information for processing payments. For example, we handle, collect and store personal information in connection with our customers staying at our hotels and enrolling in Caesars Rewards. We may share this personal and confidential information with vendors or other third parties in connection with processing of transactions, operating certain aspects of our business or for marketing purposes. Our collection and use of personal data are governed by state and federal privacy laws and regulations as well as the applicable laws and regulations in other countries in which we operate. Privacy law is subject to frequent changes and varies significantly by jurisdiction. We may incur significant costs in order to ensure compliance with the various applicable privacy requirements. In addition, privacy laws and regulations may limit our ability to market to our customers.
We assess and monitor the security of collection, storage and transmission of customer information on an ongoing basis. We utilize commercially available software and technologies to monitor, assess and secure our network. Further, some of the systems currently used for transmission and approval of payment card transactions, and the technology utilized in payment cards themselves, all of which can put payment card data at risk, are determined and controlled by the payment card industry, and other such systems are determined and controlled by us. Although we have taken steps designed to safeguard our customers’ confidential personal information and important internal company data, our network and other systems and those of third parties, such as service providers, could be compromised, damaged, or disrupted by a third party breach of our system security or that of a third-party provider or as a result of purposeful or accidental actions of third parties, our employees or those employees of a third party, power outages, computer viruses, system failures, natural disasters or other catastrophic events. Our third-party information system service providers face risks relating to cybersecurity similar to ours, and we do not directly control any of such parties’ information security operations. Advances in computer and software capabilities, encryption technology, new tools and other developments may increase the risk of a security breach. As a result of any security breach, customer information or other proprietary data may be accessed or transmitted by or to a third party. Despite the measures we have implemented to safeguard our information, there can be no assurance that we are adequately protecting our information.
Any loss, disclosure of, misappropriation of, or access to, customers’ or other proprietary information, or other breach of our information security could result in legal claims or legal proceedings, including regulatory investigations and actions, or liability for failure to comply with privacy and information security laws, including for failure to protect personal information or for misusing personal information, which could disrupt our operations, damage our reputation and expose us to claims from customers, financial institutions, regulators, payment card associations, employees and other persons, any of which could have an adverse effect on our financial condition, results of operations and cash flow.
We have cybersecurity insurance to respond to a breach which is designed to cover expenses around notification, credit monitoring, investigation, crisis management, public relations and legal advice. We also carry other insurance which may cover ancillary aspects of the event. However, damage and claims arising from a breach may not be completely covered or may exceed the amount of any insurance available.
Our reliance on our computer systems and software could expose us to great financial harm if any of our computer systems or software were subject to any material disruption or corruption.
We rely significantly on our computer systems and software to receive and properly process internal and external data, including data related to Caesars Rewards. A disruption or corruption of the proper functioning of our computer systems or software could cause us to lose data or record erroneous data, which could result in material losses. We cannot guarantee that our efforts to maintain competitive computer systems and software will be successful. Our computer systems and software may fail or be subject to bugs or other errors, resulting in service interruptions or other unintended consequences. If any of these risks materialize, they could have a material adverse effect on our business, financial condition and results of operations.
We may sell or divest different properties or assets as a result of our evaluation of our portfolio of businesses. Such sales or divestitures could affect our costs, revenues, profitability and financial position.
From time to time, we evaluate our properties and our portfolio of businesses and may, as a result, sell or attempt to sell, divest or spin-off different properties or assets (subject to any restrictions in the agreements governing our indebtedness and leases and the Merger Agreement). These sales or divestitures affect our costs, revenues, profitability, financial position, liquidity and our ability to comply with our debt covenants. Divestitures have inherent risks, including possible delays in closing transactions (including potential difficulties in obtaining regulatory approvals), the risk of lower-than-expected sales proceeds for the divested businesses, and potential post-closing claims for indemnification. Expected costs savings, which are offset by revenue losses from divested properties, may also be difficult to achieve or maximize due to our fixed cost structure.
Reduction in discretionary consumer spending resulting from a downturn in the national economy, the volatility and disruption of the capital and credit markets, adverse changes in the global economy and other factors could negatively impact our financial performance and our ability to access financing.
Changes in discretionary consumer spending or consumer preferences are driven by factors beyond our control, such as perceived or actual general economic conditions; high energy, fuel and other commodity costs; the cost of travel; the potential for bank failures; a soft job market; an actual or perceived decrease in disposable consumer income and wealth; increases in payroll taxes; increases in gaming taxes or fees; fears of recession and changes in consumer confidence in the economy; and terrorist attacks or other global events. Our business is susceptible to any such changes because our properties offer a highly-discretionary set of entertainment and leisure activities and amenities. Gaming and other leisure activities we offer represent discretionary expenditures and participation in such activities may decline if discretionary consumer spending declines, including during economic downturns, during which consumers generally earn less disposable income. Particularly, we have business concentrations in gaming offerings and in Las Vegas, which are sensitive to declines in discretionary consumer spending and changes in consumer preferences. During periods of economic contraction, our revenues may decrease while most of our costs remain fixed and some costs even increase, resulting in decreased earnings.
We are subject to extensive governmental regulation and taxation policies, and the enforcement of or any changes in such regulation or policy could adversely impact our business, financial condition, and results of operations.
We are subject to extensive gaming regulations and political and regulatory uncertainty. Regulatory authorities in the jurisdictions where we operate have broad powers with respect to the licensing of casino operations and may revoke, suspend, condition, or limit our gaming or other licenses, impose substantial fines and take other actions, any one of which could adversely impact our business, financial condition, and results of operations. Furthermore, in many jurisdictions where we operate, licenses are granted for limited durations and require renewal from time to time. There can be no assurance that continued gaming activity will be approved in any referendum in the future. If we do not obtain the requisite approval in any future referendum, we will not be able to operate our gaming operations in the affected jurisdiction, which would negatively impact our future performance. In addition, the gaming and other laws and regulations to which we are subject could change or could be interpreted differently in the future, or new laws and regulations could be enacted. For example, in 2018, the U.S. Department of Justice (“DOJ”) reversed its previously-issued opinion published in 2011, which stated that interstate transmissions of wire communications that do not relate to a “sporting event or contest” fall outside the purview of the Wire Act of 1961 (the “Wire Act”). The DOJ’s updated opinion, which is still being evaluated by industry members, concluded instead that the Wire Act was not uniformly limited to gaming relating to sporting events or contests and that certain of its provisions apply to non-sports-related wagering activity. The DOJ’s opinion was set aside by the United States District Court for the District of New Hampshire in June of 2019. At this time, appellate litigation is ongoing, and we are unable to determine whether the DOJ’s January 2019 opinion will remain in effect or what its impact will be on our business. The DOJ filed an appellate brief in December 2019, and we are continuing to evaluate the impact of this litigation. Any such material changes, new laws or regulations, or material differences in interpretations by courts or governmental authorities could adversely affect our business and operating results.
From time to time, individual jurisdictions have also considered legislation or referendums, such as bans on smoking in casinos and other entertainment and dining facilities, which could adversely impact our operations. These smoking bans have adversely affected revenues and operating results at our properties. The likelihood or outcome of similar legislation in other jurisdictions and referendums in the future cannot be predicted, though any smoking ban would be expected to negatively impact our financial performance.

Furthermore, because we are subject to regulation in each jurisdiction in which we operate, and because regulatory agencies within each jurisdiction review our compliance with gaming laws in other jurisdictions, it is possible that gaming compliance issues in one jurisdiction may lead to reviews and compliance issues in other jurisdictions.
The casino entertainment industry represents a significant source of tax revenues to the various jurisdictions in which casinos operate. From time to time, various state and federal legislators and officials have proposed changes in tax laws, or in the administration of such laws, including increases in tax rates, which would affect the industry. If adopted, such changes could adversely impact our business, financial condition, and results of operations.
Any violation of the Bank Secrecy Act or other similar anti-money laundering laws (“AML”) and regulations could have a negative impact on us.
We deal with significant amounts of cash in our operations and are subject to various reporting and AML regulations. In recent years, governmental authorities have been increasingly focused on AML policies and procedures, with a particular focus on the gaming industry. Any violation of AML or regulations at any of our properties could have a negative effect on our results of operations.
Our debtholders may be subject to extensive governmental regulation and if a debtholder is found unsuitable by the gaming authority, that debtholder would not be able to beneficially own any interests in our Company directly or indirectly.
In many jurisdictions, any of our interest holders or holders of our debt securities, including the Notes, may be required to file an application, be investigated, and qualify or have his, her or its suitability determined by gaming authorities. Gaming authorities have very broad discretion in determining whether an applicant should be deemed suitable. Subject to certain administrative proceeding requirements, the gaming regulators have the authority to deny any application or limit, condition, restrict, revoke or suspend any license, registration, finding of suitability or approval, or fine any person licensed, registered or found suitable or approved, for any cause deemed reasonable by the gaming authorities.
For example, under Nevada gaming laws, each person who acquires, directly or indirectly, beneficial ownership of any voting security, or beneficial or record ownership of any non-voting security or any debt security, in a public corporation which is registered with the Nevada Gaming Commission (the “Gaming Commission”) may be required to be found suitable if the Gaming Commission has reason to believe that his or her acquisition of that ownership, or his or her continued ownership in general, would be inconsistent with the declared public policy of Nevada, in the sole discretion of the Gaming Commission. Any person required by the Gaming Commission to be found suitable must apply for a finding of suitability within 30 days after the Gaming Commission’s request that he or she should do so and, together with his or her application for suitability, deposit with the Nevada Gaming Control Board (“NGCB”) a sum of money which, in the sole discretion of the NGCB, will be adequate to pay the anticipated costs and charges incurred in the investigation and processing of that application for suitability, and deposit such additional sums as are required by the NGCB to pay final costs and charges.
Furthermore, any person required by a gaming authority to be found suitable, who is found unsuitable by the gaming authority, may not hold directly or indirectly the beneficial ownership of any voting security or the beneficial or record ownership of any nonvoting security or any debt security of any public corporation which is registered with the gaming authority beyond the time prescribed by the gaming authority. A violation of the foregoing may constitute a criminal offense. A finding of unsuitability by a particular gaming authority impacts that person’s ability to associate or affiliate with gaming licensees in that particular jurisdiction and could impact the person’s ability to associate or affiliate with gaming licensees in other jurisdictions.
Many jurisdictions also require any person who acquires beneficial ownership of more than a certain percentage of voting securities of a gaming company and, in some jurisdictions, non-voting securities, typically 5%, to report the acquisition to gaming authorities, and gaming authorities may require such holders to apply for qualification or a finding of suitability, subject to limited exceptions for “institutional investors” that hold a company’s voting securities for investment purposes only. Under Maryland gaming laws, we may not sell or otherwise transfer more than 5% of the legal or beneficial interest in Horseshoe Baltimore without the approval of the Maryland Lottery and Gaming Control Commission, if it determines that the transferee is qualified or grants the transferee an institutional investor waiver.
Some jurisdictions may also limit the number of gaming licenses in which a person may hold an ownership or a controlling interest. For example, in Indiana, a person may not have an ownership interest in more than two Indiana riverboat owner’s licenses, and in Maryland an individual or business entity may not own an interest in more than one video lottery facility.
If we are unable to effectively compete against our competitors, our profits will decline.
The gaming industry is highly competitive and our competitors vary considerably in size, quality of facilities, number of operations, brand identities, marketing and growth strategies, financial strength and capabilities, and geographic diversity. We also compete with other non-gaming resorts and vacation areas, and with various other entertainment businesses. Our competitors in each region in which we participate may have greater financial, marketing, or other resources than we do, and there can be no assurance that they will not engage in aggressive pricing action to compete with us. Although we believe we are currently able to compete effectively in each of the various regions in which we participate, we cannot ensure that we will be able to continue to do so or that we will be capable of maintaining or further increasing our current market share. Our failure to compete successfully in our various regions could adversely affect our business, financial condition, results of operations, and cash flow.
In recent years, many casino operators, including us, have been reinvesting in existing jurisdictions to attract new customers or to gain market share, thereby increasing competition in those jurisdictions. As companies have completed new expansion projects, supply has typically grown at a faster pace than demand in some areas. In Las Vegas, our largest jurisdiction, competition has increased significantly. For example, the Genting Group is developing a casino and hotel called Resorts World Las Vegas, and Marriott International and New York-based global real estate firm Witkoff are developing a casino and hotel called The Drew Las Vegas. Both are expected to open in 2020 on the northern end of the Las Vegas Strip. In response to changing trends, Las Vegas operators have been focused on expanding their non-gaming offerings, including upgrades to hotel rooms, new food and beverage offerings, and new entertainment offerings. In May 2018, MGM rebranded the Monte Carlo Hotel and Casino as Park MGM, which underwent non-gaming renovations focused on room, food and beverage, and entertainment enhancements. There have also been proposals for other large scale non-gaming development projects in Las Vegas by various other developers. The expansion of existing casino entertainment properties, the increase in the number of properties and the aggressive marketing strategies of many of our competitors have increased competition in many markets in which we operate, and this intense competition is expected to continue. These competitive pressures have and are expected to continue to adversely affect our financial performance in certain areas, including Atlantic City, where Hard Rock Hotel Atlantic City and Ocean Resort Casino were introduced into the market in 2018, causing increased competition in the market. Growth in consumer demand for non-gaming offerings could also negatively impact our gaming revenue.
In particular, our business may be adversely impacted by the additional gaming and room capacity in Nevada, Louisiana, and Atlantic City and by the initiation and growth of online gaming in Nevada, Louisiana and other states. In addition, our operations located in New Jersey may be adversely impacted by the expansion of gaming in Maryland, New York and Pennsylvania, our operations in Louisiana may be adversely impacted by the expansion of gaming in Mississippi and the Gulf Coast, and our operations located in Nevada may be adversely impacted by the expansion of gaming in California.
In addition, the gaming industry has expanded into new jurisdictions in which gaming was not previously permitted. This growth is likely to continue in the future and will result in increased competition for our facilities in the jurisdictions in which we operate.
Our business may be subject to seasonal fluctuations that could result in volatility and have an adverse effect on our operating results.
Our business may be subject to some degree of seasonality. Weather conditions may deter or prevent customers from reaching the facilities or undertaking trips. Such conditions would particularly affect customers who are traveling longer distances to visit our properties. Seasonality may cause our properties working capital cash flow requirements to vary from quarter to quarter depending on the variability in the volume and timing of sales. Business in our properties can also fluctuate due to specific holidays or other significant events, such as Easter (particularly when the holiday falls in a different quarter than the prior year), the World Series of Poker tournament (with respect to our Las Vegas properties), city-wide conventions, a large sporting event or a concert, or visits by our premium players. We also believe that any seasonality, holiday, or other significant event may affect our various properties or regions differently. These factors, among other things, make forecasting more difficult and may adversely affect our properties’ ability to manage working capital and to predict financial results accurately, which could adversely affect our business, financial condition and operating results.
Our business is particularly sensitive to energy prices and a rise in energy prices could harm our operating results.
We are a large consumer of electricity and other energy and, therefore, higher energy prices may have an adverse effect on our results of operations. Accordingly, increases in energy costs may have a negative impact on our operating results. Additionally, higher electricity and gasoline prices that affect our customers may result in reduced visitation to our resorts and a reduction in our revenues. We may be indirectly impacted by regulatory requirements aimed at reducing the impacts of climate change directed at up-stream utility providers, as we could experience potentially higher utility, fuel, and transportation costs.
Win rates (hold rates) for our casino operations depend on a variety of factors, some of which are beyond our control.
The gaming industry is characterized by an element of chance. Accordingly, we employ theoretical win rates to estimate what a certain type of game, on average, will win or lose in the long run. In addition to the element of chance, win rates (hold percentages) are also affected by the spread of table limits and factors that are beyond our control, such as a player’s skill, experience, and behavior, the mix of games played, the financial resources of players, the volume of bets placed, and the amount of time players spend gambling. As a result of the variability in these factors, the actual win rates at our casinos may differ from the theoretical win rates we have estimated and could result in the winnings of our gaming customers exceeding those anticipated. The variability of win rates (hold rates) also have the potential to negatively impact our financial condition, results of operations, and cash flows.
We face the risk of fraud, theft, and cheating.
We face the risk that gaming customers may attempt or commit fraud or theft or cheat in order to increase winnings. Such acts of fraud, theft, or cheating could involve the use of counterfeit chips or other tactics, possibly in collusion with our employees. Internal acts of cheating could also be conducted by employees through collusion with dealers, surveillance staff, floor managers or other casino or gaming area staff. Additionally, we also face the risk that customers may attempt or commit fraud or theft with respect to our non-gaming offerings or against other customers. Such risks include stolen credit or charge cards or cash, falsified checks, theft of retail inventory and purchased goods, and unpaid or counterfeit receipts. Failure to discover such acts or schemes in a timely manner could result in losses in our operations. Negative publicity related to such acts or schemes could have an adverse effect on our reputation, potentially causing a material adverse effect on our business, financial condition, results of operations and cash flows.
We may not be able to protect the intellectual property rights we own or may be prevented from using intellectual property necessary for our business.
The development of intellectual property is part of our overall business strategy, and we regard our intellectual property to be an important element of our success. We rely primarily on trade secret, trademark, domain name, copyright, and contract law to protect the intellectual property and proprietary technology we own. We also actively pursue business opportunities in the United States and in international jurisdictions involving the licensing of our trademarks to third parties, subject to certain restrictions contained in the Merger Agreement. It is possible that third parties may copy or otherwise obtain and use our intellectual property or proprietary technology without authorization or otherwise infringe on our rights. For example, while we have a policy of entering into confidentiality, intellectual property invention assignment and/or non-competition and non-solicitation agreements or restrictions with our employees, independent contractors and business partners, such agreements may not provide adequate protection or may be breached, or our proprietary technology may otherwise become available to or be independently developed by our competitors. The laws of some foreign countries may not protect proprietary rights or intellectual property to as great an extent as do the laws of the United States. Despite our efforts to protect our proprietary rights, the unauthorized use or reproduction of our trademarks could diminish the value of our trademarks and our market acceptance, competitive advantages or goodwill, which could adversely affect our business.
Third parties have alleged and may in the future allege that we are infringing, misappropriating or otherwise violating their intellectual property rights. Third parties may initiate litigation against us without warning, or may send us letters or other communications that make allegations without initiating litigation. We may elect not to respond to these letters or other communications if we believe they are without merit, or we may attempt to resolve these disputes out of court by negotiating a license, but in either case it is possible that such disputes will ultimately result in litigation. Any such claims could interfere with our ability to use technology or intellectual property that is material to the operation of our business. Such claims may be made by competitors seeking to obtain a competitive advantage or by other parties, such as entities that purchase intellectual property assets for the purpose of bringing infringement claims. We also periodically employ individuals who were previously employed by our competitors or potential competitors, and we may therefore be subject to claims that such employees have used or disclosed the alleged trade secrets or other proprietary information of their former employers.
At any time, we may have to rely on litigation to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others or defend against claims of infringement or invalidity. Any such litigation, whether successful or unsuccessful, could result in substantial costs and the diversion of resources and the attention of management. If unsuccessful, such litigation could result in the loss of important intellectual property rights, require us to pay substantial damages, subject us to injunctions that prevent us from using certain intellectual property, require us to make admissions that affect our reputation in the marketplace and require us to enter into license agreements that may not be available on favorable terms or at all. The Merger Agreement also contains certain restrictions that may limit our ability to resolve such disputes absent Eldorado’s prior written consent. Finally, even if we prevail in any litigation, the remedy may not be commercially meaningful or fully compensate us for the harm we suffer or the costs we incur. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.
We cannot assure you that we will be able to retain our performers and other entertainment offerings on acceptable terms or at all.
The properties’ entertainment offerings are only under contract for a limited time. For example, Celine Dion, Backstreet Boys, and Donny and Marie’s contract expired in 2019 and the contract for Gwen Stefani is scheduled to end in 2020. These and other of our performers draw customers to our properties and are a significant source of our revenue. We cannot assure you that we will be able to retain our performers or other shows on acceptable terms or at all. In addition, the third parties that we depend on for the properties’ entertainment offerings may become incapable or unwilling to provide their services at the level agreed upon or at all.
Furthermore, the properties are managed by CES, which also manages other Las Vegas properties owned by Caesars Entertainment and its other subsidiaries, and our entertainment offerings will be determined by CES and not by us. If we are unable to retain our resident performers or engage replacement performers of comparable popularity on acceptable terms, or if the third parties on which we depend to determine and negotiate contracts for the properties’ entertainment offerings were to become incapable or unwilling to provide their services at the level agreed upon or at all, we may suffer a decline in visitors to the properties and a loss of profits. We also rely on other third parties to manage other entertainment offerings at the properties, including certain of the nightclubs, bars and restaurants.
We extend credit to a portion of our customers, and we may not be able to collect gaming receivables from our credit customers.
We conduct our gaming activities on a credit and cash basis at many of our properties. Any such credit we extend is unsecured. Table games players typically are extended more credit than slot players, and high-stakes players typically are extended more credit than customers who tend to wager lower amounts. High-end gaming is more volatile than other forms of gaming, and variances in win-loss results attributable to high-end gaming may have a significant positive or negative impact on cash flow and earnings in a particular quarter. We extend credit to those customers whose level of play and financial resources warrant, in the opinion of management, an extension of credit. These large receivables could have a significant impact on our results of operations if deemed uncollectible. Gaming debts evidenced by a credit instrument, including what is commonly referred to as a “marker,” and judgments on gaming debts are enforceable under the current laws of the jurisdictions in which we allow play on a credit basis, and judgments on gaming debts in such jurisdictions are enforceable in all U.S. states under the Full Faith and Credit Clause of the U.S. Constitution. However, other jurisdictions may determine that enforcement of gaming debts is against public policy. Although courts of some foreign nations will enforce gaming debts directly and the assets in the U.S. of foreign debtors may be reached to satisfy a judgment, judgments on gaming debts from U.S. courts are not binding on the courts of many foreign nations.
In addition, in November 2017, the Chinese government adopted new rules to control the cross-border transportation of cash and bearer negotiable instruments, specifically to reduce the international transfer of cash in connection with activities that are illegal in China, including gambling. The Chinese government has recently taken steps to prohibit the transfer of cash for the payment of gaming debts. These developments may have the effect of reducing the collectability of gaming debts of players from China. It is unclear whether these and other measures will continue to be in effect or become more restrictive in the future. These and any future foreign currency control policy developments that may be implemented by foreign jurisdictions could significantly impact our business, financial condition and results of operations.
Acts of terrorism, war, natural disasters, severe weather and political, economic and military conditions may impede our ability to operate or may negatively impact our financial results.
Terrorist attacks and other acts of war or hostility have created many economic and political uncertainties. For example, a substantial number of the customers of our properties in Las Vegas use air travel. As a result of terrorist acts that occurred on September 11, 2001, domestic and international travel was severely disrupted, which resulted in a decrease in customer visits to our properties in Las Vegas. Visitation to Las Vegas also declined for a period of time following the mass shooting tragedy on October 1, 2017. We cannot predict the extent to which disruptions in air or other forms of travel as a result of any further terrorist act, security alerts or war, uprisings, or hostilities in places such as Iraq, Afghanistan and/or Syria or other countries throughout the world, and governmental responses to those acts or hostilities, will directly or indirectly impact our business and operating results. As a consequence of the threat of terrorist attacks and other acts of war or hostility in the future, premiums for a variety of insurance products have increased, and some types of insurance are no longer available. If any such event were to affect our properties, we would likely be adversely affected.
In addition, natural and man-made disasters such as major fires, floods, severe snowstorms, hurricanes, earthquakes, and oil spills could also adversely impact our business and operating results. Such events could lead to the loss of use of one or more of our properties for an extended period of time and disrupt our ability to attract customers to certain of our gaming facilities. In most cases, we have insurance that covers portions of any losses from a natural disaster, but it is subject to deductibles and maximum payouts in many cases. Although we may be covered by insurance from a natural disaster, the timing of our receipt of insurance proceeds, if any, is out of our control. In some cases, however, we may receive no proceeds from insurance.
Additionally, a natural disaster affecting one or more of our properties may affect the level and cost of insurance coverage we may be able to obtain in the future, which may adversely affect our financial position.
As our operations depend in part on our customers’ ability to travel, severe or inclement weather can also have a negative impact on our results of operations.
Our business may be adversely affected by the recent coronavirus outbreak.
In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China. In January 2020, this coronavirus spread to other countries, including the United States, and efforts to contain the spread of this coronavirus intensified. The outbreak and any preventative or protective actions that governments or we may take in respect of this coronavirus may result in a period of business disruption, reduced customer traffic and reduced operations. Any resulting financial impact cannot be reasonably estimated at this time but may materially affect our business, financial condition and results of operations. The extent to which the coronavirus impacts our results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and the actions to contain the coronavirus or treat its impact, among others.
We have in the past and may in the future incur impairments to goodwill, indefinite-lived intangible assets, or long-lived assets which could negatively affect our future profits.
We perform our annual goodwill impairment assessment as of October 1. We perform this assessment more frequently if impairment indicators exist. We performed our annual goodwill impairment test by comparing the fair value of each reporting unit with its carrying amount. We determine the estimated fair value of each reporting unit based on a combination of earnings before interest, taxes, depreciation and amortization (“EBITDA”), valuation multiples, and estimated future cash flows discounted at rates commensurate with the capital structure and cost of capital of comparable market participants, giving appropriate consideration to the prevailing borrowing rates within the casino industry in general. We also evaluate the aggregate fair value of all of our reporting units and other non-operating assets in comparison to our aggregate debt and equity market capitalization at the test date. EBITDA multiples and discounted cash flows are common measures used to value businesses in our industry.
We perform our annual impairment assessment of other non-amortizing intangible assets as of October 1. We perform this assessment more frequently if impairment indicators exist. We determine the estimated fair value of our non-amortizing intangible assets by primarily using the Relief from Royalty Method and Excess Earnings Method under the income approach.
We review the carrying value of our long-lived assets whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. As necessary, we typically estimate the fair value of assets starting with a Replacement Cost New approach and then deduct appropriate amounts for both functional and economic obsolescence to arrive at the fair value estimates. Other factors considered by management in performing this assessment may include current operating results, trends, prospects, and third-party appraisals, as well as the effect of demand, competition, and other economic, legal, and regulatory factors.
If significant negative industry or economic trends, reduced estimates of future cash flows, disruptions to our business, slower growth rates or lack of growth in our business, or property closures or divestitures occur, we may be required to record impairment charges in future periods which may be material.
Work stoppages and other labor problems could negatively impact our future profits.
Some of our employees are represented by labor unions and, accordingly, we are subject to the risk of work stoppages or other labor disruptions from time to time. Also, wage and/or benefit increases resulting from new labor agreements may be significant and could also have an adverse impact on our results of operations.
The Company currently has one collective bargaining agreement, represented by one union covering various employees in Las Vegas expiring in 2020. All agreements are subject to automatic extension unless one party gives 30 days’ prior notice of intent to terminate. No such notice has been given. The Company intends to negotiate renewal agreements for all collective bargaining agreements expiring, subject to certain restrictions contained in the Merger Agreement, and is hopeful that it will be able to reach agreements with the respective unions without any work stoppage. Work stoppages and other labor disruptions could have a material adverse impact on the Company’s operations. See Item 1, “Business—Employee Relations” for more information.
From time to time, we have also experienced attempts by labor organizations to organize certain of our non-union employees. These efforts have achieved some success to date. We cannot provide any assurance that we will not experience additional and successful union activity in the future. The impact of this union activity is undetermined and could negatively impact our profits.
We may be subject to material environmental liability, including as a result of unknown environmental contamination.
Our business is subject to certain federal, state and local environmental, health and safety laws, regulations and ordinances that govern activities or operations that may have adverse environmental effects, such as emissions to air, discharges to streams and rivers and releases of hazardous substances and pollutants into the environment, as well as handling and disposal from municipal/

non-hazardous waste, and that also apply to current and previous owners or operators of real estate generally. Federal examples of these laws include the Clean Air Act, the Clean Water Act, the Resource Conservation Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act and the Oil Pollution Act of 1990. Our failure to comply with these laws, including any required permits or licenses, could result in substantial fines or possible revocation of our authority to conduct some of our operations. Certain of these laws may impose cleanup responsibility and liability without regard to whether the owner or operator knew of or caused particular contamination or release of hazardous substances and regardless of whether the practices that resulted in the contamination were legal at the time that they occurred. Should unknown contamination be discovered on any of our properties, or should a release of hazardous substances occur on any of our properties, we could be required to investigate and clean up the contamination and could also be held responsible to a governmental entity or third parties for property damage, personal injury or investigation and cleanup costs incurred in connection with the contamination or release, which may be substantial. Moreover, such contamination may also impair our ability to use or develop the affected property. Such liability could be joint and several in nature, regardless of fault, and could affect us even if such property is vacated. The potential for substantial costs and an inability to use the property could adversely affect our business. New and more stringent environmental, health and safety regulations and permit requirements or stricter interpretations of current laws or regulations, such as those related to climate change, could also impose substantial additional costs on our business.
Our insurance coverage may not be adequate to cover all possible losses we could suffer, and, in the future, our insurance costs may increase significantly or we may be unable to obtain the same level of insurance coverage.
We may suffer damage to our property caused by a casualty loss (such as fire, natural disasters and acts of war or terrorism) that could severely disrupt our business or subject it to claims by third parties who are injured or harmed. Although we maintain insurance (including property, casualty, terrorism and business interruption), it may be inadequate or unavailable to cover all of the risks to which our business and assets may be exposed. In several cases we maintain extremely high deductibles or self-insure against specific losses. Should an uninsured loss (including a loss that is less than our deductible) or loss in excess of insured limits occur, it could have a significant adverse impact on our operations and revenues.
We generally renew our insurance policies on an annual basis. If the cost of coverage becomes too high, we may need to reduce our policy limits or agree to certain exclusions from our coverage in order to reduce the premiums to an acceptable amount. Among other factors, homeland security concerns, other catastrophic events or any change in the current U.S. statutory requirement that insurance carriers offer coverage for certain acts of terrorism could adversely affect available insurance coverage and result in increased premiums on available coverage (which may cause us to elect to reduce our policy limits) and additional exclusions from coverage. Among other potential future adverse changes, in the future we may elect to not, or may be unable to, obtain any coverage for losses due to acts of terrorism.
The success of third parties adjacent to our properties is important to our ability to generate revenue and operate our business and any deterioration to their success could materially adversely affect our revenue and result of operations.
In certain cases, we do not own the businesses and amenities adjacent to our properties. However, the adjacent third-party businesses and amenities stimulate additional traffic through our complexes, including the casinos, which are our largest generators of revenue. Any decrease in the popularity of, or the number of customers visiting, these adjacent businesses and amenities may lead to a corresponding decrease in the traffic through our complexes, which would negatively affect our business and operating results. Further, if newly opened properties are not as popular as expected, we will not realize the increase in traffic through our properties that we expect as a result of their opening, which would negatively affect our business projections.
We may require additional capital to support business growth, and this capital might not be available on acceptable terms or at all.
We intend to continue to make significant investments to support our business growth, and may require additional funds to respond to business challenges, expand into new markets, improve our operating infrastructure or acquire complementary businesses, personnel and technologies. Accordingly, subject to the restrictions set forth in our Merger Agreement, we may need to engage in equity or debt financings to secure additional funds. Any debt financing we secure in the future could involve restrictive covenants relating to capital raising activities and other financial and operational matters, which may make it more difficult to obtain additional capital and to pursue business opportunities. We may not be able to obtain additional financing on favorable terms, if at all. There can be no assurances that we could pursue a future offering of securities or enter into a new credit facility at an appropriate price and/or terms to raise the necessary financing. If we are unable to obtain adequate financing or financing on terms satisfactory to us when required, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, which could have a material adverse effect on our business, financial condition and operating results.

Our obligation to contribute to multi-employer pension plans, or discontinuance of such obligations, may have an adverse impact on us.
We contribute to and participate in various multi-employer pension plans for employees represented by certain unions. We are required to make contributions to these plans in amounts established under collective bargaining agreements. We do not administer these plans and, generally, are not represented on the boards of trustees of these plans. The Pension Protection Act enacted in 2006 (the “PPA”) requires under-funded pension plans to improve their funding ratios. Based on the information available to us, some of the multi-employer plans to which we contribute are either “critical” or “endangered” as those terms are defined in the PPA. Specifically, the Legacy Plan of the UNITE HERE Retirement Fund (a spin-off of the Legacy Plan of the National Retirement Fund, effective January 1, 2018) is less than 65% funded. We cannot determine at this time the amount of additional funding, if any, we may be required to make to these plans. However, plan assessments could have an adverse impact on our results of operations or cash flows for a given period. Furthermore, under current law, upon the termination of a multi-employer pension plan, due to the withdrawal of all its contributing employers (a mass withdrawal), or in the event of a withdrawal by us, which we consider from time to time, we would be required to make payments to the plan for our proportionate share of the plan’s unfunded vested liabilities and that would have a material adverse impact on our consolidated financial condition, results of operations and cash flows.
Certain arrangements entered into in connection with CEOC’s emergence from bankruptcy may have a negative impact on our business and operating condition.
Under certain call right agreements entered into in connection with CEOC’s emergence from bankruptcy, VICI will have a right for five years from October 6, 2017, the date of those agreements, to purchase and leaseback interests in the real property assets associated with Harrah’s Laughlin, Harrah’s Atlantic City and Harrah’s New Orleans properties owned by the Company, at the price calculated in accordance with the applicable call right agreement, which could also impose additional lease payments and other obligations. The price under the call right agreements, if exercised, may be less than the fair market value of the affected property at such time; in which case, the Company may be forced to sell such property to VICI for an amount that would be less than what it might realize in an arm’s length sale to a third party.
Because a majority of our major gaming resorts are concentrated on the Las Vegas Strip, we are subject to greater risks than a gaming company that is more geographically diversified.
Given that a majority of our major resorts are concentrated on the Las Vegas Strip, our business may be significantly affected by risks common to the Las Vegas tourism industry. For example, the cost and availability of air services and the impact of any events that disrupt air travel to and from Las Vegas can adversely affect our business. We cannot control the number or frequency of flights to or from Las Vegas, but we rely on air traffic for a significant portion of its visitors. Reductions in flights by major airlines as a result of higher fuel prices or lower demand can impact the number of visitors to our resorts. Additionally, there is one principal interstate highway between Las Vegas and Southern California, where a large number of our customers reside. Capacity constraints of that highway or any other traffic disruptions may also affect the number of customers who visit our facilities.
We face potential adverse effects from tenant bankruptcies, which could negatively affect future profits.
Bankruptcy filings by tenants located in our properties may occur in the course of our operations. We will seek to re-lease vacant spaces resulting from tenant terminations. The bankruptcy of a tenant may make it more difficult to lease the remainder of the affected properties. Future tenant bankruptcies could adversely affect our properties or impact our ability to successfully execute our re-leasing strategy. See “Risks related to our dependence on Caesars Entertainment, CEOC LLC and CES-A default by Caesars Entertainment or CEOC LLC on certain of their respective debt obligations could adversely affect our business, financial condition and operating results.”
Planet Hollywood licenses the Planet Hollywood brand from affiliates of Robert Earl and there can be no assurances that the Planet Hollywood brand would not be negatively impacted by its use outside of our control.
Affiliates of Robert Earl license certain intellectual property relating to the operation of the Planet Hollywood Resort & Casino to Planet Hollywood. See Item 1, “Business—Intellectual Property.” The license includes certain trademarks, domain names and intellectual property and the right to display and exhibit certain memorabilia on the Planet Hollywood premises. Planet Hollywood has invested significant time and financing to establish its brand as a Hollywood-themed entertainment and non-gaming destination. The expiration or termination, or modification of the terms, of this license may have a materially adverse effect on Planet Hollywood’s, and therefore our, business, financial conditions and operations results.
In addition, the Planet Hollywood brand is used by affiliates of Robert Earl in Hollywood-themed hotels, restaurants, and shops around the United States and internationally. Any negative events associated with the use of the Planet Hollywood brand with these restaurants and shops may be out of our control, and may negatively impact the brand’s image for the Planet Hollywood casino, which could harm Planet Hollywood’s, and therefore our, business, financial conditions and results of operations.
Our historical financial information may not be a reliable indicator of our future results.
Our historical financial information is not necessarily indicative of what our results of operations, financial position and cash flows will be in the future.
Risks Related to Our Indebtedness and Rental Obligations
Our substantial indebtedness and the fact that a significant portion of our cash flow is used to make interest payments and rent payments under the HLV Lease Documents (defined below) could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from making debt service payments and rent payments.
We are a highly-leveraged company and had $6.3 billion in debt outstanding under our credit facilities and notes as of December 31, 2019. As a result, a significant portion of our liquidity needs are for debt service on such indebtedness, including significant interest payments. Our estimated debt service (including principal and interest) on our credit facilities and notes is $377 million for 2020 and $7.6 billion thereafter to maturity for our currently outstanding indebtedness under our credit facilities and notes.
See Note 11 for details of our debt outstanding and related restrictive covenants.
Our substantial indebtedness and the restrictive covenants under the agreements governing such indebtedness, and indebtedness of, or guaranteed by, our affiliates (on whom we depend for various services), could:

•	limit our ability to borrow money for our working capital, capital expenditures, development projects, debt service requirements, rent payment requirements, strategic initiatives or other purposes;

•
make it more difficult for us to satisfy our obligations with respect to our indebtedness and the HLV Lease Documents, and any failure to comply with the obligations of any of our debt instruments or HLV Lease Documents, including restrictive covenants and borrowing conditions, could result in an event of default under the agreements governing our indebtedness or such HLV Lease Documents;

•
require that a substantial portion of our cash flow from operations be dedicated to the payment of rent and interest and repayment of our indebtedness thereby reducing funds available to us for other purposes;

•	limit our flexibility in planning for or reacting to changes in our operations or business;

•	make us more highly leveraged than certain of our competitors, which may place us at a competitive disadvantage;

•	make us more vulnerable to downturns in our business or the economy;

•	restrict the availability for us to make strategic acquisitions, develop new gaming facilities, introduce new technologies or exploit business opportunities;

•	affect our ability to renew certain gaming and other licenses;

•	limit, along with the financial and other restrictive covenants in our indebtedness and the HLV Lease Documents, among other things, our ability to borrow additional funds or dispose of assets; and

•	expose us to the risk of increased interest rates as certain of our borrowings are at variable rates of interest.
Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our outstanding debt obligations and lease obligations.
Our ability to satisfy our debt obligations and lease obligations will depend upon, among other things:

•
our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control; and

•	our future ability to borrow under our credit facilities, the availability of which depends on, among other things, our complying with the covenants thereunder.

Our debt agreements contain restrictions that limit our flexibility in operating our business.
Our debt agreements contain, and the agreements governing any future indebtedness of ours would likely contain, a number of covenants that impose significant operating and financial restrictions on us, including restrictions on our and our subsidiaries’ ability to, among other things:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.
As a result of these covenants, we are limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs.
We have pledged a significant portion of our assets as collateral under our secured debt agreements. If any of our lenders accelerate the repayment of borrowings, there can be no assurance that we will have sufficient assets to repay our indebtedness.
We are required to satisfy and maintain specified financial ratios under the agreements governing our revolving credit facilities if and when specified amounts are drawn and outstanding under our revolving credit facility. See Note 11 for further information. Our ability to meet the financial ratios under our debt agreements can be affected by events beyond our control, and there can be no assurance that we will be able to continue to meet those ratios.
A failure to comply with the covenants contained in the agreements that govern our indebtedness could result in an event of default thereunder, which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. In the event of any default under our indebtedness, the lenders or noteholders thereunder:

•	will not be required to lend any additional amounts to us;

•	could elect to declare all indebtedness outstanding, together with accrued and unpaid interest and fees, to be due and payable and terminate all commitments to extend further credit; and/or

•	require us to apply all of our available cash to repay such indebtedness.
Such actions by the lenders or noteholders could cause cross defaults under our other indebtedness. If we were unable to repay those amounts, the lenders under our secured credit facilities could proceed against the collateral granted to them to secure that indebtedness.
If the indebtedness under our credit facilities or our other indebtedness were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full.
The phase-out of the London Interbank Offered Rate (“LIBOR”), or the replacement of LIBOR with a different reference rate or modification of the method used to calculate LIBOR, may adversely affect interest rates which may have an adverse impact on us.
LIBOR is an interest rate benchmark used as a reference rate for a wide range of financial transactions, including derivatives and loans. In July 2017, the United Kingdom’s Financial Conduct Authority, which regulates LIBOR, announced that it intends to stop compelling banks to submit LIBOR rates after 2021. It is unclear whether or not LIBOR will cease to exist at that time (and if so, what reference rate will replace it) or if new methods of calculating LIBOR will be established such that it continues to exist after 2021. The Alternative Reference Rates Committee (“ARRC”) has proposed that the Secured Overnight Financing Rate (“SOFR”) is the rate that represents best practice as the alternative to LIBOR for use in financial and other derivatives contracts that are currently indexed to United States dollar LIBOR. ARRC has proposed a paced market transition plan to SOFR from LIBOR and organizations are currently working on industry wide and company specific transition plans as it relates to financial and other derivative contracts exposed to LIBOR. Uncertainty exists as to the transition process and broad acceptance of SOFR as the primary alternative to LIBOR. We have material borrowing contracts (including our term loans and revolving credit facilities) and derivatives that are indexed to LIBOR. At this time, we cannot predict the future impact of a departure from LIBOR as a reference rate. If future rates based upon the successor reference rate (or a new method of calculating LIBOR) are higher than LIBOR rates as currently determined, however, they may have a material adverse effect on our financial condition and results of operations.
We are subject to certain leasing and related arrangements which may have a negative impact on our business and operations.
We and one of our subsidiaries are parties to a lease agreement, as amended (the “HLV Lease”), and guaranty relating to Harrah’s Las Vegas (collectively, the “HLV Lease Documents”), whereby our subsidiary leases Harrah’s Las Vegas from a subsidiary of VICI and we guarantee the payment and performance of all monetary obligations of our subsidiary under such lease.
In addition, CEC has entered into call right agreements with VICI pursuant to which VICI has the right to purchase and lease back to us and our subsidiaries interests in the real property and the related fixtures associated with Harrah’s Laughlin, Harrah’s Atlantic City and Harrah’s New Orleans, which could also impose additional lease payments and other obligations on our subsidiaries and us.
If our businesses and properties fail to generate sufficient earnings, the payments required to service the HLV Lease Documents and any lease agreements entered into in connection with the call right agreements may materially and adversely limit our ability to make investments to maintain and grow our portfolio of businesses and properties. Additionally, we may be subject to other significant obligations under such lease agreements and any related guarantees, which could materially and adversely affect our business and operating results, if our subsidiaries that operate the assets subject to such leases are unable to satisfy their lease payments and other monetary obligations thereunder.
The HLV Lease Documents and any leases entered into in connection with the call right agreements generally impose restrictions on our business activities and those of our applicable subsidiaries, including restrictions on transfers of the leased properties, requirements to make specified minimum levels of capital expenditures and limitations regarding how the leased properties may be operated. Compliance with the restrictions in such lease documents may constrain our ability to implement any growth plans as well as its flexibility to react and adapt to unexpected operational challenges and adverse changes in economic and legal conditions. Additionally, with respect to properties leased pursuant to any such leases, we generally will be required to restore properties that are damaged by casualties regardless of whether any insurance proceeds are sufficient to pay for the restoration.
Our subsidiary that leases Harrah’s Las Vegas is required to pay a significant portion of its cash flow from operations to VICI pursuant to and subject to the terms and conditions of the HLV Lease Documents, which could adversely affect its ability to fund its operations or development projects, raise capital, make acquisitions, and otherwise respond to competitive and economic changes.
Our subsidiary that leases Harrah’s Las Vegas is required to pay a significant portion of its cash flow from operations to VICI pursuant to and subject to the terms and conditions of the HLV Lease Documents. As a result of this commitment, its ability to fund its own operations or development projects, raise capital, make acquisitions and otherwise respond to competitive and economic changes may be adversely affected. For example, its obligations under the HLV Lease Documents may:

•	make it more difficult for this subsidiary to satisfy its obligations with respect to its indebtedness and to obtain additional indebtedness;

•	increase this subsidiary’s vulnerability to general or regional adverse economic and industry conditions or a downturn in its business;

•
require this subsidiary to dedicate a substantial portion of its cash flow from operations to making lease payments, thereby reducing the availability of its cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit this subsidiary’s flexibility in planning for, or reacting to, changes in its business and the industry in which it operates; and

•	restrict this subsidiary’s ability to raise capital, make acquisitions and divestitures and engage in other significant transactions.
In the event that we or our subsidiaries enter into any additional lease agreements with VICI pursuant to the call right agreements relating to Harrah’s Laughlin, Harrah’s Atlantic City and Harrah’s New Orleans, those lease agreements likely would have similar impacts on us or our subsidiaries that are party to them.
Any of the above listed factors could have a material adverse effect on our business, financial condition and results of operations.

Harrah’s Las Vegas is leased and could experience risks associated with leased property, including risks relating to lease termination, lease extensions, consents and approvals, charges and our relationship with VICI, which could have a material adverse effect on our business, financial position or results of operations.
Harrah’s Las Vegas is leased pursuant to the HLV Lease Documents and could experience risks associated with leased property, including risks relating to lease termination, lease extensions, consents and approvals, charges and our relationship with VICI, which could have a material adverse effect on our business, financial position or results of operations. If VICI exercises its rights under the call right agreement CEC has entered into with it, additional properties that are currently owned by our subsidiaries would instead be leased from VICI. Termination of any or all of the HLV Lease Documents or any lease agreements entered into in connection with the call right agreements would result in our subsidiaries losing some or all of their rights with respect to the applicable properties and could result in a default under our debt agreements and could have a material adverse effect on our business, financial position or results of operations. In the event of certain terminations of the HLV Lease Documents or any lease agreements entered into in connection with the call right agreements, our applicable subsidiaries may be required to cooperate to transfer all personal property located at the applicable facility to a designated successor. Moreover, since as lessees our subsidiaries do not completely control the land and improvements underlying their operations, VICI as lessor could take certain actions to disrupt our subsidiaries’ rights in the facilities leased under the HLV Lease Documents and any lease agreements entered into in connection with the call right agreements which are beyond our control. If VICI chose to disrupt our subsidiaries’ use either permanently or for a significant period of time, then the value of their assets could be impaired and their business and operations could be adversely affected. There can also be no assurance that we and our subsidiaries will be able to comply with our obligations under the HLV Lease Documents and any lease agreements entered into in connection with the call right agreements in the future. In addition, if VICI has financial, operational, regulatory or other challenges there can be no assurance that VICI will be able to comply with its obligations under its agreements with us or our subsidiaries. The HLV Lease Documents are a type of lease that is commonly known as a triple net lease. Accordingly, in addition to rent, our subsidiary that is the tenant under the HLV Lease Documents is required to pay all operating costs associated with the respective facilities, including the payment of taxes, insurance and all repairs, and provide indemnities to VICI against liabilities associated with the operations of each facility. Our applicable subsidiary is responsible for incurring the costs described in the preceding sentence notwithstanding the fact that many of the benefits received in exchange for such costs may in part accrue to VICI as owner of the associated facilities. In addition, if Harrah’s Las Vegas should prove to be unprofitable, our applicable subsidiary could remain obligated for lease payments and other obligations under the HLV Lease Documents even if it decides to withdraw from operating Harrah’s Las Vegas and consequently, we will remain obligated under our guaranty of the HLV Lease. Our applicable subsidiary could incur special charges relating to the closing of Harrah’s Las Vegas including lease termination costs, impairment charges and other special charges that would reduce its net income and could have a material adverse effect on our business, financial condition and results of operations.
Any lease agreements entered into in connection with the call right agreements relating to Harrah’s Laughlin, Harrah’s Atlantic City and Harrah’s New Orleans likely would have substantially the same terms as the HLV Lease Documents and therefore would give rise to similar risks.
We may be unable to generate sufficient cash to service all of our indebtedness and lease commitments, and may be forced to take other actions to satisfy our obligations under our indebtedness and lease commitments that may not be successful.
We may be unable to generate sufficient cash flow from operations, or may be unable to draw under our credit facilities or otherwise, in an amount sufficient to fund our liquidity needs. Our operating cash inflows are typically used for operating expenses, debt service costs, lease payments, working capital needs, and capital expenditures in the normal course of business. Our operating cash flow was $953 million in 2019 and $663 million in 2018. Our estimated debt service (including principal and interest) is $377 million for 2020 and $7.6 billion thereafter to maturity for our outstanding indebtedness and our estimated financing obligation is $82 million for 2020 and $2.7 billion thereafter to maturity for our outstanding lease arrangements. If we are unable to service our debt obligations or pay our financing obligations, there can be no assurances that our business will continue in its current state.
See Note 11 for details of our debt outstanding and Note 9 for details of our lease commitments.
We may incur additional indebtedness and lease commitments, which could adversely affect our ability to pursue certain business opportunities.
We and our subsidiaries may incur additional indebtedness and lease commitments at any time subject to the restrictions set forth in the Merger Agreement. Although the terms of the agreements governing our indebtedness and lease commitments contain restrictions on our ability to incur additional indebtedness and certain types of lease commitments, these restrictions are subject to a number of important qualifications and exceptions, and the indebtedness and lease commitments incurred in compliance with these restrictions could be substantial. For example, as of December 31, 2019, we had $975 million of additional borrowing capacity available under our senior secured credit facility, net of $25 million committed to outstanding letters of credit. We may consider incurring additional indebtedness in the future to fund our growth strategy.

Our debt agreements allow for limited future issuances of additional secured or unsecured indebtedness, which may include, in each case, indebtedness secured on a pari passu basis with the obligations under our credit facilities. This indebtedness could be used for a variety of purposes, including financing capital expenditures, refinancing or repurchasing our outstanding indebtedness, including existing unsecured indebtedness, or for general corporate purposes. We have raised and expect to continue to raise debt, including secured debt, to directly or indirectly refinance our outstanding unsecured debt on an opportunistic basis, as well as development and acquisition opportunities. Additional indebtedness would require greater servicing payments, and accordingly, may affect our future liquidity and limit our ability to pursue certain opportunities and implement any growth plans in the future.
Repayment of our debt is dependent on cash flow generated by our subsidiaries.
Our subsidiaries currently own a substantial portion of our assets and conduct a substantial portion of our operations. Accordingly, repayment of our indebtedness, including our credit facilities and notes, is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Our ability to repay debt is also subject to the restrictions set forth in the Merger Agreement. Our subsidiaries do not have any obligation to pay amounts due on our credit facilities or notes or to make funds available for that purpose (other than with respect to subsidiary guarantees granted by certain of our subsidiaries). Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our credit facilities and notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries.
If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the CRC Notes.
Any default under the agreements governing our indebtedness, including a default under the $5.7 billion senior secured credit facility (the “CRC Senior Secured Credit Facilities”), which includes a $1.0 billion five-year revolving credit facility (the “CRC Revolving Credit Facility”) and a $4.7 billion seven-year first lien term loan (the “CRC Term Loan”), that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could leave us unable to pay principal, premium, if any, or interest on the $1.7 billion aggregate principal amount of 5.25% senior notes due 2025 (the “CRC Notes”) and could substantially decrease the market value of the CRC Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, or interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including the CRC Senior Secured Credit Facilities), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the CRC Revolving Credit Facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek waivers from the required lenders under the CRC Senior Secured Credit Facilities to avoid being in default. If we breach our covenants under the CRC Senior Secured Credit Facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under the CRC Senior Secured Credit Facilities, the lenders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation.
Risks Related to Our Dependence on Caesars Entertainment, CEOC LLC and CES
Our business and results of operations could be negatively affected as a result of the actions of activist stockholders directed at our parent company, Caesars Entertainment.
Caesars Entertainment has been the subject of actions taken by activist stockholders. For instance, on February 19, 2019, Carl C. Icahn and various affiliated entities (collectively, “Icahn”) filed with the Securities and Exchange Commission a Schedule 13D indicating that Icahn believed that Caesars Entertainment’s board of directors should conduct a strategic process to comprehensively assess the best path forward for the company and Icahn’s belief that stockholder value might be best served, and enhanced, by selling the company. Caesars Entertainment subsequently entered into the Merger Agreement.
Activist stockholders may, from time to time, engage in proxy solicitations or advance stockholder proposals, or otherwise attempt to effect changes and assert influence on Caesars Entertainment’s board of directors and management. Responding to proposals by activist stockholders may, and responding to a proxy contest instituted by stockholders would, among other things, require significant time and attention by Caesars Entertainment’s board of directors and management, diverting their attention from the pursuit of their business strategy, including from our business and operations. Any perceived uncertainties as to the future direction and control of Caesars Entertainment, its ability to execute on its strategy or changes to the composition of its board of directors or senior management team arising from proposals by activist stockholders or a proxy contest could lead to the perception of a change in the direction of its and our business or instability which may be exploited by our competitors, result in the loss of potential business opportunities and make it more difficult to pursue our strategic initiatives or attract and retain qualified personnel and business partners, any of which could have a material adverse effect on our business and operating results. In addition, stockholder activism and potential resulting changes in governance of Caesars Entertainment may have implications under the various gaming laws to which we are subject, and could have an adverse impact on our gaming licenses. Caesars Entertainment may choose to initiate, or may become subject to, litigation as a result of proposals by activist stockholders or proxy contests or matters relating thereto, which would serve as a further distraction to its board of directors and management.
To the extent that Caesars Entertainment implements any proposals made by Icahn or any other activist stockholder to change the composition of its board of directors, engage in particular transactions or change certain aspects of its strategy, the resulting changes in its business, assets, results of operations and financial condition may be material and may have a material adverse effect on our business and operating results.
We are dependent on Caesars Entertainment, CEOC LLC and CES and its subsidiaries to manage our properties and provide corporate services, back-office support and business advisory services through the Omnibus Agreement. We cannot operate without the services provided by subsidiaries of Caesars Entertainment and will be adversely affected if the Omnibus Agreement is terminated.
We are dependent on Caesars Entertainment and its subsidiaries for a number of management functions. In particular, pursuant to the Omnibus Agreement, CES, a services joint venture between CEOC LLC and us, manages our properties and provides us with access to Caesars Entertainment’s management expertise, intellectual property, back office services and Caesars Rewards; administrative operations and costs are allocated among the members of CES for providing such services. These operations include, but are not limited to, information technology services; website management services; operations and production services; vendor relationship management services; strategic sourcing services; real estate services; development services; construction services; finance and accounting services; procurement services; treasury and trust services; human resources services; marketing and public relations services; legal services; insurance services; corporate/executive services; payroll services; security and surveillance services; government relation services; communication services; consulting services; and data access services. If the quality of the services provided by CES, or the terms under which CES provides services or licenses intellectual property, change in a manner that is adverse to our properties, it could have a material adverse effect on our business, financial condition and operating results. In addition, key members of management for our properties are employed by CES. For example, the management team of Paris Las Vegas is employed by CES and also has responsibility for Planet Hollywood and Bally’s Las Vegas.
In addition, if the Omnibus Agreement were to be terminated and not replaced, or if CES were to suffer significant liquidity or operational difficulties, becoming incapable of licensing intellectual property or providing support and management services (at agreed upon levels or at all), or if CES were to cease operations altogether, we would no longer have access to the intellectual property licensed by CES or the operational support and management expertise provided by Caesars Entertainment, which could have a material adverse effect on our business, financial condition and operating results.
Any failure by us to obtain the operational and management support of Caesars Entertainment and its subsidiaries, and particularly any failure by us to obtain Caesars Entertainment’s expertise in operating casinos or maintaining access to system-wide intellectual property, including Caesars Rewards, would adversely affect our business, financial condition and operating results.
We do not control 100% of CES and the interests of our co-investor may not align with our interests.
We and CEOC LLC are members of CES, and we and our subsidiaries rely on CES to provide us with intellectual property licenses and property management services, among other services. The members of CES are required to contribute as necessary to fund CES’s operating costs and capital requirements in accordance with the terms of the operating agreement that governs CES. The amount the Company will be required to fund in the future may be greater than its initial contributions, and will be subject to the review and approval of the CES steering committee. Even after giving effect to the CRC Merger, we do not control 100% of CES, and conflicts of interest may arise, as our interests may not align fully with those of CEOC LLC. Actions requiring unanimous consent include any decision with respect to liquidation or dissolution of CES, merger, consolidation or sale of all or substantially all the assets of CES, usage of CES assets in a manner inconsistent with the purposes of CES, material amendment to CES’ operating agreement, admission of new investors to CES and filing of any bankruptcy or similar action by CES. Thus, CEOC LLC may block those actions requiring unanimous consent of the members notwithstanding that such actions are in our interest. As of December 31, 2019, CRC owned 31% of CES and CEOC LLC owned 69% of CES.
We are dependent on the expertise of Caesars Entertainment’s and CES’s senior management, who may not be directly invested in our success, which may have an adverse effect on our business, financial condition and operating results.
We rely a great deal on the expertise and guidance of Caesars Entertainment’s senior management who do not receive direct compensation from us. As a result, Caesars Entertainment’s senior management may devote substantially less time to the business and operations of us than were they to be employed by us. The LINQ Promenade and the High Roller observation wheel require additional time and resources from Caesars Entertainment’s and CES’ management, and they may not be able to divert such time and resources or may be unsuccessful in managing this new endeavor. The individuals who manage the properties are compensated based on the performance of the Caesars properties in the city in which they operate, not on the performance of the properties alone, and some of our key managers also manage other Caesars properties. As a result, the interests of our property managers may not be directly aligned with ours. Senior management that is not invested in the success of our business may have an adverse effect on our business, financial condition and operating results.
The loss of the services of key personnel from Caesars Entertainment or CES could have a material adverse effect on our business, financial condition and operating results.
We believe that the leadership of Caesars Entertainment’s and CES’ senior management has been a critical element of Caesars Entertainment’s success. The advisory and management services provided to us depend on this senior management. Caesars Entertainment’s and CES’ other executive officers and other members of senior management have substantial experience and expertise in our business that we believe make significant contributions to our growth and success. Additionally, we rely on other Caesars Entertainment and CES employees and teams to operate our business. For example, CES’ marketing team, which works with all of Caesars Entertainment’s properties, has the responsibility for marketing for our properties.
The unexpected loss of services of one or more members of Caesars Entertainment’s or CES’ management and key employees could also adversely affect us. The death or disability of, or other extended or permanent loss of services, or any negative market or industry perception of Caesars Entertainment’s or CES’ senior management could have a material adverse effect on our business. We are not protected by key man insurance.
A default by Caesars Entertainment or CEOC LLC on certain of their respective debt obligations could adversely affect our business, financial condition and operating results.
A default by Caesars Entertainment or CEOC LLC on certain of their respective debt obligations, including Caesars Entertainment’s $1.1 billion of 5% convertible senior notes due 2024 and CEOC LLC’s $1.5 billion term loan, or a default by CEOC LLC on its lease obligations, could adversely affect our business, financial condition and operating results. Caesars Entertainment (including its consolidated subsidiaries as well as CEOC LLC) is a highly leveraged company, and its subsidiaries, including us, have pledged a significant portion of our collateral under certain of Caesars Entertainment’s obligations. If Caesars Entertainment or its subsidiaries (including CEOC LLC), other than the Company and its subsidiaries, were to default on its obligations, its creditors could exercise significant influence over our business. We are dependent on a number of services from Caesars Entertainment, CES and other subsidiaries of Caesars Entertainment, including pursuant to the Omnibus Agreement. If Caesars Entertainment and/or any of its subsidiaries (including CEOC LLC, but excluding the Company and its subsidiaries) file for bankruptcy protection under the U.S. Bankruptcy Code, their filing may materially and adversely affect our assets and operations. For example, in the event of a default by Caesars Entertainment or CEOC LLC, its lenders or their successors may elect to reject the Omnibus Agreement as an executory contract in a bankruptcy proceeding. The result of this influence and any related disruption in our business could have a material adverse effect on our business, financial condition and operating results.
Caesars Entertainment’s interests may conflict with our interests.
The interests of Caesars Entertainment could conflict with our interests. Caesars Entertainment is in a casino and entertainment business similar to ours and may, from time to time in the future, pursue for itself acquisitions that would be complementary to our business, in which case, and as a result, those acquisition opportunities would not be available to us. Without access to acquisition opportunities, we will be limited in growing our business.
The success of our business depends in part on our continued participation in the Caesars Rewards customer loyalty program. If casinos owned by us are unable to access the Caesars Rewards customer loyalty program database, it could have a material adverse impact on our business.
The success of our business depends in part on our ability to direct targeted marketing efforts to important casino and hospitality customers. The ability of our business to undertake those marketing efforts depends to a significant extent on its continued participation in Caesars Rewards owned and maintained by CES and its subsidiaries licensed to us pursuant to the Omnibus Agreement. In connection with this program, the casinos owned by us can develop information which allows them to track casino play and award complimentaries and other promotional opportunities to their customers. Complimentaries and other similar rewards are customarily offered by casino and gaming facilities to their customers and are important incentives to those customers. If the casinos owned by us are unable to access the Caesars Rewards database, it could have a material adverse impact on our business, financial condition and operating results. Participation in Caesars Rewards is one of our competitive strengths and our business and growth strategy are, in part, based on tracked play and targeted marketing efforts.
We rely on tracked play and cross-property play to generate revenue at our properties. In the past, the removal of Caesars Rewards from a property has resulted in negative impacts on such property’s financial results. Similarly, if we are unable to access the Caesars Rewards database, we expect our annual revenue would decline, which could have a material adverse impact on our business and results of operations.
We license the right to use and sublicense various trademarks and service marks from CES and certain of its affiliates. Accordingly, if our existing licensing arrangements were terminated or if a third-party successfully challenges CES or its affiliates’ ownership of, or right to use, the Caesars-related marks or if we are unable to stop unauthorized use of such marks, or if CES or its affiliates use such marks in a way that negatively impacts the value of such marks, our business or results of operations could be harmed.
We have licensed the right to use certain trademarks and service marks owned or used by various affiliates of CES, including CLC. These licensed trademarks and service marks include, among others, “The LINQ,” “Harrah’s,” and “Caesars Rewards.” Our rights to use these trademarks and service marks are among our most valuable assets. If any of CES or CLC were to file for bankruptcy in the future, our business, financial condition and operating results could be adversely affected.
If the existing licensing arrangements were terminated and we fail to enter into new arrangements in respect of these marks, we could lose the rights to use these marks and the corresponding domain names, which could have a material adverse effect on our business, financial condition and operating results. These effects could include those resulting from the cost to change the name of the applicable property and the loss of brand recognition. If a third-party successfully challenges CES or its affiliates’ ownership of, or right to use, these marks (including, for example, due to CES or its affiliates’ failure to file for protection of such marks), our business, financial condition and operating results could be adversely impacted.
In addition, despite CES’s efforts to protect its proprietary rights, parties may infringe on CES’s intellectual property, trademarks and use information that CES regards as proprietary and CES’s rights may be invalidated or unenforceable. The unauthorized use or reproduction of CES’s trademarks could diminish the value of CES’s brand and CES’s market acceptance, competitive advantages or goodwill, which could adversely affect our business.
Additionally, CES has not applied for the registration of all of CES’s trademarks, copyrights, proprietary technology or other intellectual property rights, as the case may be, and may not be successful in obtaining all intellectual property rights for which CES has applied. The laws of some foreign countries may not protect proprietary rights or intellectual property to as great of an extent as do the laws of the United States. In addition, others may independently develop substantially equivalent intellectual property.
In addition, these trademarks and service marks are used by CES and its affiliates around the U.S. and internationally. Any negative events associated with the use of these marks by CES or its affiliates may be out of our control, and may negatively impact the “The LINQ,” “Harrah’s” or “Caesars Rewards” brands, which could harm our business, financial conditions and operating results.
Use of the “Harrah’s” brand name, or any of Caesars Entertainment’s other brands, by entities other than Caesars Entertainment and its affiliates could damage the brands and Caesars Entertainment’s operations and adversely affect our business and results of operations.
The “Harrah’s” brand remains one of the most recognized casino brands in the world and our operations benefit from the global recognition and reputation generated by Caesars Entertainment’s brands. Generally, Caesars Entertainment is actively pursuing gaming and non-gaming management, branding, and development opportunities in Asia and other parts of the world where Caesars Entertainment’s brands and reputation are already well-recognized assets. In addition, Caesars Entertainment will continue to expand Caesars Entertainment’s World Series of Poker tournaments to international jurisdictions where Caesars Entertainment believes there could be legalization of online gaming, in order to grow the brand’s awareness. In connection with such opportunities, Caesars Entertainment intends to grant third parties licenses to use Caesars Entertainment’s brands. Our business, financial condition and operating results may be adversely affected by the management or the enforcement of the “Harrah’s” and the “World Series of Poker” brand names, or any of Caesars Entertainment’s other brands, by third parties outside of Caesars Entertainment’s exclusive control.
Failure by CES to protect the trademarks, technology and other intellectual property that we use could have a negative impact on the value of our brand names and adversely affect our business. In addition, CES may have the right to limit the expansion of scope or usage of our intellectual property.
We license from CES and its subsidiaries intellectual property and technology material to our overall business strategy, and we regard such intellectual property and technology to be an important element of our success. We rely on CES and its subsidiaries to seek to establish and maintain proprietary rights in such intellectual property and technology through the use of copyrights, patents, trademarks and trade secret laws. In addition, we rely on CES and its subsidiaries to maintain the trade secrets and confidential information licensed to us by nondisclosure policies and through the use of appropriate confidentiality agreements. Despite these efforts to protect the proprietary rights on which we rely, parties may infringe such intellectual property and use licensed information and technology that we regard as proprietary and our rights may be invalidated or unenforceable. Monitoring the unauthorized use of our licensed intellectual property and technology is difficult. Litigation by CES and its subsidiaries, as applicable, may be necessary to enforce the intellectual property rights and other rights on which we rely or to determine the validity and scope of the proprietary rights of others. Litigation of this type could result in substantial costs and diversion of resources. We cannot assure you that all of the steps that we, CES and its subsidiaries have or will take to protect the licensed trademarks that we use in the United States will be adequate to prevent imitation of such trademarks by others. The unauthorized use or reproduction of the trademarks that we use could diminish the value of our brand and our market acceptance, competitive advantages or goodwill, which could adversely affect our business. In addition, the expansion of the scope or use of our intellectual property licensed from CES and its subsidiaries, as applicable, in many cases is subject to the consent of CES. Accordingly, we may not be able to take advantage of new applications or uses of our trade names, trademarks or other intellectual property without the consent of CES, which may adversely affect our ability to compete or expand our business scope.
In the event of a bankruptcy of Caesars Entertainment or its subsidiaries (other than the Company and its subsidiaries), a bankruptcy court may substantively consolidate the bankruptcy estates of Caesars Entertainment and its debtor subsidiaries with the Company, which would, among other things, allow the creditors of the bankrupt entities to satisfy their claims from the combined assets of the consolidated entities, including the Company.
In the event of a bankruptcy of Caesars Entertainment or its subsidiaries (other than the Company and its subsidiaries), there can be no assurance that a bankruptcy court will not direct the Company’s or any of its subsidiaries’ substantive consolidation with Caesars Entertainment or a subsidiary of Caesars Entertainment in a bankruptcy case of Caesars Entertainment or such subsidiary, even if the Company or its subsidiaries do not themselves file a bankruptcy petition. The Company’s or its subsidiaries’ substantive consolidation with Caesars Entertainment or its subsidiaries in their bankruptcy cases would, among other things, allow the creditors of the bankrupt entities to satisfy their claims from the combined assets of the consolidated entities, including the Company and its subsidiaries. This may dilute the value of distributions available for recovery to the Company’s creditors if the combined creditor claims exceed the combined value of the entities. In addition, substantive consolidation with Caesars Entertainment or its subsidiaries’ bankruptcies may subject our assets and operations to the automatic stay, and may impair the Company’s ability to operate independently, as well as otherwise restrict our operations and capacity to function as a standalone enterprise.
Risks Relating to the Merger
The Merger remains subject to a number of conditions, and, if these conditions are not satisfied or waived on a timely basis, the Merger Agreement may be terminated and the Merger may not be completed.
On June 24, 2019, Caesars entered into the Merger Agreement with Eldorado and Merger Sub, pursuant to which Merger Sub will merge with and into Caesars with Caesars continuing as the surviving corporation and direct wholly owned subsidiary of Eldorado. The Merger Agreement was amended on August 15, 2019.
Each of Eldorado’s and Caesars’ obligation to complete the Merger remains subject to the satisfaction or waiver of certain conditions, including, among others, (1) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and receipt of required gaming approvals, (2) the absence of any governmental order or law prohibiting the completion of the Merger, (3) absence of a material adverse effect on the other party, (4) the accuracy of the other party’s representations and warranties, subject to customary materiality standards, and (5) compliance of the other party with its respective covenants under the Merger Agreement in all material respects. Other conditions to completing the Merger, such as obtaining stockholder approvals with respect to the Merger from each party’s stockholders and effecting certain amendments to the indenture governing Caesars’ $1.1 billion aggregate principal amount of 5.00% convertible senior notes maturing in 2024 (the “CEC Convertible Notes”), have been satisfied.
The failure to satisfy all of the required conditions, or having to make significant changes to the structure, terms or conditions of the Merger to obtain any required regulatory approvals, could delay the completion of the Merger by a significant period of time, increase the costs associated with completing the Merger or prevent the Merger from occurring. Any delay in completing the Merger could cause the parties to not realize some or all of the benefits that are expected to be achieved if the Merger is successfully completed within the expected timeframe. There can be no assurance that the conditions to completion of the Merger will be satisfied or waived, and if satisfied or waived, when they will be satisfied or waived. In addition, other factors, such as delays, challenges and expenses associated with the indebtedness planned to be incurred in connection with the Merger, may affect when and whether the Merger will occur. The Merger Agreement contains termination rights for each of Caesars and Eldorado if the Merger is not completed by June 24, 2020, which date will be extended automatically until September 24, 2020 and thereafter until December 24, 2020, if all conditions precedent, other than the expiration of the waiting period under the HSR Act and/or receipt of required gaming approvals, have been satisfied or are capable of being satisfied.

Caesars stockholders cannot be certain of the date they will receive the merger consideration or of the aggregate value of the merger consideration they will receive.
That date that Caesars stockholders will receive the merger considerations depends on the Closing Date, which is uncertain. On the date of the special meeting of Caesars stockholders to approve the Merger, Caesars stockholders did not know the exact market value of the Eldorado Common Stock that they may receive upon completion of the Merger.
Upon completion of the Merger, each share of Caesars Common Stock will be converted into merger consideration consisting of either cash consideration or stock consideration in the form of shares of Eldorado Common Stock, or a mix of both, pursuant to the terms of the Merger Agreement.
The amount of and value of the merger consideration that Caesars stockholders will receive will fluctuate based on the market price of shares of Eldorado Common Stock, regardless of whether they receive cash consideration or stock consideration, or a mix of both. The merger consideration that Caesars stockholders will receive for each share of Caesars Common Stock will be based on the Eldorado Common Stock VWAP. Both the closing price of shares of Eldorado Common Stock on the Closing Date and the Eldorado Common Stock VWAP may vary from the closing price of shares of Eldorado Common Stock on the date that Caesars and Eldorado announced the Merger, on the date of the special meeting of Caesars stockholders to approve the Merger, on the date of Caesar Entertainment’s Form 10-K, on the date that a stockholder elects to receive cash consideration or stock consideration in the Merger or on any other date. Any change in the market price of shares of Eldorado Common Stock prior to the completion of the Merger will affect the value of the merger consideration that Caesars stockholders will receive upon completion of the Merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Caesars’ and Eldorado’s respective businesses, operations and prospects, and regulatory considerations, among other things. Many of these factors are beyond Caesars’ control. Accordingly, at the time that our stockholders make elections to receive cash consideration or stock consideration in the Merger, Caesars stockholders will not know or be able to calculate the amount of the cash consideration or stock consideration they would receive or the value of the shares of Eldorado Common Stock they would receive upon completion of the Merger.
Caesars stockholders may receive a form of consideration different from what they elect.
Although each holder of shares of Caesars Common Stock may elect to receive all cash or all shares of Eldorado Common Stock in the Merger, or cash for certain shares of Caesars Common Stock and shares of Eldorado Common Stock for other shares, the pool of the aggregate cash and shares of Eldorado Common Stock representing the merger consideration for all Caesars stockholders is fixed. As a result, if either the aggregate cash elections or the aggregate stock elections exceed the maximum available, and certain Caesars stockholders choose the consideration election that exceeds the maximum available, some or all of their consideration may be in a form that they did not choose.
The Merger Agreement limits Caesars’ ability to pursue alternative transactions to the Merger and, in certain circumstances, could require Caesars to pay a termination fee to Eldorado.
The Merger Agreement also prohibits Caesars and Eldorado from soliciting competing acquisition proposals, which limits Caesars’ ability to affirmatively seek offers from other possible acquirers that may be superior to the Merger. If Caesars receives an acquisition proposal. the Merger Agreement is later terminated by Eldorado in certain circumstances relating to Caesars’ breach of the Merger Agreement and within 12 months after termination Caesars enter into a definitive agreement with respect to or consummate an alternative transaction, Caesars will be required to pay Eldorado a termination fee of approximately $418.4 million. This termination fee may make it less likely that a third party will make an alternative acquisition proposal for Caesars. Payment of this termination fee may also require Caesars to use available cash that would have otherwise been available for general corporate purposes and other matters.
While the Merger is pending, we are subject to business uncertainties and contractual restrictions that could materially and adversely affect Caesars’ stock and/or bond prices and our operating results, financial position and/or cash flows or result in a loss of employees, customers, members, providers or suppliers.
The Merger Agreement includes restrictions on the conduct of business prior to the completion of the Merger or termination of the Merger Agreement, generally requiring us, as a subsidiary of Caesars, to conduct our business in the ordinary course and subjecting us to a variety of specified limitations absent Eldorado’s prior written consent. We may find that these and other contractual restrictions in the Merger Agreement delay or prevent us from responding, or limit our ability to respond, effectively to competitive pressures, industry developments and future business opportunities that may arise during such period, even if our management believes they may be advisable. The pendency of the Merger may also divert management’s attention and our resources from ongoing business and operations.

Our employees, customers, members, providers and suppliers may experience uncertainties about the effects of the Merger. In connection with the Merger, it is possible that some customers, members, providers, suppliers and other parties with whom we have, or seek to establish, a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationship or key commercial agreements with us, or not to establish a relationship with us, as a result of the Merger. Similarly, current and prospective employees may experience uncertainty about their future roles with us following the completion of the Merger, which may materially and adversely affect our ability to attract and retain key employees, and current employees may lose productivity as a result of such uncertainty. If any of these effects were to occur, it could materially and adversely impact Caesars’ stock and/or bond prices, operating results, financial position and/or cash flows.
Failure to complete the Merger could negatively impact Caesars’ stock and/or bond prices and our operating results, financial position and/or cash flows.
If the Merger is not completed for any reason, our ongoing businesses may be materially and adversely affected, we will not have realized any of the potential benefits of having completed the Merger, and we will be subject to a number of risks, including the following:

•
we may experience negative reactions from the financial markets, including negative impacts on Caesars’ stock and/or bond prices, which may reflect a market assumption that the Merger will be completed, and from our customers, vendors, joint-venture partners, other third parties, regulators and employees;

•
we may lose key employees during the period in which Caesars and Eldorado are pursuing the Merger, which may adversely affect us in the future if we are not able to hire and retain qualified personnel to replace departing employees;

•
matters relating to the Merger (including integration planning) may require substantial commitments of time and resources by our management and key employees, which could otherwise have been devoted to other opportunities that may have been beneficial to us;

•	we may not be able to respond effectively to competitive pressures, industry developments and future business opportunities;

•	in certain circumstances, Caesars may be required to pay a $418.4 million termination fee to Eldorado;

•	Caesars would have incurred significant expenses relating to the Merger that it may be unable to recover; and

•	Caesars could be subject to litigation related to its failure to complete the Merger or to perform its obligations under the Merger Agreement.
There can be no assurance that the risks described above will not materialize. If any of those risks materialize, they may materially and adversely affect Caesars’ stock and/or bond prices, operating results, financial position and/or cash flows.
Caesars has incurred, and will continue to incur, substantial transaction fees and Merger-related costs in connection with the Merger.
Caesars has incurred, and will continue to incur, non-recurring transaction fees, which include legal and advisory fees and substantial Merger-related costs associated with completing the Merger, combining the operations of the two companies and achieving desired synergies. Additional unanticipated costs may be incurred in the course of the integration of the businesses of Caesars and Eldorado. The companies cannot be certain that the realization of other benefits related to the integration of the two businesses will offset the transaction and Merger-related costs in the near term, or at all.
Upon completion of the Merger, holders of shares of Caesars Common Stock will become holders of shares of Eldorado Common Stock and the market price for Eldorado Common Stock may be affected by factors different from those that historically have affected Caesars.
Upon completion of the Merger, holders of shares of Caesars Common Stock will become holders of shares of Eldorado Common Stock. Eldorado’s businesses differ from those of Caesars, and accordingly the results of operations of Eldorado will be affected by some factors that are different from those currently affecting the results of operations of Caesars. For a discussion of risk factors to consider in connection with Eldorado’s businesses, see Part I, Item 1A of Eldorado’s Annual Report on Form 10-K for the year ended December 31, 2018 and Part II, Item 1A of Eldorado’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2019 and September 30, 2019.

Litigation against Caesars, Eldorado and/or the members of their respective boards of directors challenging the Merger could prevent or delay the completion of the Merger or result in the payment of damages following completion of the Merger.
Stockholders of Caesars and/or Eldorado have filed, and may file lawsuits challenging the Merger or the other transactions contemplated by the Merger Agreement naming Caesars, Eldorado and/or the members of their respective boards of directors as defendants. See Note 10. The outcome of such lawsuits cannot be assured, including the amount of costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation of these claims. If plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the Merger on the agreed-upon terms, such an injunction may delay completion of the Merger in the expected timeframe, or may prevent the Merger from being completed at all. Whether or not any plaintiff’s claim is successful, this type of litigation can result in significant costs and divert management’s attention and resources from the completion of the Merger and ongoing business activities, which could adversely affect the operation of our business.
One of the conditions to completion of the Merger is the absence of any governmental order or law prohibiting the completion of the Merger. Accordingly, if a plaintiff is successful in obtaining an order prohibiting the completion of the Merger, then such order may prevent the Merger from being completed, or from being completed within the expected timeframe.
Following the Merger, the combined company will be subject to a number of uncertainties and risks that could affect its stock price, operating results, financial position and/or cash flows.
Following the Merger, the combined company will be subject to a number of uncertainties and risks, including the following:

•
the integration of Caesars and Eldorado following the Merger may present significant challenges, and we cannot be sure that the combined company will be able to realize the anticipated benefits of the Merger in the anticipated time frame or at all;

•	the combined company may be unable to realize anticipated cost synergies to the extent and within the time expected, and may incur additional costs in order to realize these cost synergies;

•
the combined company will have a substantial amount of indebtedness outstanding following the Merger and may incur additional indebtedness in the future, which could restrict the combined company’s ability to pay dividends and fund working capital and planned capital expenditures;

•
the composition of the combined company’s board of directors will be different than the composition of Caesars’ current board of directors, which may affect the strategy and operations of the combined company;

•	regulatory agencies may impose terms and conditions on approvals of the Merger that could adversely affect the projected financial results of the combined company;

•
substantial costs will be incurred in connection with the Merger, including costs associated with integrating the businesses of Caesars and Eldorado and transaction expenses arising from the Merger, which could adversely affect the projected financial results of the combined company;

•
following the Merger and the transactions contemplated by the Master Transaction Agreement, dated as of June 24, 2019, by and between Eldorado and VICI, the combined company and its subsidiaries will be required to pay a significant portion of their cash flow from operations to third parties pursuant to leasing and related arrangements;

•
the announcement or completion of the Merger may trigger change in control or other provisions in certain of Caesars’ and Eldorado’s commercial agreements, which could adversely affect the projected financial results of the combined company;

•	Caesars’ stockholders will have a reduced ownership and voting interest in the combined company and, as a result, will exercise less influence over management;

•	Caesars’ stockholders will have different rights under the combined company’s governing documents than they do currently under Caesars’ governing documents;

•
the market price of the combined company’s common stock may be affected by factors different from those affecting Caesars Common Stock prior to the completion of the Merger, and may decline as a result of the Merger; and

•	business may suffer if the combined company does not succeed in attracting and retaining existing and additional personnel.

PRIVATE SECURITIES LITIGATION REFORM ACT
This Annual Report contains or may contain “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on our current expectations about future events. Further, statements that include words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue,” “present,” “plan,” or “pursue,” or the negative of these words or other words or expressions of similar meaning may identify forward-looking statements. These forward-looking statements are found at various places throughout this report. These forward-looking statements, including, without limitation, those relating to the Merger, future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings, and future financial results, wherever they occur in this report, are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors set forth above and from time to time in our filings with the Securities and Exchange Commission.
In addition to the risk factors set forth above, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include without limitation:

•
risks related to the Merger, including, but not limited to: (1) the inability to complete the Merger due to the failure to satisfy certain conditions to completion of the Merger, including the receipt of all gaming and other regulatory approvals related to the Merger; (2) uncertainties as to the timing of the completion of the Merger and the ability of each party to complete the Merger; (3) disruption of our current plans and operations; (4) the inability to retain and hire key personnel; (5) competitive responses to the Merger; (6) termination fees and unexpected costs, charges or expenses resulting from the Merger; (7) the outcome of any legal proceedings instituted against Caesars or its directors related to the Merger Agreement; (8) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Merger; (9) the inability to obtain, or delays in obtaining, cost savings and synergies from the Merger; (10) delays, challenges and expenses associated with integrating the combined companies’ existing businesses and the indebtedness planned to be incurred in connection with the Merger; and (11) legislative, regulatory and economic developments;

•
our ability to respond to changes in the industry, particularly digital transformation, and to take advantage of the opportunity for legalized sports betting in multiple jurisdictions in the United States (which may require third-party arrangements and/or regulatory approval);

•
development of our announced convention center in Las Vegas, CAESARS FORUM, and certain of our other announced projects are subject to risks associated with new construction projects, including those described below;

•	we may not be able to realize the anticipated benefits of our acquisition of Centaur Holdings, LLC;

•	the impact of our operating structure following CEOC’s emergence from bankruptcy;

•	the effects of local and national economic, credit and capital market conditions on the economy, in general, and on the gaming industry, in particular;

•	the effect of reductions in consumer discretionary spending due to economic downturns or other factors and changes in consumer demands;

•
foreign regulatory policies, particularly in mainland China or other countries in which our customers reside or where we have operations, including restrictions on foreign currency exchange or importation of currency, and the judicial enforcement of gaming debts;

•
the ability to realize improvements in our business and results of operations through our property renovation investments, technology deployments, business process improvement initiatives and other continuous improvement initiatives;

•	the ability to take advantage of opportunities to grow our revenue;

•	the ability to realize all of the anticipated benefits of current or potential future acquisitions or divestitures;

•	the ability to effectively compete against our competitors;

•	our dependence on the Las Vegas market and lack of geographical diversification;

•	the dependence on the success of third parties adjacent to our properties to generate revenue for our business;

•	uncertainty in the completion of projects neighboring our properties that are expected to be beneficial to our properties;

•
the impact of our substantial indebtedness, including its impact on our ability to raise additional capital in the future and react to changes in the economy, and lease obligations and the restrictions in our debt and lease agreements;

•
the ability to access available and reasonable financing or additional capital on a timely basis and on acceptable terms or at all, including our ability to refinance our indebtedness on acceptable terms;

•	the ability of our customer tracking, customer loyalty, and yield management programs to continue to increase customer loyalty and hotel sales;

•	growth in consumer demand for non-gaming offerings;

•	abnormal gaming holds (“gaming hold” is the amount of money that is retained by the casino from wagers by customers);

•	the effects of competition, including locations of competitors, growth of online gaming, competition for new licenses, and operating and market competition;

•	our ability to recoup costs of capital investments through higher revenues;

•	the possibility that we may not be able to host the World Series of Poker’s Main Event and the resulting negative impact on our revenues;

•	our ability to attract, retain and motivate employees, including in connection with the Merger;

•	our ability to retain our performers or other entertainment offerings on acceptable terms or at all;

•	the risk of fraud, theft and cheating;

•	our ability to protect our intellectual property rights and damages caused to our brands due to the unauthorized use of our brand names by third-parties in ways outside of our control;

•	the ability to timely and cost-effectively integrate companies that we acquire into our operations;

•	the ability to execute on our brand licensing and management strategy is subject to third party agreements and other risks associated with new projects;

•	not being able to realize all of our anticipated cost savings;

•	seasonal fluctuations resulting in volatility and an adverse effect on our operating results;

•	any impairments to goodwill, indefinite-lived intangible assets, or long-lived assets that we may incur;

•
construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues;

•
acts of war or terrorist incidents, severe weather conditions, uprisings or natural disasters, including losses therefrom, losses in revenues and damage to property, and the impact of severe weather conditions on our ability to attract customers to certain facilities of ours;

•	fluctuations in energy prices;

•	work stoppages and other labor problems;

•	our ability to collect on credit extended to our customers;

•	the impact of adverse legal proceedings and judicial and governmental body actions, including gaming legislative action, referenda, regulatory disciplinary actions, and fines and taxation;

•	the effects of environmental and structural building conditions relating to our properties;

•	our exposure to environmental liability, including as a result of unknown environmental contamination;

•	access to insurance for our assets on reasonable terms;

•	the impact, if any, of unfunded pension benefits under multi-employer pension plans;

•	a disruption, failure, or breach of our network, information systems, or other technology, or those of our vendors, on which we are dependent;

•	risks and costs associated with protecting the integrity and security of internal, employee, and customer data;

•
changes in the extensive governmental regulations to which we are subject and (i) changes in laws, including increased tax rates, smoking bans, regulations, or accounting standards; (ii) third-party relations; and (iii) approvals, decisions, disciplines and fines of courts, regulators, and governmental bodies;

•
compliance with the extensive laws and regulations to which we are subject, including applicable gaming laws and other anti-corruption laws and the Bank Secrecy Act and other anti-money laundering laws;

•
our dependence on the management of Caesars Entertainment, CEOC LLC and CES to render services to us and operate our properties, and provide us with access to intellectual property rights, the Caesars Rewards customer loyalty program, customer databases and other services, rights and information;

•	differences in our interests and those of our ultimate parent entity, Caesars Entertainment or its other subsidiaries, including CEOC LLC;

•	the failure of Caesars Entertainment to protect the trademarks that are licensed to us;

•	risks related to CEOC LLC’s emergence from bankruptcy; and

•	the other factors set forth under Item 1A, “Risk Factors.”
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events, except as required by law.

ITEM 1B.	Unresolved Staff Comments
None.

ITEM 2.	Properties
As of December 31, 2019, the following are our properties. All amounts are approximations.

Property	Location	Casino Space– Sq. Ft.	Slot Machines	Table Games	Hotel Rooms & Suites
Owned
Bally’s Las Vegas	Las Vegas, NV	68,400	940	70	2,810
The Cromwell	Las Vegas, NV	41,600	360	50	190
Flamingo Las Vegas	Las Vegas, NV	72,300	1,120	110	3,450
Harrah’s Atlantic City	Atlantic City, NJ	156,300	2,050	170	2,590
Harrah’s Laughlin	Laughlin, NV	56,400	880	40	1,510
Harrah’s New Orleans	New Orleans, LA	101,100	1,490	160	450
Hoosier Park (1)	Anderson, IN	55,300	1,490	—	—
Indiana Grand (2)	Shelbyville, IN	105,100	2,000	—	—
The LINQ Hotel & Casino	Las Vegas, NV	32,900	780	60	2,250
The LINQ Promenade (3)	Las Vegas, NV	—	—	—	—
Paris Las Vegas	Las Vegas, NV	95,300	980	100	2,920
Planet Hollywood Resort & Casino	Las Vegas, NV	64,500	1,070	110	2,500

Leased
Harrah’s Las Vegas	Las Vegas, NV	88,800	1,250	90	2,540
Rio All-Suite Hotel & Casino (4)	Las Vegas, NV	117,300	1,050	70	2,520
___________________

(1)	Hoosier Park includes operations of our off-track betting locations, Winner’s Circle Indianapolis and Winner’s Circle New Haven.

(2)	Indiana Grand includes operations of our off-track betting location, Winner’s Circle Clarksville.

(3)
The LINQ Promenade is an open-air dining, entertainment, and retail promenade located on the east side of the Las Vegas Strip. It also features the High Roller, a 550-foot observation wheel, and the Fly LINQ Zipline attraction.

(4)	Rio was sold on December 5, 2019 and Caesars continues to operate the property under a lease for an initial term of 2 years.

ITEM 3.	Legal Proceedings
From time to time, we are a defendant in various lawsuits or other legal proceedings relating to matters incidental to our business. Some of these matters involve commercial or contractual disputes, intellectual property claims, legal compliance, personal injury claims, and employment claims. As with all legal proceedings, no assurance can be provided as to the outcome of these matters and in general, legal proceedings can be expensive and time consuming. We may not be successful in the defense or prosecution of these lawsuits, which could result in settlements or damages that could significantly impact our business, financial condition, and results of operations. See Note 10 for full details of the litigation matters.

ITEM 4.	Mine Safety Disclosures
Not applicable.

PART II

ITEM 5.	Market for the Company’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities
CRC was created on December 22, 2017 with the merger of Caesars Entertainment Resort Properties, LLC and Caesars Growth Properties Holdings, LLC. CRC is a wholly owned subsidiary of Caesars Growth Partners, LLC, which is a wholly owned subsidiary of CEC. Accordingly, there is no established public trading market for our equity interests.
CRC had one shareholder of record as of February 25, 2020.

ITEM 6.	Selected Financial Data
Item 6, “Selected Financial Data,” has been omitted from this report.

ITEM 7.    Management’s Discussion and Analysis of Financial Condition and Results of Operations
In this report, the name “CRC LLC” refers to the parent holding company, Caesars Resort Collection, LLC, exclusive of its consolidated subsidiaries and variable interest entities, unless otherwise stated or the context otherwise requires. The words “CRC,” “Company,” “we,” “our,” and “us” refer to Caesars Resort Collection, LLC, inclusive of its consolidated subsidiaries and variable interest entities, unless otherwise stated or the context otherwise requires.
We also refer to (i) our Consolidated Financial Statements as our “Financial Statements,” (ii) our Consolidated Statements of Operations and Comprehensive Income/(Loss) as our “Statements of Operations,” (iii) our Consolidated Balance Sheets as our “Balance Sheets,” and (iv) our Consolidated Statements of Cash Flows as our “Statements of Cash Flows.” References to numbered “Notes” refer to Notes to our Consolidated Financial Statements included in Item 8.
The following discussion should be read in conjunction with, and is qualified in its entirety by, the audited consolidated financial statements and the notes thereto and other financial information included elsewhere in this report. The statements in this discussion regarding our expectations of our future performance, liquidity and capital resources, and other non-historical statements are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties. Our actual results may differ materially from those contained in or implied by any forward-looking statements. See Item 1A, “Risk Factors—PRIVATE SECURITIES LITIGATION REFORM ACT,” of this report.
Overview

CRC LLC is a Delaware limited liability company and wholly owned by Caesars Entertainment Corporation (“CEC,” “Caesars,” and “Caesars Entertainment”). CRC was created on December 22, 2017, with the merger of Caesars Entertainment Resort Properties, LLC (“CERP”) into Caesars Growth Properties Holdings, LLC (“CGPH”) (the “CRC Merger”).
CRC’s properties operate under well-known brands and include Bally’s Las Vegas, The Cromwell, Flamingo Las Vegas, Harrah’s Atlantic City, Harrah’s Laughlin, Harrah’s New Orleans, Hoosier Park, Indiana Grand, The LINQ Hotel & Casino, The LINQ Promenade, Paris Las Vegas, Planet Hollywood Resort & Casino (“Planet Hollywood”), Rio All-Suite Hotel & Casino (“Rio”), and Harrah’s Las Vegas. CRC leases Harrah’s Las Vegas from VICI Properties Inc. and/or its subsidiaries (collectively, “VICI”), the real estate investment trust that holds certain real property assets formerly held by Caesars Entertainment Operating Company, Inc. (“CEOC”).
We view each property as an operating segment and aggregate such properties into one reportable segment, which is consistent with how we manage the business.
Summary of Significant Events

The following are the significant events and drivers of performance. Accordingly, the remainder of the discussion and analysis of results should be read in conjunction with this summary.
Year Ended December 31, 2019
Proposed Merger of Caesars Entertainment Corporation with Eldorado Resorts, Inc.
On June 24, 2019, Caesars, Eldorado Resorts, Inc., a Nevada corporation (“Eldorado”), and Colt Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Eldorado (“Merger Sub”), entered into an Agreement and Plan of Merger (as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of August 15, 2019, and as it may be further amended from time to time, the “Merger Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into Caesars (the “Merger”), with Caesars continuing as the surviving corporation and a direct wholly owned subsidiary of Eldorado. On November 15, 2019, the respective stockholders of Caesars and Eldorado voted to approve the Merger. The transaction is expected to close in the first half of 2020. In connection with the Merger, Eldorado will change its name to Caesars Entertainment, Inc. See Note 1.
The Merger may have significant effects on us, including, among others, the significant diversion of management and employee attention from ordinary course matters. For a more extensive discussion of those and other possible effects, please refer to “Risk Factors” in Part I, Item 1A of this report.

Rio All-Suite Hotel & Casino Disposition
On September 20, 2019, Rio Properties, LLC, a subsidiary of CEC, entered into a Purchase and Sale Agreement and Joint Escrow Instructions for certain assets of Rio. During the quarter ended September 30, 2019, we recorded an impairment charge of $380 million, which included $6 million related to selling costs, as the carrying value was higher than the fair value. On December 5, 2019, the transaction was completed for a sales price of approximately $516 million. The sales price received includes $40 million in seller financing that we provided the buyer at a 9% interest rate, that is due to us in two years unless extended for an additional year. Interest may be paid monthly, or paid-in-kind at the option of the buyer. We received $470 million in cash proceeds, net of selling costs. In connection with the closing of the sale, we entered into a lease and trademark license under which we will continue to operate the property under the Rio trademark for an initial term of two years at an annual rent amount of approximately $45 million. See Note 1.
Adoption of New Lease Accounting Standard
On January 1, 2019, we adopted the new accounting standard Accounting Standards Update 2016-02, Leases (Topic 842), and all related amendments. See Note 9 for additional information and details on the effects of adopting the new standard.
Year Ended December 31, 2018
Acquisition of Centaur Holdings, LLC
On July 16, 2018, we completed the acquisition of Centaur Holdings, LLC (“Centaur”). Centaur operated Hoosier Park Racing & Casino (“Hoosier Park”) in Anderson, Indiana, and Indiana Grand Racing & Casino (“Indiana Grand”) in Shelbyville, Indiana. See Note 4 for additional information.
Sale of Octavius Tower at Caesars Palace
On July 11, 2018, we sold Octavius Tower at Caesars Palace (“Octavius Tower”) to VICI for $508 million in cash. The sale was contingent on CEC completing the sale of the land and real property improvements used in the operation of Harrah’s Philadelphia Casino and Racetrack (“Harrah’s Philadelphia”) to VICI and modifying certain existing lease agreements with VICI. On December 26, 2018, the sale of Harrah’s Philadelphia was completed and modifications to certain of our existing lease agreements with VICI were consummated. As a result, on December 26, 2018, we derecognized the Octavius Tower real estate assets and financing obligation and recognized a gain on sale of $271 million. Proceeds from the transaction were used to partially fund the closing of CRC’s acquisition of Centaur.

Discussion of Operating Results

Analysis of Key Drivers of Consolidated Operating Results
The following represents the discussion and analysis of the results of operations and key metrics focusing on the key drivers of performance.

	Years Ended December 31,			Fav/(Unfav) Change %
(Dollars in millions)	2019	2018	2017	2019 vs 2018	2018 vs 2017
Casino	$1,770	$1,513	$1,335	17.0%	13.3%
Food and beverage	820	797	795	2.9%	0.3%
Rooms	1,015	960	955	5.7%	0.5%
Other revenue	511	541	507	(5.5)%	6.7%
Net revenues	$4,116	$3,811	$3,592	8.0%	6.1%

Total operating expenses	$3,782	$3,038	$3,048	(24.5)%	0.3%
Income from operations	334	773	544	(56.8)%	42.1%
Net income/(loss)	(78)	289	26	*	*
Adjusted EBITDA (1)	1,230	1,134	1,083	8.5%	4.7%
Operating margin (2)	8.1%	20.3%	15.1%	(12.2) pts	5.2 pts
___________________

*	Not meaningful.

(1)
See the “Reconciliation of Non-GAAP Financial Measures” discussion later in this Management’s Discussion and Analysis of Financial Condition and Results of Operations for a reconciliation of Adjusted EBITDA.

(2)	Operating margin is calculated as income from operations divided by net revenues.
Net Revenues
Year Ended December 31, 2019 versus 2018
Net revenues increased $305 million, or 8.0%, in 2019 compared with 2018 primarily due to the following:

•	Additional net revenue of $283 million associated with an extra six and a half months of operations with the acquisition of Centaur on July 16, 2018.

•	Rooms revenues increased $55 million in 2019 compared with 2018 primarily due to an increase in occupancy rates and increased ADR from higher resort fees in 2019 at our Las Vegas properties.

•
Food and beverage revenues, excluding Centaur, increased $5 million in 2019 compared with 2018, primarily due to higher occupancy rates, newly opened food and beverage outlets in 2019 and increased revenues from venues opened in 2018 in the Las Vegas region.

•
The increases were offset by a decline in other revenue, excluding Centaur, of $37 million in 2019 compared with 2018, primarily due to lower entertainment ticket sales and a decrease of lease revenue after the sale of Octavius Tower to VICI in the third quarter of 2018.

Year Ended December 31, 2018 versus 2017
Net revenues increased $219 million, or 6.1%, in 2018 compared with 2017 primarily due to the following:

•
Casino revenues increased $178 million, or 13.3%, primarily due to the acquisition of Centaur, which contributed $209 million. This was partially offset by a decrease in the Las Vegas region primarily due to higher complimentaries.

•
Other revenue increased $34 million, or 6.7%, in 2018 compared with 2017 primarily due to increases in valet and self-parking revenues as well as increases in retail and lease revenues at certain Las Vegas properties.

•	Rooms revenues increased $5 million, or 0.5%, in 2018 compared with 2017 primarily due to an increase in resort fees revenue in the Las Vegas region.

Operating Expenses
Year Ended December 31, 2019 versus 2018
Operating expenses increased $744 million, or 24.5%, in 2019 compared with 2018 primarily due to the following:

•	Impairment of tangible and other intangible assets increased $380 million due to the recognition of impairment charges in 2019 related to land and buildings at Rio.

•	A nonrecurring gain on sale recognized for the Octavius Tower of $271 million in 2018.

•	Additional operating expenses of $223 million associated with an extra six and a half months of operations associated with the acquisition of Centaur.

•	Other operating costs, excluding Centaur, decreased $47 million in 2019, primarily due to nonrecurring contract termination fees and exit costs recognized in 2018.

•
Depreciation and amortization, excluding Centaur, decreased $84 million, primarily due to lower accelerated depreciation in 2019 compared with 2018 due to the removal and replacement of certain assets in connection with ongoing property renovation projects in the prior year.

Year Ended December 31, 2018 versus 2017
Operating expenses decreased $10 million, or 0.3%, in 2018 compared with 2017 primarily due to the gain on sale recognized for the Octavius Tower of $271 million and partially offset by the acquisition of Centaur which contributed $177 million. In addition to the effect of Octavius Tower and Centaur, operating expenses increased $84 million primarily due to the following:

•	Other operating costs increased $48 million primarily due to $20 million related to lease termination costs, a $10 million loss on asset sales in 2018 and $8 million in acquisition costs for Centaur.

•	Corporate expense increased $45 million primarily due to increases in corporate overhead in 2018.

•
Depreciation and amortization increased $21 million primarily due to significant additions to property and equipment that began depreciating upon the completion of major renovation projects at certain Las Vegas properties in 2018.

•	These increases were partially offset by a decrease of $40 million in direct expenses primarily due to operating efficiencies driven by lower marketing and labor costs.
Other Factors Affecting Net Income/(Loss)

	Years Ended December 31,			Fav/(Unfav) Change %
(Dollars in millions)	2019	2018	2017	2019 vs 2018	2018 vs 2017
Interest expense	$(415)	$(423)	$(528)	1.9%	19.9%
Loss on extinguishment of debt	—	—	(219)	*	100.0%
Restructuring and support expenses	—	—	(46)	*	100.0%
Other income	4	9	5	(55.6)%	80.0%
Income tax benefit/(provision)	(1)	(70)	270	98.6%	*
___________________

*	Not meaningful.
Interest Expense
Interest expense decreased $8 million in 2019 compared with 2018 primarily as a result of interest expense recognized prior to the sale of Octavius Tower to VICI in the third quarter of 2018 as well as an increase in capitalized interest of $16 million related to construction of the Forum Convention Center. The effect of an increase in the floating one-month London Interbank Offered Rate (“LIBOR”) and additional interest rate swaps becoming effective in 2019 offset these decreases.
Interest expense decreased $105 million in 2018 compared with 2017 primarily due to the refinancing of the previously outstanding debt which reduced the interest rate margins in the second quarter of 2017 as well as repayment of loans in 2017. The reduction in interest expense pertaining to these debt instruments was $184 million in 2018 compared with 2017. These decreases were partially offset by an increase of $89 million in interest expense in 2018 related to our lease agreement with VICI that is accounted for as a failed sale-leaseback financing obligation and accreted interest on the Octavius Tower failed sale financing obligation prior to the recognition of sale on December 26, 2018, which were not outstanding during 2017.
Loss on Extinguishment of Debt
We recognized losses on extinguishment of debt totaling $219 million in 2017 relating to early debt redemption charges as well as the write-off of debt discounts and deferred financing costs associated with the extinguishment of the outstanding debt of CGPH and CERP in conjunction with the refinancing during the year.
Restructuring and Support Expenses

As described in Note 8, upon CEOC’s emergence from bankruptcy on October 6, 2017, VICI received a call right (the “VICI Call Right”) for up to five years to purchase the real property assets associated with Harrah’s Atlantic City, Harrah’s Laughlin and Harrah’s New Orleans from CRC. Because we believed it was probable that this obligation as described in CEOC’s plan of reorganization would ultimately be settled by CEC, we accrued $131 million related to this item in the year ended December 31, 2016 and a further fair value adjustment of $46 million during the year ended December 31, 2017. On October 6, 2017, the VICI Call Right was transferred to Accrued expenses and other current liabilities on our Balance Sheet.
Income Tax Benefit/(Provision)
CGPH income subsequent to May 2014 was not tax impacted at the CGPH level as CGPH became a disregarded entity for income tax purposes starting in May 2014 and was treated as a flow through entity for income tax purposes. At the time of the CRC Merger, CRC made a “check-the-box” election to be treated as a corporation for income tax purposes.
The effective tax rates were negative 1.3% for 2019, 19.5% for 2018, and 110.6% for 2017. The effective tax rate in 2019 differed from the statutory rate of 21% primarily due to nondeductible expenses and an increase in unrecognized tax benefits relating to tax positions taken on the 2018 and 2019 tax returns. The effective tax rate in 2018 differed from the statutory rate of 21% primarily due to additional deferred tax benefits from the Tax Act (defined below) passed in 2017 offset by state income taxes. The effective tax rate in 2017 differed from the statutory rate of 35% primarily due to the nontaxable income/loss from CGPH prior to the CRC Merger, the tax effect of the “check-the-box” election on CRC, and the Tax Act passed in 2017. See Note 14 for a detailed discussion of income taxes and the effective tax rates.
On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act makes broad and complex changes to the U.S. tax code that affected our year ended December 31, 2017, including, but not limited to, reducing the U.S. federal corporate tax rate and bonus depreciation that will allow for full expensing of qualified property.
As of December 31, 2018, the Company has completed the accounting for the tax effects of the Tax Act. During the year ended December 31, 2017, the Company made a reasonable estimate of the effects on the existing deferred tax balances and accrued a provisional income tax benefit of approximately $218 million which was recorded in the period ended December 31, 2017. The Company revised its estimate of the effects on the existing deferred tax balances as of December 31, 2017, and accrued an additional provisional income tax benefit of $33 million. The total amount of the revised estimated income tax benefit includes (i) $209 million related to the net deferred tax benefit of the corporate rate reduction and (ii) $42 million relating to the net deferred tax benefit of state deferred tax assets which are now realizable due to the changing rules related to interest expense disallowance for those states which conform to the Tax Act.
As a result of the Tax Act, we expect the effective rate, in future years, to trend toward the newly enacted U.S. statutory rate.
Reconciliation of Non-GAAP Financial Measures
Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) is presented as a measure of the Company’s performance. Adjusted EBITDA is defined as revenues less operating expenses and is comprised of net income/(loss) before (i) interest expense, net of interest capitalized and interest income, (ii) income tax (benefit)/provision, (iii) depreciation and amortization, and (iv) certain items that we do not consider indicative of its ongoing operating performance at an operating property level.
In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Adjusted EBITDA should not be construed as an inference that future results will be unaffected by unusual or unexpected items.

Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with generally accepted accounting principles, “GAAP”). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Adjusted EBITDA is included because management uses Adjusted EBITDA to measure performance and allocate resources, and believes that Adjusted EBITDA provides investors with additional information consistent with that used by management.
Reconciliation of Adjusted EBITDA

	Years Ended December 31,
(In millions)	2019	2018	2017
Net income/(loss)	$(78)	$289	$26
Income tax (benefit)/provision	1	70	(270)
Restructuring and support expenses	—	—	46
Other income	(4)	(9)	(5)
Loss on extinguishment of debt	—	—	219
Interest expense	415	423	528
Depreciation and amortization	418	475	436
Impairment of tangible assets	380	—	—
Other operating costs (1)	59	105	53
Gain on sale of Octavius Tower	—	(271)	—
Stock-based compensation expense	34	31	13
Other items (2)	5	21	37
Adjusted EBITDA	$1,230	$1,134	$1,083
____________________

(1)
Amounts primarily represent costs incurred in connection with development activities and reorganization activities, and/or recoveries associated with such items, including acquisition and integration costs, contract exit fees (including exiting the fully bundled sales system of NV Energy for electric service at our Nevada properties), lease termination costs, gains and losses on asset sales, severance costs, demolition costs, and project opening costs.

(2)
Amounts include other add-backs and deductions to arrive at Adjusted EBITDA but not separately identified such as professional and consulting services, sign-on and retention bonuses, business optimization expenses for IT transformation, and permit remediation costs.

Liquidity and Capital Resources

Liquidity and Capital Resources
As of December 31, 2019, our cash and cash equivalents totaled $960 million. During the year ended December 31, 2019, we repaid the $100 million outstanding balance on our revolving credit facility. The total capacity available under this revolving credit facility is approximately $1 billion as of December 31, 2019, with $25 million committed to outstanding letters of credit. Our operating activities yielded operating cash flows of $953 million, an increase of $290 million, or 43.7%, compared with the year ended December 31, 2018.
We believe that our cash flows from operations are sufficient to cover planned capital expenditures for ongoing property renovations and our total estimated financing activities during the next 12 months. In addition, restrictions under our lending arrangements generally prevent the distribution of cash from our subsidiaries to CEC, except for certain restricted payments.
In 2019, we paid $422 million in interest related to our debt and financing obligations including $339 million of interest associated with our debt and $83 million of interest related to our financing obligation.
On December 5, 2019, the sale of certain assets of Rio was completed for a sales price of approximately $516 million. The sales price received included $40 million in seller financing that we provided the buyer at a 9% interest rate, that is due to us in two years unless extended for an additional year. Interest may be paid monthly, or paid-in-kind at the option of the buyer. We received $470 million in cash proceeds, net of selling costs. In connection with the closing of the sale, we entered into a lease and trademark license under which we will continue to operate the property under the Rio trademark for an initial term of two years at an annual rent amount of approximately $45 million.
Our ability to fund operations, pay debt and financing obligations, and fund planned capital expenditures depends, in part, upon economic and other factors that are beyond our control, and disruptions in capital markets and restrictive covenants related to our existing debt could impact our ability to fund liquidity needs, pay indebtedness and financing obligations, and secure additional funds through financing activities.
The foregoing liquidity discussions are forward-looking statements based on assumptions as of the date of this filing that may or may not prove to be correct. Actual results may differ materially from our present expectations. Factors that may cause actual results to differ materially from present expectations include, without limitation, the positive or negative changes in the operational and other matters assumed in preparing our forecasts.
Debt Activity and Lease-Related Obligations
We are a highly-leveraged company and had $6.3 billion in face value of debt outstanding and $1.1 billion in a failed sale-leaseback financing obligation as of December 31, 2019. As a result, a significant portion of our liquidity needs are for debt service, including significant interest and principal payments associated with our financing obligation for Harrah’s Las Vegas with VICI. As detailed in the table below, our estimated debt service (including principal and interest) is $377 million for 2020 and $7.6 billion thereafter to maturity and our estimated financing obligation is $82 million for 2020 and $2.7 billion thereafter to maturity.
Financing Activities

	Years Ended December 31,
(In millions)	2020	2021	2022	2023	2024	Thereafter	Total
Annual maturities of long-term debt	$47	$47	$47	$48	$4,419	$1,710	$6,318
Estimated interest payments	330	310	300	290	290	100	1,620
Total debt service payments (1)	377	357	347	338	4,709	1,810	7,938
Financing obligation - principal	12	15	17	20	24	701	789
Financing obligation - interest	70	75	74	73	71	1,635	1,998
Total financing obligation payments (2)	82	90	91	93	95	2,336	2,787
Total financing activities	$459	$447	$438	$431	$4,804	$4,146	$10,725
____________________

(1)
Debt principal payments are estimated amounts based on maturity dates and borrowings under our revolving credit facility, if any. Interest payments are estimated based on the forward-looking London Interbank Offered Rate curve and include the estimated impact of the ten interest rate swap agreements (see Note 7). Actual payments may differ from these estimates.

(2)
Financing obligation principal and interest payments are estimated amounts based on the future minimum lease payments and certain estimates based on contingent rental payments (as described below under Lease-Related Obligations). Actual payments may differ from the estimates.

Debt Activity
See Note 11 for cash paid to extinguish debt, as well as a table presenting details on our individual borrowings outstanding, interest rates and restrictive covenants related to certain of our borrowings as of December 31, 2019 and 2018. See Note 7 for details regarding our use of interest rate swap derivatives to manage the mix of our debt between fixed and variable rate instruments.
Lease-Related Obligations
On December 22, 2017, we sold certain real estate assets of Harrah’s Las Vegas to VICI and simultaneously entered into a lease agreement with VICI (the “HLV Lease”). The HLV Lease provides for fixed rent (subject to escalation) during an initial period, then rent consisting of both base rent and variable rent elements, and has a 15-year initial term and four five-year renewal options. We assume the renewal is probable and include renewal commitments in the estimated financing obligation in the table above. In addition, the future lease payment amounts included in the table above represent the contractual lease payments adjusted for estimated escalations, as determined by the underlying lease agreement. The estimates are based on the terms and conditions known at the inception of the lease. However, a portion of the actual payments will be determined in the period in which they are due, and therefore, actual lease payments may differ from our estimates.
CRC determined that the transaction does not qualify for sale-leaseback accounting based on the terms of the lease agreement; therefore, the Company will be accounting for the transaction as a financing. We do not recognize lease expense related to the lease, but we have recorded a liability for the financing obligation and the majority of the periodic lease payments are recognized as interest expense.
Subject to certain exceptions, the payment of all monetary obligations under the HLV Lease is guaranteed by CRC. See Note 9 for further details around the financing obligation.

Capital Spending and Development
We incur capital expenditures in the normal course of business and we perform ongoing refurbishment and maintenance at our properties to maintain our quality standards. We also continue to pursue development and acquisition opportunities for additional casino entertainment and other hospitality facilities, and online businesses that meet our strategic and return on investment criteria. Cash used for capital expenditures in the normal course of business is typically made available from cash flows generated by our operating activities or established debt programs, while cash used for development projects is typically funded from established debt programs, specific project financing, and additional debt offerings.
Capital expenditures were $610 million during the 2019 period in support of our ongoing property renovations, an increase of $205 million, or 50.6%, compared with the prior year period. Our projected capital expenditures for 2020 are estimated to be $330 million to $370 million primarily related to the development of CAESARS FORUM, Sportsbooks in various states, the expansion of table games within our Hoosier Park and Indiana Grand properties, and hotel remodeling projects at Harrah’s Atlantic City, Harrah’s Las Vegas and Flamingo Las Vegas. Under our lease agreement with VICI for Harrah’s Las Vegas, we are required to spend certain minimum amounts on capital expenditures.
Our planned development projects, if they proceed, will require significant capital commitments, individually and in the aggregate, and, if completed, may result in significant additional revenues. The commitment of capital, the timing of completion, and the commencement of operations of development projects are contingent upon, among other things, negotiation of final agreements and receipt of approvals from the appropriate political and regulatory bodies. We must also comply with covenants and restrictions set forth in our debt agreements.
There are various risks and uncertainties and the expected capital expenditures set forth above may change for various reasons, including our financial performance and market conditions.
We are considering divestiture opportunities of non-strategic assets and properties. If the completion of a sale is more likely than not to occur, we may recognize impairment charges for certain of our properties to the extent current expected proceeds are below our carrying value and such impairments may be material.
Related Party Transactions
For a description of the nature and extent of related party transactions, see Note 15.
Critical Accounting Policies and Estimates
We prepare our financial statements in conformity with GAAP. In preparing our financial statements, we have made our best estimates and judgments of the amounts and disclosures included in the financial statements, giving regard to materiality. When more than one accounting principle, or method of its application, is generally accepted, we select the principle or method that we consider to be the most appropriate under specific circumstances. Application of these accounting principles requires us to make estimates about the future resolution of existing uncertainties. Certain of our accounting policies, including the estimated lives assigned to our assets, the determination of bad debt, asset impairments, the fair value of derivative instruments, the calculation of our income tax liabilities, and the determination of whether to consolidate a variable interest entity require that we apply significant judgment in defining the appropriate assumptions for calculating financial estimates.
We consider accounting estimates to be critical accounting policies when:

•	the estimates involve matters that are highly uncertain at the time the accounting estimate is made; and

•	different estimates or changes to estimates could have a material impact on the reported financial position, changes in financial position, or results of operations.
By their nature, these judgments and estimates are subject to an inherent degree of uncertainty. Our judgments and estimates are based on our historical experience, terms of existing contracts, observance of trends in the industry, information gathered from customer behavior, and information available from other outside sources, as appropriate. Due to the inherent uncertainty involving judgments and estimates, actual results may differ from those estimates.
Long-Lived Assets
We have significant capital invested in our long-lived assets, and judgments are made in determining the estimated useful lives of assets, salvage values to be assigned to assets, and if or when an asset has been impaired. The accuracy of these estimates affects the amount of depreciation and amortization expense recognized in our financial results and whether we have a gain or loss on the disposal of an asset. We assign lives to our assets based on our standard policy, which is established by management as representative of the useful life of each category of asset. We review the carrying value of our long-lived assets whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. The factors considered by management in performing this assessment include current operating results, trends and prospects, planned construction and renovation projects, as well as the effect of obsolescence, demand, competition, and other economic, legal, and regulatory factors. In estimating expected future cash flows for determining whether an asset is impaired, assets are grouped at the lowest level of identifiable cash flows, which, for most of our assets, is the individual property. See Note 5 for additional information.
Goodwill and Other Non-Amortizing Intangible Assets
The evaluation of goodwill and other non-amortizing intangible assets requires the use of estimates about future revenues and EBITDA, valuation multiples, and discount rates to determine their estimated fair value. Our future revenues and EBITDA assumptions are determined based upon actual results giving effect to expected changes in operating results in future years. Estimates are made at the lowest level of identifiable cash flows which, for the most of our assets, is the individual property. Our valuation multiples and discount rates are based upon market participant assumptions using a defined gaming peer group. Changes in these assumptions can materially affect these estimates. Thus, to the extent the gaming volumes deteriorate in the near future, discount rates increase significantly, or we do not meet our projected performance, we could recognize impairments, and such impairments could be material. This is especially true for any of our properties where goodwill and other non-amortizing intangible assets have been partially impaired as a result of a recent impairment analysis.
As of December 31, 2019, we had approximately $1.9 billion in goodwill and $1.4 billion of other non-amortizing intangible assets. As of December 31, 2019, all reporting units with goodwill and/or other non-amortizing intangible assets had estimated fair values that exceeded their carrying values. See Note 6 for additional information.
The fair value of our reporting units met, or exceeded, their respective carrying values as of December 31, 2019. However, the estimated fair value of one of our reporting units, for which $139 million of goodwill was assigned, exceeded its carrying value by a margin of approximately 13%. Therefore, to the extent gaming volumes deteriorate in the near future, discount rates increase significantly, or we do not meet our projected performance, we may recognize further impairments, and such impairments could be material to our performance.
Allowance for Doubtful Accounts - Gaming
We reserve an estimated amount for gaming receivables that may not be collected to reduce the Company’s receivables to their net carrying amount. Methodologies for estimating the allowance for doubtful accounts range from specific reserves to various percentages applied to aged receivables. Historical collection rates are considered, as are customer relationships, in determining specific reserves. As with many estimates, management must make judgments about potential actions by third parties in establishing and evaluating our reserves for allowance for doubtful accounts. As of December 31, 2019, a 5% increase or decrease to the allowance determined based on a percentage of aged receivables would change the reserve by approximately $3 million.
Self-Insurance Accruals
We are self-insured for workers’ compensation and other risk products through our captive insurance subsidiaries. Our insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of actuarial estimates of incurred but not reported claims. In estimating these reserves, historical loss experience and judgments about the expected levels of costs per claim are considered. We also utilize consultants to assist in the determination of certain estimated accruals. These claims are accounted for based on actuarial estimates of the undiscounted claims, including those claims incurred but not reported. We believe the use of actuarial methods to account for these liabilities provides a consistent and effective way to measure these highly judgmental accruals; however, changes in health care costs, accident frequency and severity, and other factors can materially affect the estimates for these liabilities. We regularly monitor the potential for changes in estimates, evaluate our insurance accruals, and adjust our recorded provisions.
Derivative Instruments
We use interest rate swaps, which are derivative instruments classified as hedging transactions, to limit our exposure to interest rate risk. Derivative instruments are recognized in the financial statements at fair value. The estimated fair values of our derivative instruments are based on market prices obtained from dealer quotes. Such quotes represent the estimated amounts we would receive or pay to terminate the contracts. Our derivative instruments contain a credit risk that the counterparties may be unable to meet the terms of the agreements. We minimize that risk by evaluating the creditworthiness of our counterparties, which are limited to major banks and financial institutions. The fair values of our derivative instruments are adjusted for the credit rating of the counterparty if the derivative is an asset, or adjusted for the credit rating of the Company if the derivative is a liability.

See Note 7 for more details regarding fair value measurements and Item 7A for quantitative and qualitative disclosures about market risk.
Income Taxes
We are included in the consolidated federal and Indiana tax returns of CEC, but file a separate Louisiana tax return for CRC. Prior to December 31, 2018, CRC filed a separate New Jersey tax return. Starting in 2019, CRC is included in the consolidated New Jersey tax return of Caesars. We record income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the expected future tax consequences of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carryforwards. We reduce the carrying amounts of deferred tax assets by a valuation allowance if, based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed periodically based on the “more likely than not” realization threshold. This assessment considers, among other matters, the nature, frequency, and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, our experience with operating loss and tax credit carryforwards not expiring unused, and tax planning alternatives.
The effect on the income tax provision and deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. We have provided a valuation allowance on certain state deferred tax assets that were not deemed realizable based upon near term estimates of future taxable income.
We report unrecognized tax benefits within Accrued expenses and other current liabilities and Deferred credits and other liabilities on our Balance Sheets, separate from any related income tax payable, which is also reported within Accrued expenses and other current liabilities or Deferred income taxes. Reserve amounts relate to any potential income tax liabilities resulting from uncertain tax positions, as well as potential interest or penalties associated with those liabilities.
We are under regular and recurring audit by the Internal Revenue Service and various state taxing authorities on open tax positions, and it is possible that the amount of the liability for unrecognized tax benefits could change during the next 12 months.
Recently Issued and Proposed Accounting Standards
See Note 3 for discussions of the adoption and potential impact of recently issued accounting standards.

Contractual Obligations and Commitments
The table below summarizes CRC’s contractual obligations and other commitments through their respective maturity or ending dates as of December 31, 2019.

	Payments due by Period (1)
(In millions)	Total	Less than 1 year	1-3 years	3-5 years	After 5 years
Debt, face value	$6,318	$47	$94	$4,467	$1,710
Estimated interest payments (2)	1,620	330	610	580	100
Financing obligation - principal	789	12	32	44	701
Financing obligation - interest	1,998	70	149	144	1,635
Operating lease obligations	244	54	107	30	53
Purchase order obligations	402	328	53	14	7
Sports sponsorship and partnership obligations	245	64	102	17	62
Community reinvestment	33	7	13	13	—
Entertainment obligations (3)	9	5	3	1	—
Other contractual obligations	404	12	17	15	360
Total contractual obligations (4)	$12,062	$929	$1,180	$5,325	$4,628
____________________

(1)
In addition to the contractual obligations disclosed in this table, we have unrecognized tax benefits for which, based on uncertainties associated with the items, we are unable to make reasonably reliable estimates of the period of potential cash settlements, if any, with taxing authorities.

(2)
Estimated interest for variable-rate debt included in this table is based on the 1-month LIBOR curve available as of December 31, 2019. Estimated interest includes the estimated impact of the ten interest rate swap agreements (see Note 7). Actual payments may differ from these estimates.

(3)
Entertainment obligations represent obligations to pay performers that have contracts for future performances. This amount does not include estimated obligations for future performances where payment is only guaranteed when the performances occur and/or is based on factors contingent upon the profitability of the performances.

(4)
Contractual obligations do not include amounts that we have not yet incurred under the HLV Lease, for which we are required to spend $171 million in capital expenditures for the period from January 1, 2017 through December 31, 2021, and thereafter, spend an amount equal to at least 1% of the net revenue for the prior lease year.

ITEM 7A.	Quantitative and Qualitative Disclosures About Market Risk
Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates, and commodity prices. Our primary exposure to market risk is interest rate risk associated with our debt. We attempt to limit our exposure to interest rate risk by managing the mix of our debt between fixed rate and variable rate obligations. While we may enter into agreements limiting our exposure to higher interest rates, any such agreements may not offer complete protection from this risk. As of December 31, 2019, the face value of long-term debt was $6.3 billion, including $4.6 billion of variable rate obligations.
We have entered into ten interest rate swap agreements to fix the interest rate on $3.0 billion of variable rate debt, three that became effective on December 31, 2018, four that became effective on January 1, 2019, and three that became effective on January 2, 2019. As of December 31, 2019, $1.6 billion of debt remains subject to variable interest rates for the term of the agreement. See Note 7 for additional information. The difference to be paid or received under the terms of the interest rate swap agreements is accrued as interest rates change and recognized as an adjustment to interest expense as settlements occur. Changes in the variable interest rates to be received pursuant to the terms of the interest rate swap agreements will have a corresponding effect on future cash flows.
We do not purchase or hold any derivative financial instruments for trading purposes.
The table below provides information as of December 31, 2019, about our financial instruments that are sensitive to changes in interest rates, including the cash flows associated with amortization, the notional amounts of interest rate derivative instruments, and related weighted average interest rates. Principal amounts are used to calculate the payments to be exchanged under the related agreements and weighted average variable rates are based on implied forward rates in the yield curve as of December 31, 2019.

	Expected Maturity Date
(Dollars in millions)	2020	2021	2022	2023	2024	Thereafter	Total	Fair Value
Liabilities
Long-term debt
Fixed rate	$—	$—	$—	$1	$1	$1,710	$1,712	$1,775
Average interest rate	5.2%	5.2%	5.2%	5.2%	5.2%	6.0%	5.4%
Variable rate	$47	$47	$47	$47	$4,418	$—	$4,606	$4,629
Average interest rate	4.6%	4.4%	4.4%	4.4%	5.2%	—%	4.6%
Interest Rate Derivatives
Interest rate swaps
Variable to fixed (1)	$700	$1,050	$1,250	$—	$—	$—	$3,000	$—
Average pay rate	2.6%	2.7%	2.7%	—%	—%	—%	2.7%
Average receive rate	1.6%	1.4%	1.4%	—%	—%	—%	1.8%
____________________

(1)	These amounts represent the interest rate swap notional amounts that mature at the end of each respective year. See Note 7 for additional information.
As of December 31, 2019, our long-term variable rate debt reflects borrowings under our credit facilities provided to us by a consortium of banks of $4.6 billion with $1 billion available under our revolving credit facility. The interest rates charged on borrowings under these facilities are a function of LIBOR. As such, the interest rates charged to us for borrowings under the facilities are subject to change as LIBOR changes. Assuming a constant outstanding balance for our variable rate long-term debt and the effect of our interest rate swaps, a hypothetical 1% increase in interest rates would increase interest expense approximately $16 million while a hypothetical 1% decrease in interest rates would decrease interest expense approximately $16 million.

ITEM 8.	Financial Statements and Supplementary Data

INDEPENDENT AUDITORS’ REPORT

To the Member of Caesars Resort Collection, LLC
We have audited the accompanying consolidated financial statements of Caesars Resort Collection, LLC, and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2019 and 2018 and the related consolidated statements of operations and comprehensive income/(loss), member’s equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Caesars Resort Collection, LLC and its subsidiaries as of December 31, 2019 and 2018, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP
February 25, 2020

CAESARS RESORT COLLECTION, LLC
CONSOLIDATED BALANCE SHEETS

	As of December 31,
(In millions)	2019	2018
Assets
Current assets
Cash and cash equivalents ($28 and $19 attributable to our VIEs)	$960	$322
Restricted cash	11	12
Receivables, net ($15 and $14 attributable to our VIEs)	132	145
Due from affiliates, net ($68 and $138 attributable to our VIEs)	68	138
Prepayments and other current assets ($58 and $40 attributable to our VIEs)	116	98
Inventories	13	15
Total current assets	1,300	730
Property and equipment, net ($153 and $129 attributable to our VIEs)	6,752	7,412
Goodwill	1,887	1,887
Intangible assets other than goodwill	1,570	1,643
Restricted cash	—	5
Deferred income taxes	—	4
Prepaid management fees to related parties	132	144
Deferred charges and other assets ($31 and $18 attributable to our VIEs)	329	96
Total assets	$11,970	$11,921

Liabilities and Member’s Equity
Current liabilities
Accounts payable ($57 and $78 attributable to our VIEs)	$232	$253
Due to affiliates, net ($106 and $1 attributable to our VIEs)	110	4
Accrued expenses and other current liabilities ($167 and $172 attributable to our VIEs)	653	585
Interest payable	20	26
Contract liabilities ($73 and $69 attributable to our VIEs)	129	118
Current portion of financing obligations	12	11
Current portion of long-term debt	47	147
Total current liabilities	1,203	1,144
Financing obligations	1,095	1,108
Long-term debt	6,177	6,210
Long-term debt to related party ($15 and $15 attributable to our VIEs)	15	15
Deferred income taxes	520	627
Deferred credits and other liabilities ($14 and $7 attributable to our VIEs)	391	156
Total liabilities	9,401	9,260
Commitments and contingencies (See Note 10)
Member’s equity
Contributed capital	4,080	4,028
Accumulated deficit	(1,461)	(1,383)
Accumulated other comprehensive loss	(54)	(13)
Total CRC member’s equity	2,565	2,632
Noncontrolling interests	4	29
Total member’s equity	2,569	2,661
Total liabilities and member’s equity	$11,970	$11,921
See accompanying Notes to Consolidated Financial Statements.

CAESARS RESORT COLLECTION, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)

	Years Ended December 31,
(In millions)	2019	2018	2017
Revenues
Casino	$1,770	$1,513	$1,335
Food and beverage	820	797	795
Rooms	1,015	960	955
Other revenue	511	541	507
Net revenues	4,116	3,811	3,592
Operating expenses
Direct
Casino	973	815	712
Food and beverage	547	535	541
Rooms	316	309	316
Property, general, administrative, and other	947	905	872
Management fees to related parties	42	40	38
Depreciation and amortization	418	475	436
Impairment of tangible assets	380	—	—
Corporate expense	100	125	80
Other operating costs	59	105	53
Gain on sale of Octavius Tower	—	(271)	—
Total operating expenses	3,782	3,038	3,048
Income from operations	334	773	544
Interest expense	(415)	(423)	(528)
Loss on extinguishment of debt	—	—	(219)
Restructuring and support expenses	—	—	(46)
Other income	4	9	5
Income/(loss) before income taxes	(77)	359	(244)
Income tax benefit/(provision)	(1)	(70)	270
Net income/(loss)	$(78)	$289	$26

Comprehensive income/(loss)
Change in fair market value of interest rate swaps, net of tax	$(41)	$(13)	$—
Other comprehensive loss, net of income taxes	(41)	(13)	—
Comprehensive income/(loss)	$(119)	$276	$26
See accompanying Notes to Consolidated Financial Statements.

CAESARS RESORT COLLECTION, LLC
CONSOLIDATED STATEMENTS OF MEMBER’S EQUITY

	CRC Member’s Equity
(In millions)	Contributed Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total CRC Member’s Equity	Noncontrolling Interests	Total Member’s Equity
Balance as of January 1, 2017	$3,485	$(1,698)	$—	$1,787	$—	$1,787
Net income	—	26	—	26	—	26
Caesars Rewards liability transfer from CEOC LLC	(45)	—	—	(45)	—	(45)
Income tax-related contributions by parent	397	—	—	397	—	397
Consolidation of Caesars Entertainment Services, LLC	—	—	—	—	43	43
Stock-based compensation	13	—	—	13	—	13
Balance as of December 31, 2017	3,850	(1,672)	—	2,178	43	2,221
Net income	—	289	—	289	—	289
Income tax-related contributions by parent	97	—	—	97	—	97
Transactions with parent	50	—	—	50	—	50
Other comprehensive loss, net of tax	—	—	(13)	(13)	—	(13)
Stock-based compensation	31	—	—	31	—	31
Change in noncontrolling interest, net of distributions and contributions	—	—	—	—	(14)	(14)
Balance as of December 31, 2018	4,028	(1,383)	(13)	2,632	29	2,661
Net loss	—	(78)	—	(78)	—	(78)
Income tax-related contributions by parent	40	—	—	40	—	40
Transactions with parent	(22)	—	—	(22)	—	(22)
Other comprehensive loss, net of tax	—	—	(41)	(41)	—	(41)
Stock-based compensation	34	—	—	34	—	34
Change in noncontrolling interest, net of distributions and contributions	—	—	—	—	(25)	(25)
Balance as of December 31, 2019	$4,080	$(1,461)	$(54)	$2,565	$4	$2,569

See accompanying Notes to Consolidated Financial Statements.

CAESARS RESORT COLLECTION, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(In millions)	2019	2018	2017
Cash flows from operating activities
Net income/(loss)	$(78)	$289	$26
Adjustments to reconcile net income/(loss) to cash flows from operating activities:
Depreciation and amortization	418	475	436
Gain on sale of Octavius Tower	—	(271)	—
Loss on extinguishment of debt	—	—	219
Non-cash VICI call right	—	—	46
Operating lease expense	15	—	—
Amortization of deferred finance costs and debt discount	15	15	20
Stock-based compensation expense	34	31	13
Deferred income taxes	2	70	(271)
Provision for doubtful accounts	10	12	4
Impairment of intangible and tangible assets	380	—	—
Other non-cash adjustments to net income/(loss)	18	50	18
Net changes in:
Receivables	3	—	(21)
Due to/due from affiliates, net	176	77	8
Inventories, prepayments and other current assets	(17)	5	11
Deferred charges and other assets	(6)	(26)	3
Accounts payable	(12)	(50)	17
Interest payable	(6)	2	(43)
Accrued expenses	(2)	(58)	(37)
Contract liabilities	22	15	46
Operating lease liability	(15)	—	—
Deferred credits and other liabilities	(9)	28	22
Other	5	(1)	—
Cash flows provided by operating activities	953	663	517
Cash flows from investing activities
Acquisitions of property and equipment, net of change in related payables	(610)	(405)	(464)
Proceeds from sale of Rio	470	2	—
Acquisition of Centaur, net of cash and restricted cash acquired	—	(1,578)	—
Payments to acquire investments	—	(7)	—
Consolidation of Caesars Entertainment Services, LLC	—	—	21
Contributions to Caesars Entertainment Services, LLC	—	—	(11)
Cash flows used in investing activities	(140)	(1,988)	(454)

	Years Ended December 31,
(In millions)	2019	2018	2017
Cash flows from financing activities
Proceeds from long-term debt to related party	—	15	—
Proceeds from long-term debt and revolving credit facility	—	700	6,985
Repayments of long-term debt and revolving credit facility	(147)	(647)	(7,196)
Payments of debt issuance and extension fees	—	(4)	(265)
Proceeds from financing arrangements	—	508	1,136
Transactions with parent	(22)	50	—
Financing obligation payments	(12)	(9)	(7)
Cash flows provided by/(used in) financing activities	(181)	613	653
Net increase/(decrease) in cash, cash equivalents and restricted cash	632	(712)	716
Cash, cash equivalents and restricted cash, beginning of period	339	1,051	335
Cash, cash equivalents and restricted cash, end of period	$971	$339	$1,051
Supplemental cash flow information:
Cash paid for interest	$422	$397	$547
Cash refunded for income taxes	(4)	—	—
Non-cash investing and financing activities:
ROU assets obtained in exchange for new operating lease liabilities	103	—	—
Change in accrued capital expenditures	(9)	103	(14)
Settlement of financing arrangement	—	508	—
Contribution from parent in settlement of taxes	40	97	397
Deferred consideration for acquisition of Centaur	—	66	—
Financing from sale of Rio	34	—	—

See accompanying Notes to Consolidated Financial Statements.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In this report, the name “CRC LLC” refers to the parent holding company, Caesars Resort Collection, LLC, exclusive of its consolidated subsidiaries and variable interest entities, unless otherwise stated or the context otherwise requires. The words “CRC,” “Company,” “we,” “our,” and “us” refer to Caesars Resort Collection, LLC, inclusive of its consolidated subsidiaries and variable interest entities, unless otherwise stated or the context otherwise requires.
We also refer to (i) our Consolidated Financial Statements as our “Financial Statements,” (ii) our Consolidated Statements of Operations and Comprehensive Income/(Loss) as our “Statements of Operations,” (iii) our Consolidated Balance Sheets as our “Balance Sheets,” and (iv) our Consolidated Statements of Cash Flows as our “Statements of Cash Flows.” References to numbered “Notes” refer to Notes to our Consolidated Financial Statements included in Item 8.
Note 1 — Organization and Basis of Presentation and Consolidation
Organization
CRC LLC is a Delaware limited liability company and wholly owned by Caesars Entertainment Corporation (“CEC,” “Caesars,” and “Caesars Entertainment”).
CRC’s casino properties operate under well-known brands and include Bally’s Las Vegas, The Cromwell, Flamingo Las Vegas, Harrah’s Atlantic City, Harrah’s Las Vegas, Harrah’s Laughlin, Harrah’s New Orleans, Hoosier Park, Indiana Grand, The LINQ Hotel & Casino, Paris Las Vegas, Planet Hollywood Resort & Casino (“Planet Hollywood”), and Rio All-Suite Hotel & Casino (“Rio”). CRC leases certain real property assets, including Harrah’s Las Vegas, from third parties, which is leased from VICI Properties Inc. and/or its subsidiaries (collectively, “VICI”). CRC also owns The LINQ Promenade.
We view each property as an operating segment and aggregate such properties into one reportable segment, which is consistent with how we manage the business.
Proposed Merger of Caesars Entertainment Corporation with Eldorado Resorts, Inc.
On June 24, 2019, Caesars, Eldorado Resorts, Inc., a Nevada corporation (“Eldorado”), and Colt Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Eldorado (“Merger Sub”), entered into an Agreement and Plan of Merger (as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of August 15, 2019, and as it may be further amended from time to time, the “Merger Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into Caesars (the “Merger”), with Caesars continuing as the surviving corporation and a direct wholly owned subsidiary of Eldorado. On November 15, 2019, the respective stockholders of Caesars and Eldorado voted to approve the Merger. The transaction is expected to close in the first half of 2020. In connection with the Merger, Eldorado will change its name to Caesars Entertainment, Inc.
Based on the terms and subject to the conditions set forth in the Merger Agreement, the aggregate consideration payable by Eldorado in respect of outstanding shares of common stock of Caesars (“Caesars Common Stock”) will be (a) an amount of cash equal to (i) the sum of (A) $8.40 plus (B) if the applicable closing conditions set forth in the Merger Agreement are not satisfied by March 25, 2020, an amount equal to $0.003333 for each day from March 25, 2020 until the closing date of the Merger (the “Closing Date”), multiplied by (ii) a number of shares of Caesars Common Stock (the “Aggregate Caesars Share Amount”) equal to (A) 682,161,838 (which includes 8,271,660 shares being held in escrow trust to satisfy unsecured claims pursuant to the Third Amended Joint Plan of Reorganization, filed with the U.S. Bankruptcy Court for the Northern District of Illinois in Chicago on January 13, 2017, at Docket No. 6318) plus (B) the number of shares of Caesars Common Stock issued after June 24, 2019 and prior to the effective time of the Merger pursuant to the exercise of certain equity awards issued under Caesars stock plans or conversion of the CEC Convertible Notes (as defined below) (the “Aggregate Cash Amount”); and (b) a number of shares of common stock of Eldorado (“Eldorado Common Stock”) equal to 0.0899 multiplied by the Aggregate Caesars Share Amount (the “Aggregate Eldorado Share Amount”). Each holder of shares of Caesars Common Stock will be entitled to elect to receive, for each share of Caesars Common Stock held by such holder, either an amount of cash or a number of shares of Eldorado Common Stock, with value (based on the Eldorado Common Stock VWAP, as defined below) equal to the Per Share Amount. The “Per Share Amount” is equal to (a) (i) the Aggregate Cash Amount, plus (ii) the product of (A) the Aggregate Eldorado Share Amount and (B) the volume weighted average price of a share of Eldorado Common Stock for a ten trading day period, starting with the opening of trading on the 11th trading day prior to the anticipated Closing Date to the closing of trading on the second to last trading day prior to the anticipated Closing Date (the “Eldorado Common Stock VWAP”), divided by (b) the Aggregate Caesars Share Amount.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Elections by Caesars stockholders are subject to proration such that the aggregate amount of cash paid in exchange for outstanding shares of Caesars Common Stock in the Merger will not exceed the Aggregate Cash Amount and the aggregate number of shares of Eldorado Common Stock issued in exchange for shares of Caesars Common Stock in the Merger will not exceed the Aggregate Eldorado Share Amount. Based on the number of shares of Eldorado Common Stock and Caesars Common Stock, and the principal amount of the CEC Convertible Notes, outstanding as of December 31, 2019, and assuming the Merger occurred on that date, Caesars stockholders who receive shares of Eldorado Common Stock in exchange for their shares of Caesars Common Stock in the Merger and holders of the CEC Convertible Notes (assuming that all CEC Convertible Notes are converted immediately following consummation of the Merger into $8.40 in cash and 0.0899 shares of Eldorado Common Stock for each share of Caesars Common Stock into which such CEC Convertible Notes were convertible immediately prior to the Merger) would be issued an aggregate of approximately 76 million shares of Eldorado Common Stock and would hold approximately 49.5%, in the aggregate, of the issued and outstanding shares of Eldorado Common Stock.
Outstanding options and other equity awards issued under Caesars’ stock plans will be treated in the manner set forth in the Merger Agreement. Upon completion of the Merger, any unexercised, vested, in-the-money stock options that are outstanding will be canceled in exchange for the Per Share Amount (or applicable portion thereof) in cash, reduced by the applicable exercise price. Unvested service-vesting stock options and restricted stock units will be converted into stock options and restricted stock units for Eldorado Common Stock and will retain their original vesting schedules. Performance-based stock options are expected to be canceled in connection with the consummation of the Merger. Performance stock units that are subject to total stockholder return performance-vesting conditions will be converted into performance stock units for Eldorado Common Stock and will continue to vest in accordance with their original terms, except the total stockholder return vesting conditions will be adjusted to be based on Eldorado’s total stockholder return performance. Performance stock units that are tied to earnings before interest, taxes, depreciation and amortization (“EBITDA”) and earnings before interest, taxes, depreciation, amortization and rent (“EBITDAR”) performance conditions will vest at closing and be exchanged for the Per Share Amount (or applicable portion thereof) in cash. For EBITDA- and EBITDAR-based performance stock units that are eligible to vest in respect of performance achieved during the year in which the closing occurs, such vesting will be based on performance of applicable goals through the end of the month prior to the close and extrapolated through the remainder of the performance period and for EBITDA- and EBITDAR-based performance stock units that are eligible to vest in respect of a performance period that has not yet commenced as of the Closing Date, such vesting will be based on target-level performance.
The Merger Agreement contains customary representations and warranties by each of Caesars and Eldorado, and each party has agreed to customary covenants. Each of Caesars’ and Eldorado’s obligation to consummate the Merger remains subject to the satisfaction or waiver of certain conditions, including among others, the expiration or termination of any applicable waiting period under the HSR Act, the receipt of required regulatory approvals and other customary closing conditions. Other conditions to completing the Merger, such as obtaining stockholder approvals with respect to the Merger from each party’s stockholders and effecting certain amendments to the indenture governing the CEC Convertible Notes, have been satisfied.
The Merger Agreement also contains termination rights for each of Caesars and Eldorado under certain circumstances. If the Merger Agreement is terminated in certain circumstances relating to entry by Caesars into an alternative transaction, Caesars will be required to pay Eldorado a termination fee of approximately $418.4 million. The Merger Agreement also provides that Eldorado will be obligated to pay a termination fee of approximately $836.8 million to Caesars if the Merger Agreement is terminated (i) due to a law or order relating to gaming or antitrust laws that prohibits or permanently enjoins the consummation of the transactions, (ii) because the required regulatory approvals were not obtained prior to June 24, 2020 (subject to extension to a date no later than December 24, 2020 pursuant to the Merger Agreement) or (iii) due to Eldorado willfully and materially breaching certain obligations with respect to the actions required to be taken by Eldorado to obtain required antitrust approvals.
Pursuant to the terms of the indenture governing Caesars’ $1.1 billion aggregate principal amount of 5.00% convertible senior notes maturing in 2024 (the “CEC Convertible Notes”), on November 27, 2019, Caesars entered into a supplemental indenture to provide for conversion of the CEC Convertible Notes at and after the effective time of the Merger into the weighted average, per share of Caesars Common Stock, of the types and amounts of the merger consideration received by holders of Caesars Common Stock who affirmatively make a merger consideration election (or, if no holders of Caesars Common Stock make such an election, the types and amounts of merger consideration actually received by such holders of Caesars Common Stock). The supplemental indenture amended the indenture governing the CEC Convertible Notes to expressly permit the Merger and the other transactions contemplated by the Merger Agreement (including the related financing transactions), and subject to the consummation of the Merger, delete the negative covenants contained in Sections 4.02 (Reports and Other Information), 4.03 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock), 4.04 (Limitation on Restricted Payments), 4.05 (Dividend and Other Payment Restrictions Affecting Subsidiaries), 4.06 (Asset Sales), 4.07 (Transactions with Affiliates), 4.09 (Compliance

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Certificate), 4.10 (Further Instruments and Acts), 4.12 (Liens), 4.13 (Business Activities), 4.15 (Payments for Consents) and 5.01 (When Issuer may Merge or Transfer Assets) of the indenture for the purpose of providing additional operating flexibility after the consummation of the Merger.
Rio All-Suite Hotel & Casino Disposition
On September 20, 2019, Rio Properties, LLC, a subsidiary of CEC, entered into a Purchase and Sale Agreement and Joint Escrow Instructions for certain assets of Rio All-Suite Hotel & Casino. During the quarter ended September 30, 2019, we recorded an impairment charge of $380 million, which included $6 million related to selling costs, as the carrying value was higher than the fair value. On December 5, 2019, the transaction was completed for a sales price of approximately $516 million. The sales price received includes $40 million in seller financing that we provided the buyer at a 9% interest rate, that is due to us in two years unless extended for an additional year. Interest may be paid monthly, or paid-in-kind at the option of the buyer. We received $470 million in cash proceeds, net of selling costs. In connection with the closing of the sale, we entered into a lease and trademark license under which we will continue to operate the property under the Rio trademark for an initial term of two years at an annual rent amount of approximately $45 million.
Sale of Octavius Tower at Caesars Palace
On July 11, 2018, we sold Octavius Tower at Caesars Palace (“Octavius Tower”) to VICI for $508 million in cash. The sale was contingent on CEC completing the sale of the land and real property improvements used in the operation of Harrah’s Philadelphia Casino and Racetrack (“Harrah’s Philadelphia”) to VICI and modifying certain existing lease agreements with VICI. We determined that this transaction did not qualify for sale accounting and we accounted for the transaction as a financing activity. On December 26, 2018, the sale of Harrah’s Philadelphia was completed and modifications to certain of our existing lease agreements with VICI were consummated. As a result, on December 26, 2018, we derecognized the Octavius Tower real estate assets and financing obligation reflected as a non-cash settlement in our Statement of Cash Flows, and recognized a gain on sale of $271 million. Proceeds from the transaction were used to partially fund the closing of CRC’s acquisition of Centaur Holdings, LLC (“Centaur”).
Acquisition of Centaur Holdings, LLC
On July 16, 2018, we completed the acquisition of Centaur. Centaur operated Hoosier Park Racing & Casino (“Hoosier Park”) in Anderson, Indiana, and Indiana Grand Racing & Casino (“Indiana Grand”) in Shelbyville, Indiana. See Note 4 for additional information.
Potential Divestitures
We are considering divestiture opportunities of non-strategic assets and properties. If the completion of a sale is more likely than not to occur, we may recognize impairment charges for certain of our properties to the extent current expected proceeds are below our carrying value.
Basis of Presentation and Use of Estimates
Our consolidated financial statements include all revenues, costs, assets and liabilities directly attributable to us. The accompanying consolidated financial statements also include allocations of certain general corporate expenses of CEC. These allocations of general corporate expenses may not reflect the expense we would have incurred if we were a stand-alone company nor are they necessarily indicative of our future costs. Our transactions with CEC and its other subsidiaries and affiliated entities have been identified as transactions between related parties and are disclosed in Note 15.
Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), which require the use of estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses and the disclosure of contingent assets and liabilities. Management believes the accounting estimates are appropriate and reasonably determined. Actual amounts could differ from those estimates.
In order to conform to the current year’s presentation, for the years ended December 31, 2018 and 2017, $27 million and $26 million, respectively, were reclassified from Direct operating expenses to Property, general, administrative, and other on our Statements of Operations with no effect on Net income/(loss).

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Adoption of New Lease Accounting Standard
On January 1, 2019, we adopted the new accounting standard Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842), and all related amendments. See Note 9 for additional information and details on the effects of adopting the new standard.
Consolidation of Subsidiaries and Variable Interest Entities
Our consolidated financial statements include the accounts of CRC LLC and its subsidiaries after elimination of all intercompany accounts and transactions.
We consolidate all subsidiaries in which we have a controlling financial interest and variable interest entities (“VIEs”) for which we or one of our consolidated subsidiaries is the primary beneficiary. Control generally equates to ownership percentage, whereby (i) affiliates that are more than 50% owned are consolidated; (ii) investments in affiliates of 50% or less but greater than 20% are generally accounted for using the equity method where we have determined that we have significant influence over the entities; and (iii) investments in affiliates of 20% or less are generally accounted for using the cost method.
We consider ourselves the primary beneficiary of a VIE when we have both the power to direct the activities that most significantly affect the results of the VIE and the right to receive benefits or the obligation to absorb losses of the entity that could be potentially significant to the VIE. We review our investments for VIE consideration if a reconsideration event occurs to determine if the investment continues to qualify as a VIE. If we determine an investment no longer qualifies as a VIE, there may be a material impact to our financial statements.
Subsequent Events
The Company completed its subsequent events review through February 25, 2020, the date on which the financial statements were available to be issued, and noted no items requiring disclosure.
Note 2 — Summary of Significant Accounting Policies
Additional significant accounting policy disclosures are provided within the applicable notes to the Financial Statements.
Cash, Cash Equivalents, and Restricted Cash
Cash equivalents are highly liquid investments with original maturities of three months or less from the date of purchase and are stated at the lower of cost or market value. Our cash and cash equivalents as of December 31, 2019 and 2018 includes $28 million and $19 million, respectively, held by our consolidated VIE, which is not available for our use to fund operations or satisfy our obligations.
The classification of restricted cash between current and non-current is dependent upon the intended use of each particular reserve.
Reconciliation to Statements of Cash Flows

	As of December 31,
(In millions)	2019	2018
Cash and cash equivalents	$960	$322
Restricted cash, current	11	12
Restricted cash, non-current	—	5
Total cash, cash equivalents, and restricted cash	$971	$339

Advertising
The Company expenses the production costs of advertising the first time the advertising takes place or in the period when the services are rendered. Costs associated with certain of our recent sports contracts are included in advertising expense. Advertising expense was $101 million, $62 million, and $14 million, respectively, for the years ended December 31, 2019, 2018 and 2017. The increase in advertising expense for the year ended December 31, 2018 was due to the consolidation of Caesars Enterprise Services, LLC (“CES”) on December 22, 2017. Advertising expense is included in Property, general, administrative, and other within the Statements of Operations.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Other Operating Costs
Other operating costs primarily includes write-downs, reserves, and project opening costs, net of recoveries, severance and acquisition and integration costs.
Note 3 — Recently Issued Accounting Pronouncements
The Financial Accounting Standards Board (the “FASB”) issued the following authoritative guidance amending the FASB Accounting Standards Codification (“ASC”).
In 2019, we adopted the following ASUs:

•	ASU 2016-02, Leases (Topic 842), and all related amendments (see Note 9)

•	ASU 2018-02, Income Statement—Reporting Comprehensive Income (Topic 220) (see Note 14)
The following ASUs were not yet effective as of December 31, 2019:
New Developments
Income Taxes - December 2019: Amended guidance simplifies ASC 740 - Income Taxes by removing scope exceptions including: the incremental approach for intraperiod tax allocation when there is a loss from continuing operations and income or a gain from other items and the general methodology for calculating income taxes in an interim period when a year-to-date loss exceeds the anticipated loss for the year. The amendment also simplifies areas such as franchise tax, step up in tax basis of goodwill in business combination, allocation of deferred tax to legal entities, inclusion of tax laws or rate change impact in annual effective tax rate computation, and income taxes for employee stock ownership plans. The amendments in this update are effective for nonpublic entities for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The amendments in this update related to separate financial statements of legal entities that are not subject to tax should be applied on a retrospective basis for all periods presented. The amendments related to franchise taxes that are partially based on income should be applied on either a retrospective basis for all periods presented or a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. All other amendments should be applied on a prospective basis. We are currently assessing the effect the adoption of this standard will have on our prospective financial statements.
Previously Disclosed
Collaborative Arrangements - November 2018: Amended guidance makes targeted improvements to GAAP for collaborative arrangements including: (i) clarifying that certain transactions between collaborative arrangement participants should be accounted for as revenue under ASC 606 - Revenue from Contracts with Customers (“ASC 606”) when the collaborative arrangement participant is a customer in the context of a unit of account, (ii) adding unit-of-account guidance in ASC 808 - Collaborative Arrangements to align with the guidance in ASC 606 (that is, a distinct good or service) when an entity is assessing whether the collaborative arrangement or a part of the arrangement is within the scope of ASC 606, and (iii) requiring that in a transaction with a collaborative arrangement participant that is not directly related to sales to third parties, presenting the transaction together with revenue recognized under ASC 606 is precluded if the collaborative arrangement participant is not a customer. The amendments in this update are effective for nonpublic entities for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. Early adoption is permitted. The amendments should be applied retrospectively to the date of initial application of ASC 606. An entity may elect to apply the amendments in this ASU retrospectively either to all contracts or only to contracts that are not completed at the date of initial application of ASC 606. An entity should disclose its election. An entity may elect to apply the practical expedient for contract modifications that is permitted for entities using the modified retrospective transition method in ASC 606. We will adopt the new standard on January 1, 2020 and have determined that the effect to our financial statements will not be material.
Intangibles - Goodwill and Other - Internal-Use Software - August 2018: Amended guidance aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The accounting for the service element of a hosting arrangement that is a service contract is not affected. The amendments in this update are effective for nonpublic entities for annual reporting periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15,

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2021. Early adoption is permitted. The amendments in this ASU should be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. We will adopt the new standard on January 1, 2020 and have determined that the effect to our financial statements will not be material.
Fair Value Measurement - August 2018: Amended guidance modifies fair value measurement disclosure requirements including (i) removing certain disclosure requirements such as the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, (ii) modifying certain disclosure requirements such as the nonpublic entity requirement to disclose transfers into and out of Level 3 of the fair value hierarchy, and (iii) adding certain disclosure requirements such as changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period. The amendments in this update are effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. We will adopt the new standard on January 1, 2020 and have determined that the effect to our financial statements will not be material.
Financial Instruments - Credit Losses - June 2016 (amended through February 2020): Amended guidance replaces the incurred loss impairment methodology with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. Amendments affect entities holding financial assets and net investments in leases that are not accounted for at fair value through net income. The amendments affect loans, debt securities, trade receivables, net investments in leases, off-balance-sheet credit exposures, reinsurance receivables and any other financial assets not excluded from the scope that have the contractual right to receive cash. Amendments are effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. Early adoption is permitted. An entity will apply the amendments in this ASU through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (that is, a modified-retrospective approach). A prospective transition approach is required for debt securities for which an other-than-temporary impairment had been recognized before the effective date. The effect of a prospective transition approach is to maintain the same amortized cost basis before and after the effective date of this ASU. We will adopt the new standard on January 1, 2020 and have determined that the effect to our financial statements will not be material.
Note 4 — Business Combination
Acquisition of Centaur Holdings, LLC
As described in Note 1, on July 16, 2018 (the “Centaur Closing Date”), CRC completed its acquisition of all of the voting equity interest of Centaur, for consideration of $1.7 billion. This acquisition expanded our footprint to the central Indiana region and facilitated broad distribution of the Caesars Rewards customer loyalty program. Acquisition-related costs included in Other operating costs in the Statements of Operations were $8 million during the year ended December 31, 2018. Consideration transferred was composed of the following:

(In millions)
Cash paid	$1,636
Deferred consideration (1)	66
Total purchase price	$1,702
____________________

(1)
Deferred consideration is payable in an installment of $25 million in 2020 and $50 million in 2021 with prepayments and right of setoff permitted, subject to the terms and conditions of the Unit Purchase Agreement. $66 million represented the present value of future expected cash flows, on the Centaur Closing Date.

Additionally, CEC paid a $50 million license transfer fee on behalf of Hoosier Park Racing & Casino, which was accounted for as an equity contribution for CRC and relief of the associated assumed liability on the Balance Sheet.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Purchase Price Allocation
The following table summarizes the fair value of assets acquired and liabilities assumed as part of the Centaur acquisition. The intangible assets subject to amortization will be amortized on a straight-line basis over their estimated useful lives as of the acquisition date.

(In millions)	Fair Value	Weighted-Average Useful Life (years)
Assets acquired:
Cash and cash equivalents	$39
Receivables, net	2
Other current assets	26
Property and equipment	297
Intangible assets other than goodwill
Trade names and trademarks	14	2.5
Gaming rights (1)	1,390
Customer relationships	41	15.0
Total assets	1,809

Liabilities assumed:
Current liabilities	(92)
Deferred income taxes	(286)
Total liabilities	(378)
Net identifiable assets acquired	1,431
Goodwill	271
Total Centaur equity value	$1,702
____________________

(1)	Indefinite-lived intangible assets.
We applied the acquisition method of accounting in accordance with FASB ASC Topic 805, Business Combinations (“ASC 805”). Goodwill of $271 million was recognized as a result of the transaction and relates to (i) the values of acquired assets that do not meet the definition of an identifiable intangible asset under ASC 805, but that do contribute to the value of the acquired business, including the assembled workforce and relationships with customers that are not tracked through their customer loyalty program; (ii) the going-concern value associated with expectations of forging relationships with future customers; (iii) the assemblage value associated with acquiring an on-going business whose value is worth more than simply the sum of its parts; (iv) synergies; and (v) the future potential expansion of table games to the properties. None of the goodwill recognized is expected to be deductible for income tax purposes.
Note 5 — Property and Equipment
We have significant capital invested in our long-lived assets, and judgments are made in determining their estimated useful lives and salvage values and if or when an asset (or asset group) has been impaired. The accuracy of these estimates affects the amount of depreciation and amortization expense recognized in our financial results and whether we have a gain or loss on the disposal of an asset. We assign lives to our assets based on our standard policy, which is established by management as representative of the useful life of each category of asset.
We review the carrying value of our long-lived assets whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. As necessary, we typically estimate the fair value of assets starting with a Replacement Cost New approach and then deduct appropriate amounts for both functional and economic obsolescence to arrive at the fair value estimates. Other factors considered by management in performing this assessment may include current operating results, trends, prospects, and third-party appraisals, as well as the effect of demand, competition, and other economic, legal, and regulatory factors. In estimating expected future cash flows for determining whether an asset is impaired, assets are grouped at the lowest level of identifiable cash flows, which, for

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

most of our assets, is the individual property. These analyses are sensitive to management assumptions and the estimates of the obsolescence factors. Changes in these assumptions and estimates could have a material impact on the analyses and the consolidated financial statements.
Additions to property and equipment are stated at cost. We capitalize the costs of improvements that extend the life of the asset. We expense maintenance and repair costs as incurred. Gains or losses on the dispositions of property and equipment are recognized in the period of disposal. Interest expense is capitalized on internally constructed assets at the applicable weighted-average borrowing rates of interest. Capitalization of interest ceases when the project is substantially complete or construction activity is suspended for more than a brief period of time. Interest capitalized was $23 million, $7 million and $6 million, respectively, for the years ended December 31, 2019, 2018 and 2017.
Our property and equipment is subject to various operating leases for which we are the lessor. We lease our property and equipment related to our hotel rooms, convention space and retail space through various short-term and long-term operating leases. See Note 9 for further discussion of our leases.
Useful Lives

Land improvements			12	years
Buildings	5	to	40	years
Building and leasehold improvements	3	to	30	years
Furniture, fixtures, and equipment	2.5	to	12	years

Property and Equipment, Net

	As of December 31,
(In millions)	2019	2018
Land	$3,009	$3,561
Buildings and leasehold and land improvements	4,326	4,631
Furniture, fixtures, and equipment	1,165	1,051
Construction in progress	483	264
Total property and equipment	8,983	9,507
Less: accumulated depreciation	(2,231)	(2,095)
Total property and equipment, net	$6,752	$7,412

During 2019, we recorded an impairment charge to land and buildings in the amount of $380 million, which included $6 million related to selling costs for the disposition of Rio. In connection with our sale of Rio, we also recorded a $6 million loss on the sale of assets which is included in Other operating costs on our Statements of Operations. The impairment and sale resulted in a decrease of the carrying value of our property and equipment of $879 million.
Depreciation Expense and Other Amortization Expense

	Years Ended December 31,
(In millions)	2019	2018	2017
Depreciation expense	$356	$415	$370
Other amortization expense	—	1	1

Depreciation is calculated using the straight-line method over the shorter of the estimated useful life of the asset or the related lease.
Note 6 — Goodwill and Other Intangible Assets
The purchase price of an acquisition is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. We determine the estimated fair values after review and consideration of relevant information including discounted cash flows, quoted market prices, and estimates made by management. To the extent the purchase price

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

exceeds the fair value of the net identifiable tangible and intangible assets acquired and liabilities assumed, such excess is recorded as goodwill.
We perform our annual goodwill impairment assessment as of October 1. We perform this assessment more frequently if impairment indicators exist. We performed our annual goodwill impairment test by comparing the fair value of each reporting unit with its carrying amount. We determine the estimated fair value of each reporting unit based on a combination of EBITDA, valuation multiples, and estimated future cash flows discounted at rates commensurate with the capital structure and cost of capital of comparable market participants, giving appropriate consideration to the prevailing borrowing rates within the casino industry in general. We also evaluate the aggregate fair value of all of our reporting units and other non-operating assets in comparison to our aggregate debt and equity market capitalization at the test date. EBITDA multiples and discounted cash flows are common measures used to value businesses in our industry.
We perform our annual impairment assessment of other non-amortizing intangible assets as of October 1. We perform this assessment more frequently if impairment indicators exist. We determine the estimated fair value of our non-amortizing intangible assets by primarily using the Relief from Royalty Method and Excess Earnings Method under the income approach.
The evaluation of goodwill and other non-amortizing intangible assets requires the use of estimates about future operating results, valuation multiples, and discount rates to determine their estimated fair value. Changes in these assumptions can materially affect these estimates. Thus, to the extent gaming volumes deteriorate in the near future, discount rates increase significantly, or we do not meet our projected performance, we could have impairments to record in the future and such impairments could be material.
Changes in Carrying Value of Goodwill

	Gross Goodwill		Accumulated Impairment		Net Carrying Value
(In millions)	2019	2018	2019	2018	2019	2018
Balance as of January 1	$5,320	$5,049	$(3,433)	$(3,433)	$1,887	$1,616
Centaur acquisition (1)	—	271	—	—	—	271
Balance as of December 31 (2)	$5,320	$5,320	$(3,433)	$(3,433)	$1,887	$1,887

____________________

(1)	See Note 4 for further details relating to the acquisition of Centaur.

(2)
$405 million of goodwill is associated with a reporting unit with zero or negative carrying value. As the reporting unit has a positive fair value, there was no impairment associated with this reporting unit.

Changes in Carrying Value of Intangible Assets Other than Goodwill

	Amortizing		Non-Amortizing		Total
(In millions)	2019	2018	2019	2018	2019	2018
Balance as of January 1	$216	$220	$1,427	$37	$1,643	$257
Centaur acquisition (1)	—	55	—	1,390	—	1,445
Amortization expense	(62)	(59)	—	—	(62)	(59)
Other (2)	—	—	(11)	—	(11)	—
Balance as of December 31	$154	$216	$1,416	$1,427	$1,570	$1,643

____________________

(1)	See Note 4 for further details relating to the acquisition of Centaur.

(2)	Intangible assets sold as part of Rio sale. See Note 1 for further details.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Gross Carrying Value and Accumulated Amortization of Intangible Assets Other than Goodwill

	December 31, 2019				December 31, 2018
(Dollars in millions)	Weighted Average Remaining Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizing intangible assets
Trade names and trademarks	1.0	$14	$(8)	$6	$14	$(3)	$11
Customer relationships	2.2	934	(798)	136	934	(745)	189
Contract rights	5.0	3	(2)	1	3	(2)	1
Gaming rights and other	4.5	43	(32)	11	43	(28)	15
		$994	$(840)	154	$994	$(778)	216
Non-amortizing intangible assets
Trademarks				26			37
Gaming rights				1,390			1,390
				1,416			1,427
Total intangible assets other than goodwill				$1,570			$1,643

The aggregate amortization expense for intangible assets that continue to be amortized was $62 million, $59 million and $65 million, respectively, for the years ended December 31, 2019, 2018, and 2017.
Estimated Five-Year Amortization

	Years Ended December 31,
(In millions)	2020	2021	2022	2023	2024
Estimated annual amortization expense	$62	$51	$8	$6	$4

Note 7 — Fair Value Measurements
Our assessment of goodwill and other intangible assets for impairment includes an assessment using various Level 2 (EBITDA multiples and discount rate) and Level 3 (forecasted cash flows) inputs. See Note 6 for more information on the application of the use of fair value methodology to measure goodwill and other intangible assets.
Items Measured at Fair Value on a Recurring Basis
The following table shows the fair value of our financial assets and financial liabilities that are required to be measured at fair value as of the date shown:

(In millions)	Balance	Level 1	Level 2	Level 3
December 31, 2019
Liability - Interest rate swap derivatives	$69	$—	$69	$—

December 31, 2018
Asset - Interest rate swap derivatives	$6	$—	$6	$—
Liability - Interest rate swap derivatives	22	—	22	—
Derivative Instruments
We do not purchase or hold any derivative financial instruments for trading purposes.
Interest Rate Swap Derivatives
We use interest rate swaps to manage the mix of our debt between fixed and variable rate instruments. As of December 31, 2019,

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

we have entered into ten interest rate swap agreements to fix the interest rate on $3.0 billion of variable rate debt. The interest rate swaps are designated as cash flow hedging instruments. The difference to be paid or received under the terms of the interest rate swap agreements is accrued as interest rates change and recognized as an adjustment to interest expense at settlement. Changes in the variable interest rates to be received pursuant to the terms of the interest rate swap agreements will have a corresponding effect on future cash flows.
The major terms of the interest rate swap agreements as of December 31, 2019 are as follows:

Effective Date	Notional Amount (In millions)	Fixed Rate Paid	Variable Rate Received as of December 31, 2019	Maturity Date
12/31/2018	250	2.274%	1.691%	12/31/2022
12/31/2018	200	2.828%	1.691%	12/31/2022
12/31/2018	600	2.739%	1.691%	12/31/2022
1/1/2019	250	2.153%	1.691%	12/31/2020
1/1/2019	250	2.196%	1.691%	12/31/2021
1/1/2019	400	2.788%	1.702%	12/31/2021
1/1/2019	200	2.828%	1.691%	12/31/2022
1/2/2019	250	2.172%	1.691%	12/31/2020
1/2/2019	200	2.731%	1.691%	12/31/2020
1/2/2019	400	2.707%	1.691%	12/31/2021
Valuation Methodology
The estimated fair values of our interest rate swap derivative instruments are derived from market prices obtained from dealer quotes for similar, but not identical, assets or liabilities. Such quotes represent the estimated amounts we would receive or pay to terminate the contracts. The interest rate swap derivative instruments are included in either Deferred charges and other assets or Deferred credits and other liabilities on our Balance Sheets. Our derivatives are recorded at their fair values, adjusted for the credit rating of the counterparty if the derivative is an asset, or adjusted for the credit rating of the Company if the derivative is a liability. None of our derivative instruments are offset and all were classified as Level 2.
Financial Statement Impact
The effect of derivative instruments designated as hedging instruments on the Balance Sheets for amounts transferred into Accumulated other comprehensive income/(loss) (“AOCI”) before tax was a loss of $53 million and $16 million, for the year ended December 31, 2019 and 2018, respectively. AOCI reclassified to Interest expense on the Statements of Operations was $10 million and zero for the years ended December 31, 2019 and December 31, 2018, respectively. The estimated amount of existing losses that are reported in AOCI at the reporting date that are expected to be reclassified into earnings within the next 12 months is approximately $29 million.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Accumulated Other Comprehensive Loss
The changes in AOCI by component, net of tax, for the annual periods through December 31, 2019 and 2018 are shown below. There was no other comprehensive income/(loss) for the year ended December 31, 2017.

(In millions)	Unrealized Net Losses on Derivative Instruments
Balances as of January 1, 2018	$—
Other comprehensive loss before reclassifications	(13)
Total other comprehensive loss, net of tax	(13)
Balances as of December 31, 2018	$(13)
Other comprehensive loss before reclassifications	(51)
Amounts reclassified from accumulated other comprehensive loss	10
Total other comprehensive loss, net of tax	(41)
Balances as of December 31, 2019	$(54)
Note 8 — Accrued Expenses and Other Current Liabilities

	As of December 31,
(In millions)	2019	2018
Payroll and other compensation	$192	$200
VICI Call Right	177	177
Self insurance claims and reserves	17	26
Accrued taxes	64	49
Advance deposits	24	23
Chip and token liability	15	16
Operating lease liability	47	—
Other accruals	117	94
Total accrued expenses and other current liabilities	$653	$585

VICI Call Right
On October 6, 2017 (the “Effective Date”), VICI received a call right (the “VICI Call Right”) for up to five years to purchase and leaseback the real property assets associated with Harrah’s Atlantic City and Harrah’s Atlantic City Waterfront Conference Center, Harrah’s Laughlin, and Harrah’s New Orleans for a cash purchase price of ten times the agreed upon annual rent for each property. The VICI Call Right is subject to the terms of the CRC Credit Agreement (defined in Note 11). On the Effective Date, the VICI Call Right was transferred to Accrued expenses and other current liabilities on our Balance Sheet at an amount equal to the fair value of the option on the Effective Date. Management does not believe that the liability should continue to be recognized at fair value after initial recognition until the execution or expiration of the option because it is an option related to real estate, not a derivative, and the fair value option has not been elected. Additionally, provided the real estate property assets remain on the Balance Sheets, they will be evaluated for impairment.
Note 9 — Leases
Adoption of New Lease Accounting Standard
In February 2016, the FASB issued a new standard related to leases, ASU 2016-02, Leases (Topic 842) (“ASC 842”). We adopted the standard effective January 1, 2019, using the modified retrospective approach applied as of the beginning of the period of adoption. The Company elected to utilize the transition guidance within the new standard that permits us to (i) continue to report under legacy lease accounting guidance for comparative periods consistent with previously issued financial statements; and (ii)

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

carryforward our prior conclusions about lease identification, lease classification, and initial direct costs. The most significant effects of adopting the new standard relate to the recognition of right-of-use (“ROU”) assets and liabilities for leases classified as operating leases when the Company is the lessee in the arrangement. Adopting the new standard did not affect our accounting related to leases when the Company is the lessor in the arrangement.
We assess whether an arrangement is or contains a lease at the inception of the agreement. ROU assets represent our right to use an underlying asset for the lease term, and lease liabilities represent our obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term using our incremental borrowing rate, which is consistent with interest rates of similar financing arrangements based on the information available at the commencement date. We determined our incremental borrowing rate based on the interest rates published for unsecured borrowings with credit ratings similar to our unsecured debt, which were then adjusted for the appropriate lease term and effects of full collateralization.
Upon adoption, our ROU assets were also adjusted to include any prepaid lease payments and were reduced by any previously accrued lease liabilities. The terms of our leases used to determine the ROU asset and lease liability take into account options to extend when it is reasonably certain that we will exercise those options. Lease expense is recognized on a straight-line basis over the lease term. Additionally, we have elected the short-term lease measurement and recognition exemption and do not establish ROU assets or lease liabilities for operating leases with terms of 12 months or less.
Effect of Adopting New Lease Standard - January 1, 2019 Balance Sheet

(In millions)	Prior to Adoption	Effect of Adoption (1)	Post Adoption
Deferred charges and other assets	$96	$113	$209
Accrued expenses and other current liabilities	585	14	599
Deferred credits and other liabilities	156	99	255
____________________

(1)	Operating leases previously considered as off-balance sheet obligations are now recognized as operating lease liabilities with corresponding ROU assets.
Lessee Arrangements
Operating Leases
We lease real estate and equipment used in our operations from third parties. As of December 31, 2019, the remaining term of our operating leases ranged from 1 to 9 years with various extension options available, if we elect to exercise them. However, our remaining terms only include extension options that we have determined are reasonably assured as of December 31, 2019. In addition to minimum rental commitments, certain of our operating leases provide for contingent rentals based on a percentage of revenues in excess of specified amounts. We do not include costs associated with our nonlease components in our lease costs disclosed in the table below.
The following are additional details related to leases recorded on our Balance Sheet as of December 31, 2019:

(In millions)	Balance Sheet Classification	December 31, 2019
Assets
Operating lease ROU assets (1)	Deferred charges and other assets	$202
Liabilities
Current operating lease liabilities (1)	Accrued expenses and other current liabilities	44
Non-current operating lease liabilities (1)	Deferred credits and other liabilities	159
____________________

(1)	As noted above, we have elected the short-term lease measurement and recognition exemption and do not establish ROU assets or liabilities for operating leases with terms of 12 months or less.

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Maturity of Lease Liabilities
The following table summarizes the future minimum lease obligations of our operating leases as of December 31, 2019 under the new standard:

(In millions)	Operating Leases
2020	$54
2021	55
2022	52
2023	15
2024	15
Thereafter	53
Total	244
Less: present value discount	(41)
Lease liability	$203
As previously disclosed in our Annual Report form 8-K for the year ended December 31, 2018 and under the old standard, the following table summarizes the future minimum lease obligations of our operating leases as of December 31, 2018:

(In millions)	Operating Leases
2019	$47
2020	35
2021	22
2022	20
2023	19
Thereafter	443
Total	$586
Lease Costs

(In millions)	December 31, 2019
Operating lease expense	$23
Short-term lease expense	57
Variable lease expense	11
Total lease costs	$91
Other Information

(In millions)	December 31, 2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows for operating leases	$22
Weighted-Average Details

December 31, 2019
Weighted-average remaining lease term (in years)	5.4
Weighted-average discount rate	5.2%

CAESARS RESORT COLLECTION, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Finance Leases
We have finance leases for certain equipment. As of December 31, 2019, our finance leases had remaining lease terms of up to approximately 5 years, some of which include options to extend the lease terms in one month increments. Our finance lease ROU assets and liabilities were less than a million to our Financial Statements as of December 31, 2019.
Failed Sale-Leaseback Financing Obligations
We lease certain real estate assets of Harrah’s Las Vegas from VICI (the “HLV Lease”). The HLV Lease provides for annual fixed rent (subject to escalation) of $87 million during an initial period, then rent consisting of both base rent and variable rent elements, and has a 15-year initial term and four five-year renewal options, subject to certain restrictions. The HLV Lease includes escalation provisions beginning in year two of the initial term and continuing through the renewal terms. The HLV Lease also includes provisions for variable rent payments calculated, in part, based on increases or decreases of net revenue of the underlying lease properties, commencing in year eight of the initial term and continuing through the renewal terms.
The HLV Lease was evaluated as a sale-leaseback of real estate. We determined that this transaction did not qualify for sale-leaseback accounting, and we have accounted for the transaction as a financing.
For a failed sale-leaseback transaction, we continue to reflect the real estate assets on our Balance Sheets in Property and equipment, net as if we were the legal owner, and we continue to recognize depreciation expense over the estimated useful lives. We do not recognize lease expense related to the HLV Lease, but we have recorded a liability for the failed sale-leaseback obligations and the majority of the periodic lease payments are recognized as interest expense in the Statements of Operations.
Annual Estimated Failed Sale-Leaseback Financing Obligation Service Requirements as of December 31, 2019

	Years Ended December 31,
(In millions)	2020	2021	2022	2023	2024	Thereafter	Total
Financing obligations - principal	$12	$15	$17	$20	$24	$701	$789
Financing obligations - interest	70	75	74	73	71	1,635	1,998
Total financing obligation payments (1)	$82	$90	$91	$93	$95	$2,336	$2,787
____________________

(1)
Financing obligation principal and interest payments are estimated amounts based on the future minimum lease payments and certain estimates based on contingent rental payments. Actual payments may differ from the estimates.

Subject to certain exceptions, the payment of all monetary obligations under the Harrah’s Las Vegas lease is guaranteed by CRC.
Lessor Arrangements
Lodging Arrangements
Lodging arrangements are considered short-term and generally consist of lease and nonlease components. The lease component is the predominant component of the arrangement and consists of the fees charged for lodging. The nonlease components primarily consist of resort fees and other miscellaneous items. As the timing and pattern of transfer of both the lease and nonlease components are over the course of the lease term, we have elected to combine the revenue generated from lease and nonlease components into a single lease component based on the predominant component in the arrangement. During the year ended December 31, 2019, we recognized approximately $1.0 billion in lease revenue related to lodging arrangements, which is included in Rooms revenue in the Statement of Operations.
Conventions
Convention arrangements are considered short-term and generally consist of lease and nonlease components. The lease component is the predominant component of the arrangement and consists of fees charged for the use of meeting space. The nonlease components primarily consist of food and beverage and audio/visual services. Revenue from conventions is included in Food and beverage revenue in the Statement of Operations, and during the year ended December 31, 2019, we recognized approximately $15 million in lease revenue related to conventions.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Real Estate Operating Leases
We enter into long-term real estate leasing arrangements with third-party lessees at our properties. As of December 31, 2019, the remaining terms of these operating leases ranged from 1 to 85 years, some of which include options to extend the lease term for up to 5 years. In addition to minimum rental commitments, certain of our operating leases provide for contingent payments including contingent rentals based on a percentage of revenues in excess of specified amounts and reimbursements for common area maintenance and utilities charges. As the timing and pattern of transfer of both the lease and nonlease components are over the course of the lease term, we have elected to combine the revenue generated from lease and nonlease components into a single lease component based on the predominant component in the arrangement. In addition, to maintain the value of our leased assets, certain leases include specific maintenance requirements of the lessees or maintenance is performed by the Company on behalf of the lessees.
Maturity of Lease Receivables as of December 31, 2019

(In millions)	Operating Leases
2020	$42
2021	40
2022	35
2023	31
2024	27
Thereafter	313
Total	$488
Related Party Lease Arrangements
Refer to Note 15 for additional information on our related party lease arrangements.
Note 10 — Litigation, Contractual Commitments, and Contingent Liabilities
Litigation
The Company is party to ordinary and routine litigation incidental to our business. We do not expect the outcome of any such litigation to have a material effect on our consolidated financial position, results of operations, or cash flows, as we do not believe it is reasonably possible that we will incur material losses as a result of such litigation.
Litigation Relating to the Merger
On September 5, 2019, a complaint was filed against Caesars and each member of the Caesars board of directors (the “Caesars Board”) in the United States District Court for the District of Delaware. The lawsuit, captioned Stein v. Caesars Entertainment Corp., et al., Civil Action No. 1:19-cv-01656, alleges violations of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14a-9 promulgated thereunder, and 17 C.F.R. § 244.100, against the defendants for allegedly disseminating a false and misleading proxy statement in connection with the Merger. The complaint alleges, among other things, that Caesars violated the securities laws by failing to disclose (i) certain information about the process leading up to the approval of the Merger by the Caesars Board; and (ii) certain financial information relating to the financial advisors’ analyses of the transaction. The plaintiff seeks (i) to enjoin the defendants from proceeding with, consummating or closing the Merger, unless and until Caesars discloses to its stockholders the allegedly material information discussed in the complaint, (ii) if the Merger is consummated, rescission of the Merger or rescissory damages and (iii) an accounting to plaintiff for all damages suffered as a result of defendants’ alleged wrongdoing. The plaintiff also seeks an award of costs and disbursements incurred in the action, including a reasonable allowance for expert fees and attorneys’ fees.
On September 9, 2019, a class action complaint was filed against Caesars, each member of the Caesars Board, Eldorado and Merger Sub in the United States District Court for the District of Delaware. The lawsuit, captioned Palkon v. Caesars Entertainment Corp., et al., Civil Action No. 1:19-cv-01679, alleges violations of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, against the defendants for allegedly disseminating a false and misleading proxy statement in connection with the Merger. The complaint alleges, among other things, that Caesars and/or Eldorado violated the securities laws by failing to disclose (i) certain information about the process leading up to the approval of the Merger by the Caesars Board; (ii) certain

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

financial information relating to the financial advisors’ analyses of the transaction; and (iii) certain information regarding potential conflicts of interest of the financial advisor. The plaintiff seeks, among other things, (i) to enjoin the defendants from proceeding with, consummating or closing the Merger, unless and until Caesars discloses to its stockholders the allegedly material information discussed in the complaint and (ii) if the Merger is consummated, rescission of the Merger or rescissory damages suffered as a result of defendants’ alleged wrongdoing. The plaintiff also seeks an award of costs incurred in the action, including a reasonable allowance for expert fees and attorneys’ fees.
On September 11, 2019, a complaint was filed against Caesars and each member of the Caesars Board in the United States District Court for the District of New Jersey. The lawsuit, captioned Romaniuk v. Caesars Entertainment Corp., et al., Civil Action No. 1:19-cv-17871, alleged violations of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, against the defendants for allegedly disseminating a false and misleading proxy statement in connection with the Merger. The complaint alleged, among other things, that Caesars violated the securities laws by failing to disclose (i) certain information about the process leading up to the approval of the Merger by the Caesars Board; (ii) certain financial information relating to the financial advisors’ analyses of the transaction; and (iii) certain information regarding potential conflicts of interest of the financial advisor. The plaintiff sought (i) to enjoin the defendants from proceeding with, consummating or closing the Merger, unless and until Caesars discloses to its stockholders the allegedly material information discussed in the complaint and (ii) if the Merger is consummated, rescission of the Merger or rescissory damages. The plaintiff also sought an award of costs and expenses incurred in the action, including a reasonable allowance for expert fees and attorneys’ fees. On December 7, 2019, the Romaniuk complaint was voluntarily dismissed.
On September 12, 2019, a class action complaint was filed against Caesars, each member of the Caesars Board and Eldorado in the United States District Court for the District of Delaware. The lawsuit, captioned Gershman v. Caesars Entertainment Corp., et al., Civil Action No. 1:19-cv-01720, alleges violations of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, against the defendants for allegedly disseminating a false and misleading proxy statement in connection with the Merger. The complaint alleges, among other things, that Caesars violated the securities laws by failing to (i) disclose certain information about the process leading up to the approval of the Merger by the Caesars Board; (ii) disclose certain financial information relating to the financial advisors’ analyses of the transaction; and (iii) obtain a proper valuation for Caesars. The plaintiff seeks (i) to enjoin the defendants from proceeding with filing an amendment to the Eldorado S-4 (as defined below) and consummating the Merger, unless and until Caesars discloses to its stockholders the allegedly material information discussed in the complaint and (ii) if the Merger is consummated, rescission of the Merger or rescissory damages. The plaintiff also seeks an award of costs and disbursements incurred in the action, including a reasonable allowance for expert fees and attorneys’ fees.
On September 13, 2019, a class action complaint was filed against Caesars, each member of the Caesars Board and Eldorado in the Eighth Judicial District Court for Clark County, Nevada. The lawsuit, captioned Cazer v. Caesars Entertainment Corp., et al., Civil Action No. A-19-801900-C, asserts claims for breach of fiduciary duties against the Caesars Board and aiding and abetting breach of fiduciary duties against Caesars in connection with the Merger. The complaint alleges, among other things, that the members of the Caesars Board breached their fiduciary duties, and Caesars aided and abetted such breaches of fiduciary duties, by failing to disclose (i) certain information about the process leading up to the approval of the Merger by the Caesars Board; and (ii) certain financial information relating to the financial advisors’ analyses of the transaction. The plaintiff seeks (i) to compel the defendants to exercise their fiduciary duties to Caesars stockholders in connection with the Merger in accordance with the information discussed in the complaint and (ii) an accounting to plaintiff for all damages suffered as a result of defendants’ alleged wrongdoing. The plaintiff also seeks an award of costs and disbursements incurred in the action, including a reasonable allowance for expert fees and attorneys’ fees.
Also on September 13, 2019, a complaint was filed against Caesars and each member of the Caesars Board in the United States District Court for the Southern District of New York. The lawsuit, captioned Biasi v. Caesars Entertainment Corp., et al., Civil Action No. 1:19-cv-08547, alleged violations of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, and 17 C.F.R. § 229.1015, against the defendants for allegedly disseminating a false and misleading proxy statement in connection with the Merger. The complaint alleged, among other things, that Caesars violated the securities laws by failing to disclose (i) certain information about the process leading up to the approval of the Merger by the Caesars Board; (ii) certain financial information relating to the financial advisors’ analyses of the transaction; and (iii) certain information regarding potential conflicts of interest of the financial advisor. The plaintiff sought (i) to enjoin the defendants from proceeding with the special meeting of Caesars’ stockholders to, among other things, adopt the Merger Agreement and consummating the Merger, unless and until Caesars discloses to its stockholders the allegedly material information discussed in the complaint and (ii) an accounting to plaintiff for all damages suffered as a result of defendants’ alleged wrongdoing. The plaintiff also sought an award of costs and expenses incurred in the action, including reasonable expert fees and attorneys’ fees. On November 15, 2019, the Biasi complaint was voluntarily dismissed.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

On September 26, 2019, a complaint was filed against Caesars and each member of the Caesars Board in the United States District Court for the Southern District of New York. The lawsuit, captioned Marathon Capital LLC v. Caesars Entertainment Corp., et al., Civil Action No. 1:19-cv-08971, alleged violations of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, against the defendants for allegedly disseminating a false and misleading proxy statement in connection with the Merger. The complaint alleged, among other things, that Caesars violated the securities laws by failing to disclose (i) certain information about the process leading up to the approval of the Merger by the Caesars Board; and (ii) certain financial information relating to the financial advisors’ analyses of the transaction. The plaintiff seeks (i) to enjoin the defendants from proceeding with, consummating or closing the Merger, unless and until Caesars discloses to its stockholders the allegedly material information discussed in the complaint and (ii) if the Merger is consummated, rescission of the Merger or rescissory damages. The plaintiff also seeks an award of costs and expenses incurred in the action, including a reasonable allowance for expert fees and attorneys’ fees. On November 22, 2019, the Marathon Capital LLC complaint was voluntarily dismissed.
On October 18, 2019, a complaint was filed against Caesars and each member of the Caesars Board in the United States District Court for the Southern District of New York. The lawsuit, captioned Yarbrough v. Caesars Entertainment Corp., et al., Case No. 1:19-cv-09650 (S.D.N.Y.), alleged violations of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, against the defendants for allegedly disseminating a false and misleading definitive registration statement in connection with the Merger. The complaint alleged, among other things, that Caesars violated the securities laws by failing to disclose material information regarding: (i) certain information about the process leading up to the approval of the Merger by the Caesars Board; and (ii) certain financial information relating to the financial advisors’ analyses of the transaction. The plaintiff sought: (i) to enjoin the shareholder vote on the Merger or consummation of the Merger; and (ii) rescission of the Merger, to the extent it closes. The plaintiff also sought an award of costs and disbursements incurred in the action, including a reasonable allowance for expert fees and attorneys’ fees. On February 14, 2020, the Yarbrough compliant was voluntarily dismissed.
We believe the claims asserted in each of the above described complaints are without merit and intend to vigorously defend against them to the extent they have not already been dismissed. It is not probable that litigation discussed above, to the extent it was not already dismissed as of December 31, 2019, will result in a material effect on our financial statements.
Contractual Commitments
Proposed Extension of Casino Operating Contract for Harrah’s New Orleans
On June 7, 2019, the Governor of the State of Louisiana signed into effect legislation that would authorize the Louisiana Gaming Control Board to enter into a 30-year extension of the Harrah’s New Orleans casino operating contract to 2054, subject to certain approvals of the amended casino operating contract that would provide for the 30-year extension and provided that such amended casino operating contract includes certain requirements set forth in the legislation, including (without limitation), that (a) Caesars be obligated to make (i) a capital investment of $325 million on or around the official gaming establishment by July 15, 2024 (subject to extensions for force majeure events), (ii) certain one-time payments totaling $25 million to the City of New Orleans and State of Louisiana, (iii) certain one-time payments totaling $40 million to the City of New Orleans and State of Louisiana, (iv) an annual payment to the Louisiana Gaming Control Board in the amount of $3.4 million (subject to certain adjustments based on changes with respect to the consumer price index), (v) an annual license payment to the Louisiana Gaming Control Board in the amount of $3 million starting in April 2022, and (vi) an annual payment in the amount of $6 million (subject to certain adjustments based on changes with respect to the consumer price index) to the City of New Orleans, which annual payment is to be paid in quarterly installments, and (b) the minimum amount of the annual gaming payments made by Caesars to the Louisiana Gaming Control Board increase from $60 million to $65 million starting in April 2022.
NV Energy
In 2017, we elected to exit the fully bundled sales system of NV Energy and purchase energy, capacity, and/or ancillary services from other providers. As a result, we are required to pay an aggregate exit fee and non-bypassable charges related to our Nevada properties until 2024. These fees are recorded in Accrued expenses and other current liabilities and Deferred credits and other liabilities on the Balance Sheets, based on the expected payment date. The amount will be adjusted in the future if actual fees incurred differ from our estimates.
Sports Sponsorship/Partnership Obligations
We have agreements with certain professional sports leagues and teams, sporting event facilities and sports television networks for tickets, suites, and advertising, marketing, promotional and sponsorship opportunities. As of December 31, 2019, obligations related to these agreements were $245 million with contracts extending through 2034. We recognize expenses in the period in

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

which services are rendered in accordance with the various agreements. In addition, assets or liabilities may be recorded related to the timing of payments as required by the respective agreement.
Voluntary Severance Program
During 2019, in an effort to towards achieving greater operational efficiency, CEC initiated a Voluntary Severance Program (“VSP”).  The VSP was offered to non-property, US-based corporate employees in management roles, as defined by the program, excluding certain revenue focused departments. For the year ended December 31, 2019, CEC recognized severance and stock-based compensation charges related to this VSP program totaling approximately $17 million, of which amounts related to CRC employees have been allocated to us. See Note 15 for details.
HLV Lease
Under the HLV Lease, we are required to spend certain minimum amounts on capital expenditures.
Common Parking Area Use Agreement
Planet Hollywood Resort & Casino is party to an agreement for a common parking area for purposes of parking, passage, loading and unloading of motor vehicles and pedestrian traffic. The parking area is owned by a third party to which we make annual fee payments of $3 million. In addition, certain expenses incurred by the property owner in connection with the operation, management, repair and maintenance are allocated to all parties within the agreement. Our expected obligation, including the annual fee, for each of the next five years is estimated to be $5 million per year and the term of the agreement continues through December 31, 2097. This expense is recorded within Property, general, administrative, and other on our Statement of Operations.
Contingent Liabilities
Uncertainties
Since 2009, Harrah’s New Orleans has undergone audits by state and local departments of revenue related to sales taxes on hotel rooms, parking and entertainment complimentaries. The periods that have been or are currently being audited are 2004 through 2016. In connection with these audits, certain periods have been paid under protest or are currently in various stages of litigation. On July 2, 2019, the judge denied Harrah’s New Orleans’ motion for partial summary judgment and granted the Department of Revenue’s (the “Department”) partial motion for summary judgment, finding that Harrah’s New Orleans owes state sales taxes, as well as district and New Orleans occupancy taxes to the Department on all discounted or complimentary rooms furnished by Harrah’s New Orleans to patrons or guests at Harrah’s New Orleans hotel and certain third party hotels. On September 3, 2019, Harrah’s New Orleans filed a Motion for Suspensive Appeal, which was granted. Harrah’s filed its appellate brief on January 3, 2020. The Department filed its brief on January 22, 2020. Harrah’s filed its reply on February 3, 2020. Oral argument was on February 20, 2020. $9 million has been paid under protest and is being held in escrow by the Department. Harrah’s New Orleans had accrued contingent liabilities of $11 million and $9 million, respectively, as of December 31, 2019 and 2018. Should Harrah’s New Orleans lose its appeal, we estimate the range of additional possible losses to be up to $14 million.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11 — Debt

	December 31, 2019				December 31, 2018
(Dollars in millions)	Final Maturity	Rates	Face Value	Book Value	Book Value
Secured debt
CRC Revolving Credit Facility	2022	variable (1)	$—	$—	$100
CRC Term Loan	2024	variable (2)	4,606	4,541	4,577
Unsecured debt
CRC Notes	2025	5.25%	1,700	1,671	1,668
Special Improvement District Bonds	2037	4.30%	12	12	12
Total debt			6,318	6,224	6,357
Current portion of long-term debt			(47)	(47)	(147)
Long-term debt			$6,271	$6,177	$6,210

Unamortized discounts and deferred finance charges				$94	$108
Fair value			$6,404
____________________

(1)	London Interbank Offered Rate (“LIBOR”) plus 2.13%.

(2)	LIBOR plus 2.75%.
Annual Estimated Debt Service Requirements

	Years Ended December 31,
(In millions)	2019	2020	2021	2023	2024	Thereafter	Total
Annual maturities of long-term debt	$47	$47	$47	$48	$4,419	$1,710	$6,318
Estimated interest payments	330	310	300	290	290	100	1,620
Total debt service payments (1)	$377	$357	$347	$338	$4,709	$1,810	$7,938

___________________

(1)
Debt principal payments are estimated amounts based on maturity dates and potential borrowings under our revolving credit facility. Interest payments are estimated based on the forward-looking LIBOR curve and include the estimated impact of the ten interest rate swap agreements (see Note 7). Actual payments may differ from these estimates.

Current Portion of Long-Term Debt
The current portion of long-term debt as of December 31, 2019 includes the principal payments on the term loans, other unsecured borrowings, and special improvement district bonds that are expected to be paid within 12 months.
Borrowings under the revolving credit facility are subject to the provisions of the credit facility agreement. The credit facility agreement has a contractual maturity of greater than one year. Amounts borrowed, if any, under the revolving credit facility are intended to satisfy short term liquidity needs and would be classified as current.
Debt Discounts and Deferred Finance Charges
Debt discounts and deferred finance charges incurred in connection with the issuance of debt are amortized to interest expense based on the related debt agreements primarily using the effective interest method. Unamortized discounts are written off and included in our gain or loss calculations to the extent we extinguish debt prior to its original maturity date.
Fair Value
The fair value of debt has been calculated primarily based on the borrowing rates available as of December 31, 2019 based on market quotes of our publicly traded debt. We classify the fair value of debt within Level 1 in the fair value hierarchy.
CRC Term Loan and Revolving Credit Facility
On December 22, 2017, CRC entered into a new $5.7 billion senior secured credit facility (the “CRC Senior Secured Credit Facilities”), including a $1.0 billion five-year revolving credit facility (the “CRC Revolving Credit Facility”) and a $4.7 billion

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

seven-year first lien term loan (the “CRC Term Loan”). The CRC Senior Secured Credit Facilities were funded and closed pursuant to the Credit Agreement, dated as of December 22, 2017 (the “CRC Credit Agreement”).
The CRC Term Loan matures in 2024. The CRC Revolving Credit Facility matures in 2022 and includes a letter of credit sub-facility. The CRC Term Loan requires scheduled quarterly principal payments in amounts equal to 0.25% of the original aggregate principal amount, with the balance due at maturity. The CRC Credit Agreement also includes customary voluntary and mandatory prepayment provisions, subject to certain exceptions. As of December 31, 2019 and 2018, approximately $25 million and $36 million was committed to outstanding letters of credit, respectively. As of December 31, 2019, there were no borrowings outstanding under the CRC Revolving Credit Facility.
Borrowings under the CRC Credit Agreement bear interest at a rate equal to either (a) LIBOR adjusted for certain additional costs, subject to a floor of 0% or (b) a base rate determined by reference to the highest of (i) the federal funds rate plus 0.50%, (ii) the prime rate as determined by Credit Suisse AG, Cayman Islands Branch, as administrative agent under the CRC Credit Agreement and (iii) the one-month adjusted LIBOR rate plus 1.00%, in each case plus an applicable margin. Such applicable margin shall be (a) with respect to the CRC Term Loan, 2.75% per annum in the case of any LIBOR loan or 1.75% per annum in the case of any base rate loan and (b) in the case of the CRC Revolving Credit Facility, 2.25% per annum in the case of any LIBOR loan and 1.25% per annum in the case of any base rate loan, subject in the case of the CRC Revolving Credit Facility to two 0.125% step-downs based on CRC’s senior secured leverage ratio (“SSLR”), the ratio of first lien senior secured net debt to adjusted earnings before interest, taxes, depreciation and amortization.
In addition, CRC is required to pay a commitment fee in respect of any commitments under the CRC Revolving Credit Facility in the amount of 0.50% of the principal amount of the commitments, subject to step-downs to 0.375% and 0.25% based upon CRC’s SSLR. CRC is also required to pay customary agency fees as well as letter of credit participation fees computed at a rate per annum equal to the applicable margin for LIBOR borrowings on the dollar equivalent of the daily stated amount of outstanding letters of credit, plus such letter of credit issuer’s customary documentary and processing fees and charges and a fronting fee in an amount equal to 0.125% of the daily stated amount of such letter of credit.
CRC Notes
On October 16, 2017, CRC Escrow Issuer LLC (“Escrow Issuer”) and CRC Finco. Inc., then both wholly owned subsidiaries of CEC, issued $1.7 billion aggregate principal amount of 5.25% senior notes due 2025 (the “CRC Notes”). On December 22, 2017, Escrow Issuer merged with and into CRC, with CRC as the surviving entity and issuer of the CRC Notes.
Summary of Debt and Revolving Credit Facility Cash Flows from Financing Activities in 2019

(In millions)	Repayments
CRC Revolving Credit Facility	$(100)
CRC Term Loan	(47)
Total	$(147)
Terms of Outstanding Debt
Restrictive Covenants
The CRC Credit Agreement and the indentures related to the CRC Notes (the “CRC Indenture”) contain covenants which are standard and customary for these types of agreements. These include negative covenants, which, subject to certain exceptions and baskets, limit the Company’s ability to (among other items) incur additional indebtedness, make investments, make restricted payments, including dividends, grant liens, sell assets and make acquisitions.
The CRC Revolving Credit Facility includes a maximum first-priority net SSLR financial covenant of 6.35:1, which is applicable solely to the extent that certain testing conditions are satisfied.
Guarantees
The borrowings under the CRC Credit Agreement are guaranteed by the material, domestic, wholly owned subsidiaries of CRC (subject to exceptions) and substantially all of the applicable existing and future property and assets of CRC and the subsidiary guarantors serve as collateral for the borrowings.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The CRC Notes are guaranteed on a senior unsecured basis by each wholly owned, domestic subsidiary of CRC that is a subsidiary guarantor with respect to the CRC Senior Secured Credit Facilities.
Note 12 — Revenue Recognition
Disaggregation of Revenue by Region

	Year Ended December 31, 2019
(In millions)	Las Vegas	Other U.S.	Total
Casino	$809	$961	$1,770
Food and beverage (1)	621	199	820
Rooms (1)	866	149	1,015
Entertainment and other	320	81	401
Total contract revenues	2,616	1,390	4,006
Real estate leases (2)	105	5	110
Net revenues	$2,721	$1,395	$4,116
____________________

(1)
As a result of the adoption of ASC 842, as of January 1, 2019, revenue generated from the lease components of lodging arrangements and conventions are no longer considered contract revenue under ASC 606, Revenue from Contracts with Customers. A portion of these balances relate to lease revenues under ASC 842. See Note 9 for further details.

(2)	Real estate leases revenue includes $48 million of variable rental income.

	Year Ended December 31, 2018
(In millions)	Las Vegas	Other U.S.	Total
Casino	$795	$718	$1,513
Food and beverage	612	185	797
Rooms	816	144	960
Entertainment and other	317	72	389
Total contract revenues	2,540	1,119	3,659
Other revenues	148	4	152
Net revenues	$2,688	$1,123	$3,811

	Year Ended December 31, 2017
(In millions)	Las Vegas	Other U.S.	Total
Casino	$815	$520	$1,335
Food and beverage	624	171	795
Rooms	805	150	955
Entertainment and other	305	55	360
Total contract revenues	2,549	896	3,445
Other revenues	143	4	147
Net revenues	$2,692	$900	$3,592
Accounting Policies
We analyze our revenues based upon the type of services we provide and the geographic location of the related property. We recognize revenue when control over the goods and services we provide has transferred to the customer, which is generally when the services are performed and when we have no substantive performance obligation remaining. Sales and other taxes collected from customers on behalf of governmental authorities are accounted for on a net basis and are not included in net revenues or operating expenses.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Casino Revenues
Casino revenues include revenues generated by our casino operations and casino related activities such as poker, pari-mutuel wagering, and tournaments, less sales incentives and other adjustments. Casino revenues are measured by the aggregate net difference between gaming wins and losses. Jackpots, other than the incremental amount of progressive jackpots, are recognized at the time they are won by customers. We accrue the incremental amount of progressive jackpots as the progressive machine is played, and the progressive jackpot amount increases, with a corresponding reduction to casino revenues. Funds deposited by customers in advance along with chips and slot vouchers in a customer’s possession are recorded in Accrued expenses and other current liabilities on our Balance Sheets until such amounts are redeemed or used in gaming play by the customer.
Non-Gaming Revenues
Rooms revenue, food and beverage revenue, and entertainment and other revenue include: (i) the actual amounts paid for such services (less any amounts allocated to unperformed performance obligations, such as Reward Credits, described below); (ii) the value of Reward Credits redeemed for such services; and (iii) the portion of the transaction price allocated to complimentary goods or services provided in conjunction with other revenue-generating activities. Rooms revenue is generally recognized over time, consistent with the customer’s reservation period. Food and beverage and entertainment and other revenues are recognized at the point in time the services are performed or events are held. Amounts paid in advance, such as advance deposits on rooms and advance ticket sales, are recorded as a liability until the goods or services are provided to the customer (see Contract Liabilities below).
Other Revenue
Other revenue primarily includes revenue from third-party real estate leasing arrangements at our properties. Rental income is recognized ratably over the lease term with contingent rental income being recognized when the right to receive such rental income is established according to the lease agreements.
Caesars Rewards Loyalty Program
On January 30, 2019, Caesars announced the rebranding of Total Rewards, the Company’s industry-leading loyalty program, to Caesars Rewards effective February 1, 2019. The new program leverages the premium Caesars brand to better connect Caesars’ elevated standard and prestige with the Company’s global destinations.
Caesars Rewards grants Reward Credits to Caesars Rewards Members based on on-property spending, including gaming, hotel, dining, and retail shopping at all Caesars-affiliated properties. Members may redeem Reward Credits for complimentary or discounted goods and services such as rooms, food and beverages, merchandise, free play, entertainment, and travel accommodations. Members are able to accumulate Reward Credits over time that they may redeem at their discretion under the terms of the program. A member’s Reward Credit balance is forfeited if the member does not earn at least one Reward Credit during a continuous six-month period.
Because of the significance of the Caesars Rewards program and the ability for customers to accumulate Reward Credits based on their past play, we have determined that Reward Credits granted in conjunction with other earning activity represent a performance obligation. As a result, for transactions in which Reward Credits are earned, we allocate a portion of the transaction price to the Reward Credits that are earned based upon the relative standalone selling prices (“SSP”) of the goods and services involved. When the activity underlying the “earning” of the Reward Credits has a wide range of selling prices and is highly variable, such as in the case of gaming activities, we use the residual approach in this allocation by computing the value of the Reward Credits as described below and allocating the residual amount to the gaming activity. This allocation results in a significant portion of the transaction price being deferred and presented as a Contract liability on our accompanying Balance Sheets. Any amounts allocated to Contract liabilities are recognized as revenue when the Reward Credits are redeemed in accordance with the specific recognition policy of the activity for which the credits are redeemed. This balance is further described below under Contract Liabilities.
Our Caesars Rewards loyalty program includes various tiers that offer different benefits, and members are able to earn credits towards tier status, which generally enables them to receive discounts similar to those provided as complimentaries described below. We have determined that any such discounts received as a result of tier status do not represent material rights, and therefore, we do not account for them as distinct performance obligations.
We have determined the SSP of a Reward Credit by computing the redemption value of credits expected to be redeemed. Because Reward Credits are not otherwise independently sold, we analyzed all Reward Credit redemption activity over the preceding

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calendar year and determined the redemption value based on the fair market value of the goods and services for which the Reward Credits were redeemed. We have applied the practical expedient under the portfolio approach to our Reward Credit transactions because of the similarity of gaming and other transactions and the homogeneity of Reward Credits.
As part of determining the SSP for Reward Credits, we also determined that there is generally an amount of Reward Credits that is not redeemed, which is considered “breakage.” We recognize the expected breakage proportionally with the pattern of revenue recognized related to the redemption of Reward Credits. We periodically reassess our customer behaviors and revise our expectations as deemed necessary on a prospective basis.
Complimentaries
As part of our normal business operations, we often provide discretionary lodging, transportation, food and beverage, entertainment, free play and other goods and services to our customers at no additional charge. Non-discretionary Reward Credits can be redeemed for these services.  Both are considered complimentaries. Such complimentaries are provided in conjunction with other revenue-earning activities and are generally provided to encourage additional customer spending on those activities. Accordingly, we allocate a portion of the transaction price we receive from such customers to the complimentary goods and services. We perform this allocation based on the SSP of the underlying goods and services, which is determined based upon the weighted-average cash sales prices received for similar services at similar points during the year.
Receivables and Contract Liabilities
We issue credit to approved casino customers following investigations of creditworthiness. Business or economic conditions or other significant events could affect the collectability of these receivables. Accounts receivable are non-interest bearing and are initially recorded at cost.
Marker play represents a significant portion of our overall table games volume. We maintain strict controls over the issuance of markers and aggressively pursue collection from those customers who fail to pay their marker balances timely. These collection efforts include the mailing of statements and delinquency notices, personal contacts, the use of outside collection agencies and civil litigation. Markers are generally legally enforceable instruments in the United States. Markers are not legally enforceable instruments in some foreign countries, but the United States assets of foreign customers may be reached to satisfy judgments entered in the United States. We consider the likelihood and difficulty of enforceability, among other factors, when we issue credit to customers who are not residents of the United States.
Accounts are written off when management deems the account to be uncollectible. Recoveries of accounts previously written off are recorded when received. We reserve an estimated amount for gaming receivables that may not be collected to reduce the Company’s receivables to their net carrying amount. Methodologies for estimating the allowance for doubtful accounts range from specific reserves to various percentages applied to aged receivables. Historical collection rates are considered, as are customer relationships, in determining specific reserves. As with many estimates, management must make judgments about potential actions by third parties in establishing and evaluating our reserves for allowance for doubtful accounts. Receivables are reported net of the allowance for doubtful accounts.
Receivables

	As of December 31,
(In millions)	2019	2018	2017
Casino	$32	$40	$80
Food and beverage and rooms (1)	38	37	41
Entertainment and other	32	28	14
Contract receivables, net	102	105	135
Real estate leases	7	8	5
Other	23	32	14
Receivables, net	$132	$145	$154
____________________

(1)
As a result of the adoption of ASC 842, as of January 1, 2019, revenue generated from the lease components of lodging arrangements and conventions as well as their associated receivables are no longer considered contract revenue or contract receivables under ASC 606, Revenue from Contracts with Customers. A portion of this balance relates to lease receivables under ASC 842. See Note 9 for further details.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Allowance for Doubtful Accounts

(In millions)	Contracts	Other	Total
Balance as of January 1, 2017	$24	$4	$28
Provision for doubtful accounts	5	(1)	4
Write-offs less recoveries	(4)	(1)	(5)
Balance as of December 31, 2017	25	2	27
Provision for doubtful accounts	8	4	12
Write-offs less recoveries	(6)	(4)	(10)
Balance as of December 31, 2018	27	2	29
Provision for doubtful accounts	6	4	10
Write-offs less recoveries	(8)	1	(7)
Balance as of December 31, 2019 (1)	$25	$7	$32
____________________

(1)	“Other” includes allowance associated with lease receivables. See Note 9 for further details.
Contract Liabilities

(In millions)	Caesars Rewards	Customer Advance Deposits	Total
Balance as of January 1, 2017	$—	$61	$61
Transfer from CES	65	—	65
Amount recognized from the beginning balance	(2)	(59)	(61)
Amount earned and recognized within the period	(1)	43	42
Balance as of December 31, 2017 (1)	62	45	107
Amount recognized during the period (2)	(144)	(370)	(514)
Amount accrued during the period	148	380	528
Balance as of December 31, 2018 (3)	66	55	121
Amount recognized during the period (4)	(145)	(404)	(549)
Amount accrued during the period	149	422	571
Balance as of December 31, 2019 (5)	$70	$73	$143
____________________

(1)	$2 million included within Deferred credits and other liabilities as of December 31, 2017.

(2)	Includes $35 million for Caesars Rewards and $43 million for Customer Advances recognized from the December 31, 2017 Contract liability balances.

(3)	$3 million included within Deferred credits and other liabilities as of December 31, 2018.

(4)	Includes $36 million for Caesars Rewards and $47 million for Customer Advances recognized from the December 31, 2018 Contract liability balances.

(5)	$14 million included within Deferred credits and other liabilities as of December 31, 2019.
Contract liabilities related to Caesars Rewards was reduced by $14 million during the year ended 2019 representing the revenue related to Reward Credits redeemed at Caesars-affiliated properties that are not consolidated with CRC (see Note 15).
Generally, customer advances and their corresponding performance obligations are satisfied within 12 months of the date of receipt of advanced payment. While Rewards Credits are generally redeemed by customers over a four-year period from when they were earned, of the total Reward Credits expected to be redeemed, approximately 90% are redeemed within one year and approximately 10% are redeemed beyond one year.
Note 13 — Multi-employer Pension Plans
Contributions are made to a number of multi-employer defined benefit pension plans under the terms of collective-bargaining agreements that cover our union-represented employees. The risks of participating in these multi-employer plans are different from a single-employer plan in the following respects:

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i.	Assets contributed to the multi-employer plan by one employer may be used to provide benefits to employees of other participating employers.

ii.	If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers.

iii.
If the Company chooses to stop participating in some of its multi-employer plans, the Company may be required to pay those plans an amount based on the underfunding of the plan, referred to as a “withdrawal liability.”

Multi-employer Pension Plan Participation

		Pension Protection Act Zone Status (1)		FIP/RP Status (3)	Contributions (2) (In millions)			Surcharge Imposed	Expiration Date of Collective-Bargaining Agreement (4)
Pension Fund	EIN/Pension Plan Number	2019	2018		2019	2018	2017
Southern Nevada Culinary and Bartenders Pension Plan (5)	88-6016617/001	Green	Green	No	$18	$17	$17	No	May 31, 2023
Legacy Plan of the National Retirement Fund (6)(8)	13-6130178/001	N/A	N/A	N/A	—	—	7	N/A	N/A
Adjustable plan of the National Retirement Fund (7)	13-6130178/002	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Legacy Plan of the UNITE HERE Retirement Fund (5)(8)	82-0994119/001	Red	Red	Yes	8	7	—	No	February 29, 2020
Adjustable Plan of the UNITE HERE Retirement Fund (5)(9)	82-0994119/002	Green	Green	N/A	N/A	N/A	N/A	N/A	February 29, 2020
Central Pension Fund of the IUOE & Participating Employers (10)	36-6052390/001	Green	Green	No	5	5	5	No	March 31, 2021
Local 68 Engineers Union Pension Plan (5)(11)	51-0176618/001	Yellow	Yellow	Yes	1	—	1	No	April 30, 2020
NJ Carpenters Pension Fund	22-6174423/001	Yellow	Yellow	Yes	—	—	—	No	April 30, 2020
Painters IUPAT	52-6073909/001	Yellow	Yellow	Yes	1	1	1	No	Various up to June 30, 2021
Other Funds					4	5	3
Total Contributions					$37	$35	$34
____________________

(1)
Represents the Pension Protection Act zone status for applicable plan year beginning January 1, except where noted otherwise. The zone status is based on information that the Company received from the plan administrator and is certified by the plan’s actuary. Among other factors, plans in the red zone are generally less than 65% funded, plans in the yellow zone are between 65% and less than 80% funded, and plans in the green zone are at least 80% funded. All plans detailed in the table above utilized extended amortization provisions to calculate zone status.

(2)	See Note 15.

(3)	Indicates plans for which a financial improvement plan (“FIP”) or a rehabilitation plan (“RP”) is either pending or has been implemented.

(4)	The terms of the current agreement continue indefinitely until either party provides appropriate notice of intent to terminate the contract.

(5)
Employer provided more than 5% of the total contributions for the plan years ended 2018 and 2017. As of the date the financial statements were issued, Forms 5500 were not available for the 2019 plan year.

(6)
CEC contributed to the National Retirement Fund (“NRF”) under multiple collective bargaining agreements (“CBAs”). Effective January 1, 2015, the NRF split into two separate plans, the Legacy Plan of the NRF and the Adjustable Plan of the NRF.

(7)
CEC contributes a single contribution to the NRF, the Trustees of which allocate such contribution between the two plans. The contribution amount reflected to the Legacy Plan is the aggregate contribution made to the NRF before such allocation between the Legacy Plan and the Adjustable Plan.

(8)
Effective January 1, 2018, the NRF Fund spun-off a portion of the Fund and a number of contributing employers, including CEC, into a new multiemployer pension fund, the HEREIU Pension Fund. The HEREIU Pension Fund consists of two separate plans, the Legacy Plan of the HEREIU Pension Fund and the Adjustable Plan of the HEREIU Pension Fund. CEC no longer contributes to the NRF.

(9)
CEC makes a single contribution to the HEREIU Pension Fund, the Trustees of which allocate such contribution between the Legacy Plan and the Adjustable Plan. The contribution amount reflected to the Legacy Plan is the aggregate contribution made to the HEREIU Pension Fund before such allocation between the Legacy Plan and the Adjustable Plan.

(10)	Plan years begin February 1.

(11)	Plan years begin July 1.
Note 14 — Income Taxes
Effective December 22, 2017, upon CRC electing to be treated as a corporation for federal and state income tax purposes, CRC

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

is included in the consolidated federal and Indiana tax returns of Caesars, but files a separate Louisiana tax return. Prior to December 31, 2018, CRC filed a separate New Jersey tax return. Starting in 2019, CRC is included in the consolidated New Jersey tax return of Caesars. Prior to December 20, 2017, Caesars Growth Properties Holdings, LLC (“CGPH”) was included in the federal and state tax return filings for Caesars Growth Partners, LLC (“CGP”) which filed separate federal and state tax returns as a partnership. From December 20 through December 22, 2017, CGPH was included in the consolidated federal tax return for Caesars and the separate New Jersey and Louisiana tax returns for CGP which elected to be treated as a corporation effective December 20, 2017. Prior to December 22, 2017, Caesars Entertainment Resort Properties, LLC (“CERP”) was included in the consolidated federal tax return for Caesars and the separate New Jersey tax return filing for CEC.
We record income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the expected future tax consequences of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and as attributable to operating loss and tax credit carryforwards. We reduce the carrying amounts of deferred tax assets by a valuation allowance if, based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed periodically based on the “more likely than not” realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, our experience with operating loss and tax credit carryforwards not expiring unused, and tax planning alternatives.
On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act makes broad and complex changes to the U.S. tax code that affected our year ended December 31, 2017, including, but not limited to, reducing the U.S. federal corporate tax rate and bonus depreciation that will allow for full expensing of qualified property.
The Securities Exchange Commission staff issued Staff Accounting Bulletin No. 118 (“SAB 118”), which provides guidance for the accounting of the effects of the Tax Act. SAB 118 provides a measurement period that should not be extended past a year from the enactment date for companies to complete the accounting of the Tax Act under ASC Topic 740, Income Taxes (“ASC 740”). Companies that do not complete the accounting under ASC 740 for the tax effects of the Tax Act, must record a provisional estimate of the tax effects of the Tax Act. If a provisional estimate cannot be determined, a company should continue to apply ASC 740 based on the tax laws in effect immediately before the enactment of the Tax Act.
As of December 31, 2018 the Company completed the accounting for the tax effects of the Tax Act. During the year ended December 31, 2017, the Company made a reasonable estimate of the effects on the existing deferred tax balances and accrued a provisional income tax benefit of approximately $218 million, which was recorded in the period ended December 31, 2017. The Company revised its estimate of the effects on the existing deferred tax balances as of December 31, 2017, and accrued an additional provisional income tax benefit of $33 million. The total amount of the revised estimated income tax benefit is (i) $209 million related to the net deferred tax benefit of the corporate rate reduction and (ii) $42 million related to the net deferred tax benefit of state deferred tax assets, which are now realizable due to the changing rules related to interest expense disallowance for those states which conform to the Tax Act.
The financial statements and tax footnotes were prepared under the pooling of interest to combine the historical operations of CERP and CGPH. Prior to the merger of CGPH and CERP forming CRC in 2017, CGPH was a disregarded entity owned by a partnership which was taxed as a flow-through entity under U.S. tax laws. As such, no taxes were accrued for its activities and income/losses would be distributed to its shareholders.
The effect on the income tax provision and deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. We have provided a valuation allowance on certain state deferred tax assets which were not deemed realizable based upon estimates of future taxable income.
We report unrecognized tax benefits within Deferred credits and other liabilities on our Balance Sheets, separate from related income tax payable, which is also reported within Accrued expenses and other current liabilities or Deferred income taxes. Reserve amounts relate to any potential income tax liabilities resulting from uncertain tax positions, as well as potential interest or penalties associated with those liabilities.
Effective January 1, 2018, we adopted ASU 2016-16, Income Taxes (Topic 740), which provides amended guidance regarding intra-entity transfers of assets other than inventory and requires the recognition of any related income tax consequences when such transfers occur.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In January 2019, we adopted ASU 2018-02 Income Statement—Reporting Comprehensive Income (Topic 220), which allows for a reclassification from accumulated other comprehensive income to retained earnings effectively eliminating the stranded tax effects resulting from the Tax Act. The adoption of this standard had no effect on our financial statements.
We are under regular and recurring audit by the Internal Revenue Service (“IRS”) and various state taxing authorities on open tax positions, and it is possible that the amount of the liability for unrecognized tax benefits could change during the next 12 months.
Components of Income/(Loss) Before Income Taxes

	Years Ended December 31,
(In millions)	2019	2018	2017
Income/(loss) before income taxes	$(77)	$359	$(244)

Income Tax Benefit/(Provision)

	Years Ended December 31,
(In millions)	2019	2018	2017
Current:
Federal	$(94)	$(97)	$(397)
State	—	(1)	(7)
	(94)	(98)	(404)
Deferred	93	28	674
Income tax benefit/(provision)	$(1)	$(70)	$270

Allocation of Income Tax Benefit/(Provision)

	Years Ended December 31,
(In millions)	2019	2018	2017
Income tax benefit/(provision) applicable to:
Income/(loss) before income taxes	$(1)	$(70)	$270
Other comprehensive income	11	3	—

Effective Income Tax Rate Reconciliation

	Years Ended December 31,
	2019	2018	2017
Statutory tax rate	21.0%	21.0%	35.0%
Increases/(decreases) in tax resulting from:
State taxes, net of federal tax benefit	(5.3)	6.7	9.2
Nondeductible expenses	(15.2)	1.6	(0.4)
Federal tax credits	5.5	(1.2)	0.6
Change in valuation allowance	—	—	3.0
Reserve for uncertain tax positions	(7.0)	—	(2.1)
Change in federal tax law	—	(9.1)	87.2
Change in tax status	—	—	(13.9)
Nontaxable LLC income/loss	—	—	(10.0)
Nondeductible acquisition costs	—	0.5	—
Other	(0.3)	—	2.0
Effective tax rate	(1.3)%	19.5%	110.6%

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Temporary Differences Resulting in Deferred Tax Assets and Liabilities

	As of December 31,
(In millions)	2019	2018
Deferred tax assets:
Compensation programs	$15	$17
Accrued expenses	12	11
Allowance for doubtful accounts	8	7
Casino Reinvestment Development Authority investment obligation	2	2
VICI call right	43	42
Disallowed interest expense	6	4
Debt related items	14	3
Other	7	1
Subtotal	107	87
Less: valuation allowance	(31)	(13)
Total deferred tax assets	76	74
Deferred tax liabilities:
Depreciation and other property related items	335	450
Intangible assets	250	240
Prepaid expenses	11	7
Total deferred tax liabilities	596	697
Net deferred tax liability	$520	$623

Reconciliation of Unrecognized Tax Benefits

	Years Ended December 31,
(In millions)	2019	2018	2017
Balance as of beginning of year	$14	$9	$3
Additions for tax positions in current year	32	—	6
Additions for tax positions of prior years	21	5	—
Balance as of year end	$67	$14	$9

We accrue interest and penalties related to unrecognized tax benefits in income tax expense. As of December 31, 2019, the accrual required for interest and penalties was $2 million. As of December 31, 2018, and 2017, the accrual required for interest and penalties was less than $1 million. As of December 31, 2019, 2018, and 2017, there were $17 million, $12 million, and $7 million, respectively, of unrecognized tax positions that would impact the effective tax rate.
We believe that it is reasonably possible that the total amount of unrecognized tax benefits as of December 31, 2019 will not materially change within the next 12 months. Audit outcomes and the timing of audit settlements are subject to significant uncertainty. Although we believe that an adequate provision has been made for such issues, there is the possibility that the ultimate resolution of such issues could have an adverse effect on our earnings. Conversely, if these issues are resolved favorably in the future, the related provision would be reduced, thus having a favorable impact on earnings.
CRC is included in the CEC consolidated U.S., Indiana, and New Jersey tax return filings and files a separate state tax return in Louisiana . We have allocated U.S. taxes based upon the separate return method for CRC financial reporting purposes. Historically, we have treated U.S. taxes paid or refunds received by CEC for CRC as equity contributions or distributions. Although there is no formal tax sharing agreement in place between the CRC entities and CEC for U.S. income tax purposes, CRC may make payments to CEC or its subsidiaries for U.S. or state taxes that would have been paid if CRC was a standalone taxpayer. The tax years of 2015 through 2019 remain open for examination for U.S. and state income tax purposes.
Note 15 — Related Party Transactions
We may engage in transactions with other companies, owned or controlled by affiliates of our significant owners, in the normal course of business. We believe such transactions are conducted at fair value and are immaterial to our financial statements. Significant transactions with related parties are described in the table below.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Summary of Related Party Transactions

	Years Ended December 31,
(In millions)	2019	2018	2017
CEOC LLC Shared Services Agreement
Service provider fee	$9	$3	$3
Management fees to related parties	42	40	38
Transactions with CEC and other affiliates
Employee benefits and incentive awards	48	39	20
Transactions with Sponsors and their affiliates
Expenses paid to Sponsors’ portfolio companies	—	—	2
Other related party transactions
Lease revenue received	5	24	40
Lease payments	—	1	2
World Series of Poker agreements	2	2	2

Caesars Enterprise Services, LLC
CES provides certain corporate, administrative and management services to its members, and the costs of these services are allocated among the members with 61% allocated to CEOC, LLC (“CEOC LLC”) and 39% allocated to CRC. CES serves as an agent on behalf of the members at a cost-basis. Members reimburse CES for the services it performs and the costs it incurs. CRC consolidates CES as of December 22, 2017 and CES is no longer treated as a related party going forward.
CEOC LLC Shared Services Agreement
Pursuant to a shared services agreement, CEOC LLC provided Caesars Entertainment with certain corporate and administrative services, and the costs of these services were allocated among all of Caesars Entertainment’s operating subsidiaries (including the Company). Many of these corporate and administrative services are now provided by CES.
Service Provider Fee
Under the shared services agreements, CRC pays for certain indirect corporate support costs. CEOC LLC is authorized to charge CRC for an amount equal to 39.5% of unallocated corporate support costs.
Management Fees to Related Parties
Prepaid management fees to related parties represent (i) our 50% interest in the management fee revenues of PHW Manager, LLC, recognized as a long-term prepaid asset of $70 million amortized over 35 years starting in October 2013, and (ii) our 50% interest in the management fee revenues of the Harrah’s New Orleans Management Company, The Quad Manager, LLC, Bally’s Las Vegas Manager, LLC and Cromwell Manager, LLC, recognized as a long-term prepaid asset of $138 million amortized over 15 years starting in May 2014. The amortization periods represent the terms of the related management contracts. As of both December 31, 2019 and 2018, the payable balance related to these fees and recorded in Payables to related parties on the Balance Sheets was $2 million for each period.
Transactions with CEC and Other Affiliates
Employee Benefit Plans
CEC maintains a defined contribution savings and retirement plan in which employees of CRC may participate. The plan provides for, among other things, pre-tax, Roth, and after-tax contributions by employees. The plan also provides for employer matching contributions. Under the plan, participating employees may elect to contribute a percentage of their eligible earnings (subject to certain IRS and plan limits). In addition, employees subject to certain collective bargaining agreements receive benefits through the multi-employer retirement plans sponsored by the organization in which they are a member. The expenses related to contributions for a participant in the CEC plan or a multi-employer plan are allocated to the properties at which the participant is employed.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Equity Incentive Awards
CEC maintains an equity incentive award plan under which CEC issues various types of equity awards to CRC employees. Although awards under the plan result in the issuance of shares of CEC common stock, because CRC is a consolidated subsidiary of CEC, the amounts are included in CRC stock-based compensation expense as a component of total compensation for CRC employees.
Transactions with Sponsors and their Affiliates
The members of Hamlet Holdings LLC were comprised of individuals affiliated with Apollo Global Management, LLC and affiliates of TPG Capital LP (collectively, the “Sponsors”) and were significant shareholders. On the Effective Date, CEC entered into a “Termination Agreement” with the Sponsors and their affiliates, pursuant to which certain agreements terminated. Due to reductions in ownership percentage of CEC starting on the Effective Date, we are no longer controlled or significantly influenced by the Sponsors. Amounts paid prior to the Effective Date to the Sponsors’ portfolio companies with which we engage in transactions are included in the table above. We believe such transactions were conducted at fair value.
Other Related Party Transactions
Bally’s Las Vegas—JGB Vegas Retail Lease Agreement
Bally’s Las Vegas leases land to JGB Vegas Retail Lessee, LLC (“JGB Lessee”) under a ground lease that includes annual base rent payments with annual escalations as well as an annual percentage of revenue payable should JGB Lessee revenues exceed a breakpoint as defined in the lease agreement, which is paid on a monthly basis. Rental payments began in February 2015. GB Investor, LLC, a wholly owned subsidiary of Caesars Entertainment, has an approximate 10% ownership interest in JGB Lessee. Revenues from the ground lease are currently being recognized straight-line over the term of the lease starting in December 2013 upon transfer of rights to the property through February 2035.
Octavius Tower Lease Agreement
Under the prior Octavius Tower lease arrangement, VICI leased the Octavius Tower from us, and CEOC LLC and its applicable subsidiaries then sub-leased the Octavius Tower from VICI pursuant to the long-term lease agreement with VICI relating to Caesars Palace. On July 11, 2018, we sold the real estate assets of the Octavius Tower to VICI. CEOC LLC and its applicable subsidiaries continue to lease the Octavius Tower under the current terms of the long-term lease agreement with VICI relating to Caesars Palace.
LINQ Access and Parking Easement Agreement
Under the LINQ Access and Parking Easement agreement, subsidiaries of CEOC LLC granted easements to us and certain of our subsidiaries to use the parking lot behind The LINQ Promenade and The LINQ Hotel & Casino. The parking lot was sold to VICI upon CEOC’s emergence from bankruptcy but was partially repurchased by us as part of the purchase of approximately 18 acres of land adjacent to the Harrah’s Las Vegas property with the other portion still owned by VICI with the easements to us running with the land. We pay approximately $1 million annually for the easements to CEOC LLC for the remaining portion owned by VICI.
World Series of Poker Agreements
Pursuant to multiple agreements with Caesars Interactive Entertainment, LLC (“CIE”), a wholly owned subsidiary of Caesars Entertainment, we are allowed to host various World Series of Poker events in Las Vegas and Atlantic City, including the annual Main Event at Rio All-Suite Hotel & Casino. CRC pays CIE $2 million per year for the right to host World Series of Poker tournaments in Las Vegas and pays to host certain World Series of Poker circuit events in Atlantic City.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Caesars Rewards Loyalty Program
Caesars’ customer loyalty program, Caesars Rewards, grants Reward Credits to Caesars Rewards Members based on on-property spending, including gaming, hotel, dining, and retail shopping at participating properties. Members may redeem Reward Credits for complimentary or discounted goods and services such as rooms, food and beverages, merchandise, free play, entertainment, and travel accommodations. Members are able to accumulate Reward Credits over time that they may redeem at their discretion under the terms of the program. A member’s Reward Credit balance is forfeited if the member does not earn at least one Reward Credit during a continuous six-month period.
The total estimated liability related to Reward Credits accumulated by customers is accrued by CES. The liability is reduced as Reward Credits are redeemed by customers, and the related revenue is recognized at the property at which the Reward Credits are redeemed. These amounts related to other CEC properties are included in Due from affiliates, net on the Balance Sheets.
Centralized Transactions
In addition, the Company participates with other Caesars Entertainment subsidiaries in marketing, purchasing, insurance, employee benefit and other programs that are defined, negotiated and managed by Caesars Entertainment on an enterprise-wide basis. The Company believes that participating in these consolidated programs is beneficial in comparison to the cost and terms for similar programs that it could negotiate on a standalone basis.
Due from/to Affiliates
Amounts due from or to affiliates for each counterparty represent the net receivable or payable as of the end of the reporting period primarily resulting from the transactions described above and are settled on a net basis by each counterparty in accordance with the legal and contractual restrictions governing transactions by and among CRC’s affiliated entities. Due from affiliates, net was $68 million and $138 million, respectively, and Due to affiliates, net was $110 million and $4 million, respectively, as of December 31, 2019 and 2018.
CEC Promissory Note
CES has an intercompany loan with CEC for a $15 million promissory note that CEC paid to the Buena Vista Gaming Authority on behalf of CES. As of December 31, 2019, the intercompany loan is included in Long-term debt to related party on the Balance Sheets.

ITEM 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
None.

ITEM 9A.	Controls and Procedures
Item 9A, “Controls and Procedures,” has been omitted from this report pursuant to Section 4.02 of the CRC Indenture.

ITEM 9B.	Other Information
None.

PART III

The following have been omitted from this report:

•	ITEM 10, “Directors, Executive Officers and Corporate Governance;”

•	ITEM 11, “Executive Compensation;”

•	ITEM 12, “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters;” and

•	ITEM 13, “Certain Relationships and Related Transactions, and Director Independence.”

ITEM 14.	Principal Accounting Fees and Services
CRC’s principal accounting fees and services will be included as part of CEC’s principal accounting fees and services under the caption “Audit-Related Matters” in CEC’s definitive Proxy Statement for its 2020 Annual Meeting of Stockholders; provided that if the Proxy Statement is not filed on or before April 29, 2020, such information will be included in an amendment to CEC’s Form 10‑K filed on or before such date.

PART IV

ITEM 15.	Exhibits, Financial Statement Schedules

(a)	1. Financial statements of the Company (including related notes to consolidated financial statements) included as part of this report are listed below (see Item 8):
Independent Auditors’ Report.
Consolidated Balance Sheets as of December 31, 2019 and 2018.
Consolidated Statements of Operations and Comprehensive Income/(Loss) for the Years Ended December 31, 2019, 2018 and 2017.
Consolidated Statements of Member’s Equity for the Years Ended December 31, 2019, 2018 and 2017.
Consolidated Statements of Cash Flows for the Years Ended December 31, 2019, 2018 and 2017.
2.    Financial statement schedules of the Company as follows:
Schedules I through V have been omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes to the financial statements.
3.    Exhibits

			Incorporated by Reference
Exhibit Number	Exhibit Description	+Included Herewith	Form	Period Ending	Exhibit	Filing Date

2.1	Amended and Restated Agreement and Plan of Merger, dated as of July 9, 2016, between Caesars Acquisition Company and Caesars Entertainment Corporation.	—	*8-K	—	2.1	7/11/2016

2.2	First Amendment to Amended and Restated Agreement and Plan of Merger, dated as of February 20, 2017, by and between Caesars Entertainment Corporation and Caesars Acquisition Company.	—	*8-K	—	2.1	2/21/2017

2.3	Agreement and Plan of Merger, dated as of December 21, 2017, by and between Caesars Growth Properties Holdings, LLC and Caesars Entertainment Resort Properties, LLC.	—	*8-K	—	99.2	3/15/2018

2.4	Purchase and Sale Agreement, dated July 11, 2018, by and between Caesars Octavius, LLC and Octavius Propco LLC.	—	*8-K	—	2.1	7/12/2018

2.5	Purchase and Sale Agreement, dated July 11, 2018, by and between Chester Downs and Marina, LLC and Philadelphia Propco LLC.	—	*8-K	—	2.2	7/12/2018

3.1	Amended and Restated Certificate of Formation of Caesars Growth Properties Holdings, LLC, dated May 5, 2014.	—	**10-Q	6/30/2015	3.1	8/6/2015

3.2	Certificate of Merger, dated as of December 22, 2017, of Caesars Entertainment Resort Properties, LLC with and into Caesars Growth Properties Holdings, LLC.	—	*8-K	—	99.3	3/15/2018

3.3	Amended and Restated Operating Agreement of Caesars Resort Collection, LLC (formerly known as Caesars Growth Properties Holdings, LLC), dated December 22, 2017.	—	*8-K	—	99.4	3/15/2018

4.1	Indenture, dated October 16, 2017, by and among CRC Escrow Issuer, LLC, CRC Finco, Inc. and Deutsche Bank Trust Company Americas, as trustee.	—	*8-K	—	4.1	10/16/2017

			Incorporated by Reference
Exhibit Number	Exhibit Description	+Included Herewith	Form	Period Ending	Exhibit	Filing Date

4.2	Supplemental Indenture, dated December 22, 2017, by and among Caesars Resort Collection, LLC, the subsidiary guarantors party thereto, CRC Finco, Inc. and Deutsche Bank Trust Company Americas, as trustee.	—	*8-K	—	4.1	12/22/2017

10.1	Credit Agreement, dated as of December 22, 2017, by and among Caesars Resort Collection, LLC, the other borrowers from time to time party thereto, the lenders party thereto, and Credit Suisse, AG, Cayman Islands Branch, as administrative agent.	—	*8-K	—	10.1	12/22/2017

10.2	Escrow Agreement, dated October 16, 2017, by and among CRC Escrow Issuer, LLC, CRC Finco, Inc., Deutsche Bank Trust Company Americas, as escrow agent and Deutsche Bank Trust Company Americas, as trustee.	—	*8-K	—	10.1	10/16/2017

10.3	Third Amended and Restated Shared Services Agreement, dated as of October 11, 2013, by and among Caesars Entertainment Operating Company, Inc., Caesars Entertainment Resort Properties, LLC, the Casino Resort Borrowers, Caesars Linq, LLC and Caesars Octavius, LLC.	—	***S-4	—	10.6	10/16/2014

10.4	Amended and Restated Limited Liability Company Agreement of Caesars Enterprise Services, LLC.	—	*8-K	—	99.1	5/21/2014

†10.5	Purchase and Sale Agreement by and between Vegas Development LLC, a Delaware limited liability company and Eastside Convention Center, LLC, a Delaware limited liability company as Buyer, effective date November 29, 2017.	—	*10-K	12/31/2017	10.43	3/8/2018

†10.6	Amended and Restated Lease by and among Claudine Propco, LLC, a Delaware limited liability company, and Harrah’s Las Vegas, LLC, a Nevada limited liability company, dated December 22, 2017.	—	*10-K	12/31/2017	10.44	3/8/2018

†10.7	Put-Call Right Agreement dated as of December 22, 2017 by and among Claudine Propco, LLC, a Delaware limited liability company and Vegas Development Land Owner, LLC, a Delaware limited liability company and 3535 LV Newco, LLC, a Delaware limited liability company.	—	*10-K	12/31/2017	10.45	3/8/2018

†10.8	Purchase and Sale Agreement, by and between, Harrah’s Las Vegas, LLC, as Seller, and Claudine Property Owner, LLC, as Buyer, dated November 29, 2017.	—	*10-K	12/31/2017	10.48	3/8/2018

†10.9	Guaranty of Lease dated December 22, 2017, by and between Caesars Resort Collection, LLC and Claudine Propco LLC.	—	*10-K	12/31/2017	10.49	3/8/2018

10.10	Second Amended and Restated Omnibus License and Enterprise Services Agreement, dated as of October 6, 2017, among Caesars Entertainment Operating Company, Inc., Caesars Growth Properties Holdings, LLC, Caesars Entertainment Resort Properties LLC, Caesars License Company, LLC, Caesars World LLC and Caesars Enterprise Services, LLC.	—	*8-K	—	10.12	10/13/2017

10.11	Unit Purchase Agreement between the Persons Listed on Schedule 1, Clairvest GP Manageco, Inc., Centaur Holdings, LLC, and Caesars Entertainment Corporation, dated as of November 16, 2017.	—	*10-K	12/31/2017	10.42	3/8/2018

10.12	Amendment to Unit Purchase Agreement, dated May 8, 2018, among Caesars Entertainment Corporation and Clairvest GP Manageco, Inc.	—	*10-Q	6/30/2018	10.2	8/1/2018

			Incorporated by Reference
Exhibit Number	Exhibit Description	+Included Herewith	Form	Period Ending	Exhibit	Filing Date

†10.13	Second Amendment to Unit Purchase Agreement, dated July 15, 2018, among Caesars Entertainment Corporation, Clairvest GP Manageco, Inc., Centaur Holdings, LLC, and each of the Persons listed on Schedule 1 of the Unit Purchase Agreement, dated November 16, 2017.	—	*10-Q	6/30/2018	10.3	8/1/2018

10.14	Assignment Agreement, dated July 15, 2018, among Caesars Entertainment Corporation, Caesars Resort Collection, LLC, Clairvest GP Manageco, Inc. and Centaur Holdings, LLC.	—	*10-Q	6/30/2018	10.4	8/1/2018

10.15	First Amendment, dated December 26, 2018, to Amended and Restated Lease, dated December 22, 2017, by and between Claudine Propco, LLC and Harrah’s Las Vegas, LLC.	—	*8-K	—	10.4	12/26/2018

† *10.16	Purchase and Sale Agreement and Joint Escrow Instructions by and between Rio Properties, LLC and IC 3700 Flamingo Road Venture LLC, dated September 20, 2019.	__	10-Q	9/30/2019	10.1	11/5/2019

† *10.17	Form of Lease Agreement between IC 3700 Flamingo Road LLC and Rio Properties, LLC.	__	10-Q	9/30/2019	10.2	11/5/2019

† 10.18	Guaranty by Caesars Resort Collection, LLC for the benefit of IC 3700 Flamingo Road Venture LLC, dated September 20, 2019.	__	10-Q	9/30/2019	10.3	11/5/2019

14	Code of Business Conduct and Ethics, February 1, 2018.	X

99.1	Gaming Regulatory Overview of Caesars Entertainment Corporation.	X

†
Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Caesars Entertainment Corporation agreed to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule or exhibit upon request.

*	Filed by Caesars Entertainment Corporation
**	Filed by Caesars Growth Properties Holdings, LLC
***	Filed by Caesars Entertainment Resort Properties, LLC
+
This Annual Report and the Exhibits marked as “Included Herewith” are being furnished with the Securities and Exchange Commission on a Form 8-K of Caesars Entertainment Corporation dated February 25, 2020.

ITEM 16.	Form 10-K Summary
Not applicable.